AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 2006

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMALL WORLD KIDS, INC.
(Exact name of Registrant as Specified in its charter)

NEVADA	3944	86-0678911
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

5711 Buckingham Parkway
Culver City, California 90230
(310) 645-9680
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

DEBRA FINE
President and Chief Executive Officer
5711 Buckingham Parkway
Culver City, California 90230
(310) 645-9680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DAVID FICKSMAN, ESQ.
TROY & GOULD, P.C.
1801 CENTURY PARK EAST. SUITE 1600
LOS ANGELES, CA. 90067
(310) 553-4441

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To	Offering Price	Aggregate	Amount Of
Securities To Be Registered	Be Registered	Per Unit(1)	Offering Price	Registration Fee
Common Stock, $.001 par value	19,825,255	$1.35	$26,785,694	$2,866

(1)             Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the closing bid and asked prices for the common stock as reported on the OTC Bulletin Board on June 13, 2006.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

SMALL WORLD KIDS, INC.

19,825,255 Shares of Common Stock, $.001 Par Value

This prospectus relates to the offer of up to 19,841,255 shares of our common stock by the selling stockholders including 5,247,875 of shares of restricted common stock, 562,500 shares of common stock issuable upon conversion of a convertible note, 10,130,885 shares issuable upon conversion of the Company’s Class A-1 Convertible Preferred Stock and 3,899,995 shares issuable upon the exercise of common stock purchase warrants. The shares may be sold at fixed prices, prevailing market prices at the time of sale, or varying prices determined at the time of sale or at negotiated prices. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.

Our common stock is quoted on the Over-The-Counter Bulletin Board or OTCBB under the symbol “SMWK”. The last reported closing bid price for our common stock on June 13, 2006 was $1.35 per share.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is June 15, 2006.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary
Forward Looking Statements
Risk Factors
Use of Proceeds
Market For Common Equity and Related Stockholder Matters
Dividend Policy
Capitalization
Selected Historical Financial Information
Recent Developments
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business
Legal Proceedings
Management
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Party Transactions
Description of Securities
Shares Eligible for Future Sale
Principal and Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find Additional Information
Index to Historical Financial Statements

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Company Overview

We were organized on July 28, 2001 under the name SavOn Team Sports, Inc. in the State of Utah to sell sporting goods over the Internet. On May 20, 2004, we acquired Fine Ventures, LLC, a Nevada limited liability company, and Small World Toys, a California corporation. As a result of these acquisitions, we had a change of our management, our controlling shareholders, our financial position and our business plan. We are now a holding company and have no significant business operations or assets other than our interest in Small World Toys. Since the acquisition of Small World Toys, we have been engaged in the development, manufacturing, marketing and distribution of educational and developmental toys. To more accurately reflect our operations after the acquisition, we changed our name from SavOn Team Sports, Inc. to Small World Kids, Inc. We also changed our place of incorporation from Utah to Nevada.

Small World Toys has been distributing toys for over 40 years. Our Small World Toys’ proprietary product lines features toys for children ages zero to ten with a focus on promoting early learning, education, discovery and imagination. Small World Toys develops, manufactures, markets and distributes toys to promote healthy minds and bodies in infant, pre-school, early learning, imaginative play and active play categories. We distribute products in specialty, mass, chain, education, catalog, online and international channels through sales representative firms as well as in-house sales executives. Proprietary brands include IQ Baby®, Ryan’s Room®, Gertie Ball®, Small World Living™, Puzzibilities®, All About Baby®, Neurosmith® and Imagiix™. We also exclusively distribute product for several brands such as TOLO® to the toy market in the United States through our “SW Express” distribution arm. Small World Toys has licenses for certain of the works of Eric Carle, including “The Very Hungry Caterpillar,” “Clifford the Big Red Dog” from Scholastic Entertainment for our Gertie Ball line of products, the works of Karen Katz, including “Where is my Belly Button,” and the characters from the works of Dr. Seuss.

We are registering shares of Common Stock and shares of common stock underlying common stock purchase warrants, convertible preferred stock and a convertible note in connection with the following transactions:

Laurus

In connection with the security agreement (“Security Agreement”) entered into with Laurus Master Fund, Ltd. (“Laurus”) on February 28, 2006, we issued a warrant to purchase 1,036,000 shares of common stock with a $0.001 per share exercise price. Pursuant to the Security Agreement, we issued an asset-based Secured Non-Convertible Revolving Note (the “Revolving Note”). The term of the Revolving Note is two years and provides that we may borrow up to $16,500,000 subject to certain conditions.  Also, we issued a $2.0 million, two year Secured Non-Convertible Term Note (the “Term Note”).

Bushido Capital Master Fund LP and Gamma Opportunity Capital Partners LP

On September 30, 2005 we issued $1,500,000 in principal amount of 10% Convertible Debentures (the “Debentures”) to several investors (collectively, the “Institutional Investors”) that have been converted into 1,363,636 shares of Class A-1 Convertible Preferred Stock (the “Class A-1 Preferred Stock”) on June 9, 2006 (see Recent Developments). On May 31, 2006, we negotiated a cap to the penalty for the late filing to equal $15,000 and $25,000 in accrued interest converted into 36,364 shares of Class A-1 Convertible Preferred. In connection with the initial issuance of the Debentures, we issued five-year warrants to purchase up to 281,250 shares of common stock (the “Institutional Warrants”). Of the Warrants, 93,750 have an exercise price of $7.50 per share (as adjusted for the ten for one reverse stock split on October 14, 2005) and 187,500 have an exercise price of $6.00 per share. Due to the anti-dilution provision in the warrant agreement and the sale of $2.5 million of Class A-1 Convertible Preferred shares on June 9, 2006 at $1.10 per share, 1,380,688 additional Warrants have been issued and all the Warrants’ exercise price changed to $1.10 per share.  We agreed that we would file a registration statement covering the resale of one hundred and thirty percent (130%) of the shares of common stock issuable upon exercise of the warrants.  Based upon the foregoing, we are registering 2,160,521 shares issuable upon exercise of the Institutional Warrants and 1,400,000 shares issuable upon conversion of the Class A-1 Preferred Stock issued to the Institutional Investors.

Class A-1 Convertible Preferred Stock

We are registering 2,459,091 shares of common stock on behalf of the Class A-1 Preferred Stock (the “Preferred Shares”) that are issuable upon the conversion of 2,459,091 Preferred shares. The Company received approximately $2.5 million from the private placement of the Preferred Shares on June 9, 2006 at $1.10 per share and binding commitments for an additional $.2 million which the Company expects to close within thirty days. As a condition of this sale, the holders of an aggregate of $3 million principal amount of debt converted the debt as follows: (i) the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union were converted to 909,091 shares of Class A-1 Preferred Stock; (ii) $1.5 million in principal amount of 10% Convertible Debentures (the “Debentures”) along with accrued interest and penalties were converted to 1,400,000 shares of Class A-1 Preferred Stock; and (iii) the 10% Note Due 2006 - Related Party in principal amount of $500,000 in notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing was converted to 454,545 shares of Class A-1 Preferred Stock. Additionally, the holder of the Series A Convertible Preferred Stock we issued on August 11, 2005 when we converted a $5,000,000 Bridge Note converted such stock, along with all accrued but unpaid dividends into 4,908,157 shares of Class A-1 Preferred Stock. We are registering the 7,671,793 shares of common stock underlying these Preferred Shares.

Cambria Capital

We are registering 37,500 shares issuable upon exercise of the five-year warrants that we issued to Cambria Capital in connection with the $1,500,000 Debentures that we sold in a private placement on September 30, 2005. These warrants have an exercise price of $4.00 per share.

St. Cloud Capital Partners

We are registering 762,500 shares of common stock on behalf of St. Cloud Capital Partners L.P. (“St. Cloud”). Of these shares, 81,250 are common shares, 562,500 shares are issuable upon the conversion of the 10% $2,250,000 Convertible Note due on September 15, 2011 and 118,750 shares of common stock issuable upon exercise of the warrants issued to St. Cloud in connection with the financing provided by St. Cloud. The Note is convertible into shares of common stock at $4.00 per share (subject to adjustment) or, as to up to 50% of the face value of the Note, into securities we issue in a financing with gross proceeds of at least $12,500,000.  Of the 118,750 underlying the warrants; 43,750 have an exercise price of $4.00 per share, 50,000 have an exercise price of $6.00 per share and 25,000 have an exercise price of $7.50 per share. The shares offered by St. Cloud are subject to a lock up agreement and St. Cloud may not directly or indirectly, without our prior written consent, be sold or disposed of at any time during the three-month period following the effective date of this prospectus.

Strome Hedgecap Ltd.

We are registering 134,400 shares issuable upon the exercise of warrants issued to Strome Hedgecap Ltd. on September 17, 2004 in connection with the issuance of a $1,200,000 promissory note. The warrants have an exercise price of $5.00.

Private Placement Investors

We are registering an aggregate of 8,750 shares of the Company’s Common Stock issuable upon exercise of warrants that were issued to purchasers of an aggregate of $500,000 in principal amount of notes by various investors, which included Russell Fine and Debra Fine (our President and Chief Executive Officer), as trustees of the Fine Family Trust, who advanced $175,000. The Warrants are exercisable at an exercise price per share equal to the lowest of (a) $4.00 per share, or (b) the per share price (or conversion price if a derivative security) of securities issued in our next financing with gross proceeds of at least $5,000,000. These shares are subject to a lock-up agreement and may not directly or indirectly, without our prior written consent, be disposed of at any time during the six-month period following the effective date of this prospectus.

Initial Investors

We are registering 5,084,375 shares of common stock that were issued as consideration for the acquisition of Fine Ventures, LLC on May 20, 2004. The shares were issued to Russell Fine and Debra Fine, as trustees of the Fine Family Trust, SWT Investments LLC, a California limited liability company, Phoenix Capital Opportunity Fund, LP, a Florida limited partnership, David Marshall, Inc., a California corporation and David L. Ficksman and Maxine B. Ficksman, as trustees of the Ficksman Family Trust (in aggregate the “Initial Investors”). These shares are subject to a lock up agreement and may not directly or indirectly, without our prior written consent be disposed of at any time during the six-month period following the effective date of this prospectus.

Imagiix Purchase

We are registering 50,000 shares of common stock that were issued as consideration for the acquisition of the assets of Imagiix LP on June 24, 2005. The shares were issued to Jon Larrick as the owner of Imagiix LP.

C.E.Unterberg, Towbin

We are registering 100,000 shares issuable upon the exercise of warrants issued to C.E. Unterberg, Towbin on June 9, 2006 in consideration of services rendered in connection with the sale of the Class A-1 Preferred Stock on June 9, 2006. The warrants have an exercise price of $2.00.

The Offering

Securities Offered by Selling Stockholders	Up to 19,841,255 shares of our common stock.

Use of Proceeds

We will not receive any proceeds from the sale of shares by the selling stockholders in this offering, however we will receive proceeds from the exercise of certain of the warrants which do not have a cashless exercise option, which we will use as working capital.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTCBB Symbol	“SMWK.OB”

Executive Offices

Our executive offices are located at 5711 Buckingham Parkway, Culver City, CA 90230. Our telephone number is (310) 645-9680 and our website is www.smallworldtoys.com. The information on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general policies, competition from other similar businesses, and market and general economic factors. This discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we project. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy, and liquidity. All subsequent forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus, which would cause actual results to differ before making an investment decision. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results.

RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of common stock could decline due to any of the following risks, and you might lose all or part of your investment.

We have limited cash available for operations. We may not have sufficient liquidity to continue to meet our debt obligations.

As of March 31, 2006, we had approximately $922,000 of unrestricted cash and availability on our line of credit.

Cash has historically been generated from operations. Operations and liquidity needs are funded primarily through cash flows from operations, as well as utilizing, when needed, borrowings under the Company’s secured credit facilities and short term notes. Working capital needs generally reach peak levels from August through November of each year. To gain shelf space and address the seasonality of the toy industry, we offer early buy programs that are volume related with extended payment terms. Our historical revenue pattern is one in which the second half of the year is more significant to our overall business than the first half and, within the second half of the year, the fourth quarter is the most prominent. The trend of retailers over the past few years has been to make a higher percentage of their purchases of toy and game products within or close to the fourth quarter holiday consumer buying season, which includes Christmas. We expect that this trend will continue. As such, historically, the majority of cash collections for Small World Toys occur late in the fourth quarter as the extended payment terms become due from our early buy programs. As receivables are collected, the proceeds are used to repay borrowings under the Revolving Note issued to Laurus Master Fund.

We have incurred significant losses since our purchase of Small World Toys in May 2004. As of March 31, 2006, our accumulated deficit was $12.0 million. As of March 31, 2006, we had $4.7 million in principal payments due in 2006. On June 9, 2006, the Company received approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and commitments for an additional $.2 million which the Company hopes to close within thirty days, converted $3.0 million of debt due in 2006 and 2008 to Class A-1 Preferred Stock,  and  restructured $2.5 million of debt due in 2006 to $250,000 due within 12 months and the balance to begin principal amortization in October 2008. After June 9, 2006, we have approximately $960,000 principal payments due during the balance of 2006. We may not be able to generate sufficient cash flow from operations to meet our debt obligations. If we are unable to generate sufficient cash flow, we would be required to seek additional financing or restructure our debt obligations. There can be no assurance that we will be able to obtain additional financing or restructure our debt obligations or that, if we were to be successful in obtaining additional financing or restructure our debt obligations, it would be on favorable terms. Failure to obtain additional financing or restructuring our debt obligations may cause us to default on these debt obligations. In addition, under cross default provisions in the Laurus Security Agreement, defaults under our debt obligations may cause the acceleration of the repayment of the Revolving and Term Notes.

Our continued success in the toy industry will depend on our ability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines.

Our business and operating results depend largely upon the appeal of our products. Our continued success in the toy industry will depend on our ability to redesign, restyle and extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product lines. Several trends in recent years have presented challenges for the toy industry, including:

•      a slow economic recovery;

•                  the phenomenon of children outgrowing toys at younger ages, particularly in favor of interactive and high technology products;

•      increasing use of technology;

•      customers going out of business;

•      bad debts (uncollectible receivables);

•      rising costs of raw materials; and

•      higher consumer expectations for product quality, functionality and value.

We cannot assure you that:

•      our current products will continue to be popular with consumers;

•                  the product lines or products that we introduce will achieve any significant degree of market acceptance;

•      we will be able to expand into new channels; or

•                  the life cycles of our products will be sufficient to permit us to recover design, manufacturing,

marketing and other costs associated with those products.

The toy industry is highly competitive.

The toy industry is highly competitive. Some of our competitors have financial and strategic advantages over us, including:

•      greater financial resources;

•      larger sales, marketing and product development departments;

•      stronger name recognition;

•      longer operating histories; and

•      greater economies of scale.

In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to sell the products into retail and sell through to consumers through successful marketing. Many of our competitors offer similar products or alternatives to our products. We cannot assure you that we will be able to obtain adequate shelf space in retail stores to support our existing products or to expand our products and product lines or that we will be able to continue to compete effectively against current and future competitors.

The toy industry is subject to high rates of seasonality.

Our business and the toy industry in general experience the lowest sales rates in the first quarter and second quarters of the calendar year. In 2005 and 2004, approximately 60% of net sales were made in the third and fourth quarters. Seasonality factors may cause our operating results to fluctuate significantly from quarter to quarter. In addition, our results of operations may also fluctuate as a result of the timing of new product releases.

Our growth strategy depends in part upon our ability to acquire companies and new product lines.

Future acquisitions will succeed only if we can effectively assess characteristics of potential target companies and product lines, such as:

•      salability of products;

•      suitability of distribution channels;

•      management ability;

•      financial condition and results of operations; and

•      the degree to which acquired operations can be integrated with our operations.

We cannot assure you that we can identify strategic acquisition candidates or negotiate acceptable acquisition terms, and a failure to do so may adversely affect our results of operations and our ability to sustain growth. Our acquisition strategy involves a number of risks, each of which could adversely affect our results, including:

•      difficulties in integrating acquired businesses or product lines

•      assimilating new facilities and personnel

•      harmonizing diverse business strategies and methods of operation;

•      diversion of management attention from operation of the existing business;

•      loss of key personnel from acquired companies; and

•      failure of an acquired business to achieve targeted financial results.

A substantial reduction in or termination of orders from any of our largest customers could adversely affect our financial condition and results of operations.

Our three largest customers, TJX Companies, COSTCO and Ross Stores, Inc. collectively represented 27.3% and 21.7 % of 2005 and 2004 sales, respectively. No other customer represents greater than 5% of our sales in 2005 or 2004. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, changes in other terms of sale or for us to bear the risks and the cost of carrying inventory also could adversely affect our business, financial condition and results of operations. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us, it could have a material adverse affect on our business, financial condition and results of operations. In addition, the bankruptcy or financial difficulty of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

We depend on third-party manufacturers who develop, provide and use the tools and dies that we own to manufacture our products and we have limited control over the manufacturing processes.

All of our products are manufactured by third-party manufacturers and any difficulties encountered by these third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have long-term contracts with our third-party manufacturers and our operations would be impaired if we lost our current suppliers.

Our operation would be impaired if we lost our current suppliers or if our current suppliers’ operations or sea or air transportation with our overseas manufacturers were disrupted or terminated even for a relatively short period of time. During the fiscal year ended December 31, 2005, our top ten suppliers accounted for 65% of the total product purchases. The top two suppliers accounted for 11% and 9% of total purchases, respectively. Our tools and dies are located at the facilities of our third-party manufacturers. We are potentially subject to variations in the prices we pay third-party manufacturers for products, depending on what they pay for their raw materials since we do not have long-term contracts.

We have manufacturing operations outside of the United States, subjecting us to risks associated with international operations.

We utilize third-party manufacturers located principally in The People’s Republic of China, or the PRC and the Far East. Our third-party manufacturing operations are subject to the risks normally associated with international operations, including:

•      currency conversion risks and currency fluctuations;

•      political instability;

•      civil unrest and economic instability;

•                  complications in complying with laws in varying jurisdictions and changes in governmental policies;

•      rising cost of raw material;

•      rising energy prices;

•      blackouts due to energy shortages;

•      transportation delays, interruptions and strikes; and

•      the potential imposition of tariffs.

If we were prevented from obtaining our products due to medical, political, labor or other factors, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from the PRC.

Our products sold in the United States are subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Federal Hazardous Substances Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts.

These statutes are administered by the Consumer Product Safety Commission (“CPSC”), which has the authority to remove from the market products that are found to be defective and present a substantial hazard or risk of serious injury or death. The CPSC can require a manufacturer to recall, repair or replace these products under certain circumstances. Any such allegations or findings could result in:

•      product liability claims;

•      loss of sales;

•      diversion of resources;

•      damage to our reputation;

•      increased warranty costs; and

•      removal of our products from the market.

We could be the subject of future product liability suits, which could harm our business.

Products that have been or may be developed by us may expose us to potential liability from personal injury or property damage claims by the users of such products. There can be no assurance that a claim will not be brought against us in the future. While we currently maintain product liability insurance coverage in amounts we believe sufficient for our business risks, we may not be able to maintain such coverage or such coverage may not be adequate to cover all potential claims. Moreover, even if we maintain sufficient insurance coverage, any successful claim could significantly harm our business, financial condition and results of operations.

Other risks include:

•                  the ability to obtain external financing on terms acceptable to us in order to meet working capital needs;

•      the ability to generate sufficient available cash flow to service our outstanding debt;

•      restrictions that we are subject to under the credit agreement with Laurus;

•                  unforeseen circumstances, such as severe softness in or collapse of the retail environment that may result in a significant decline in revenues and operating results, thereby causing us to be in non-compliance with our debt covenants and thereby being unable to utilize borrowings under its revolving credit facility, a circumstance likely to occur when operating shortfalls would result in being in the greatest need of such supplementary borrowings;

•                  the risk that reported goodwill may become impaired, requiring us to take a charge against the Company’s income;

Because of the limited trading and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.

The trading price of our common stock is not necessarily an indicator of what the trading price of our common stock might be in the future.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•                  announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•      changes in market valuations of similar companies;

•      variations in our quarterly operating results;

•      inability to complete or integrate an acquisition;

•      additions or departures of key personnel; and

•      fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling stockholder of shares in this offering, however we will receive proceeds upon the exercise of certain of the outstanding warrants that do not have a cashless exercise option. Based on the closing price of our stock on June 13, 2006 of $1.35, the maximum proceeds to the Company from the exercise of all the warrants “in the money” that do not have a cashless exercise price are the 1,661,939 Bushido and Gamma warrants at $1.10 or $1,828,000. We will use the proceeds from the exercise of the warrants for working capital and other general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the “NASD”) under the symbol “SMWK.OB”. Our stock was not actively traded until May 20, 2004. The following table sets forth, for the periods indicated, the high and low bid prices for the period from May 20, 2004 through June 13, 2006. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year Ending December 31, 2006	Low	High

First Quarter ended March 31, 2006	$2.00	$3.20
Second Quarter to date as of June 13, 2006	$1.25	$2.00

Fiscal Year Ending December 31, 2005	Low	High

First Quarter ended March 31, 2005	$4.20	$7.00
Second Quarter ended June 30, 2005	$4.70	$5.50
Third Quarter ended September 30, 2005	$4.70	$5.20
Fourth Quarter ended December 31, 2005	$3.10	$6.00

Fiscal Year Ending December 31, 2004	Low	High

Second Quarter Ended June 30, 2004	$2.50	$7.50
Third Quarter ended September 30, 2004	$4.60	$6.50
Fourth Quarter ended December 31, 2004	$4.50	$7.00

Holders

As of June 12, 2006, we have 5,410,575 shares of our common stock outstanding. As of December 31, 2005, our shares of common stock are held by approximately 60 stockholders of record. This does not include an indeterminate number of beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

DIVIDEND POLICY

We have never paid cash dividends on our common stock.

On June 9, 2006, we issued Class A-1 Convertible Preferred Stock. The holders of the outstanding Class A-1 Preferred Stock will be entitled to receive, out of funds legally available therefore, cumulative dividends at the annual rate of 6% per annum payable quarterly in shares of the Company’s Class A-1 Preferred Stock at a per share price of $1.10

The 10% Convertible Preferred Stock that we issued in August 2005 converted into the Class A-1 Convertible Preferred in June 2006 along with all accrued but unpaid dividends. Through June 9, 2006, when we converted such stock to the Class A-1 Preferred Stock, we had not paid any dividends on the 10% Convertible Preferred in either cash or stock, but had accrued $399,000 in dividends which was converted into 362,703 Class A-1 shares.

In addition, in conjunction with the issuance of the 10% Convertible Preferred Stock in August 2005, a non-cash dividend of approximately $2.2 million was recorded at the time of issuance in relation to an in-the-money conversion feature that allows for the conversion at a price lower than fair market value on the day of issuance.

Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

CAPITALIZATION

The following table set forth as of March 31, 2006 our cash and cash equivalents and capitalization:

•                  on an actual basis; and

•                    as adjusted basis to give effect to the subsequent event of June 9, 2006 when the Company received approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and commitments for an additional $.2 million which the Company expects to close within thirty days, along with the following conversions and restructurings that were a condition of the sale of Class A-1 shares:

•                  the conversion of the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union into 909,091 shares of Class A-1 convertible preferred at $1.10 per share,

•                  the conversion of the $1.5 million in principal amount of 10% Convertible Debentures (the “Debentures”) along with accrued but unpaid interest and penalties into 1,400,000 shares of Class A-1 convertible preferred at $1.10 per share,

•                  the conversion of the 10% Note Due 2006 - Related Party in principal amount of $500,000 into 454,545 shares of Class A-1 convertible preferred at $1.10 per share,

•                  the conversion of the Series A Convertible Preferred Stock we issued on August 11, 2005 when we converted a $5,000,000 Bridge Note dated May 2004 held by SWT, LLC. along with accrued but unpaid dividends into 4,908,157 shares of Class A-1 Preferred Stock at $1.10 per share, and

•                  the Third Amendment to the Note Purchase Agreement (“Amendment”) dated as of May 31, 2006 with St. Cloud Capital Partners L.P. (“St. Cloud”) where the Company prepaid $50,000 of the existing note and issued to St. Cloud Note two new notes to replace the exiting note. The first note in the principal amount of $200,000 is for twelve months with monthly amortization payments at a 10% interest rate. The second note is for $2,250,000 with interest at 10% per annum, interest only payable on June 30, 2006 and September 15, 2006. Commencing September 16, 2006, payments will be interest only each month through September 15, 2008 and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011.

•                  Since the Company will not receive any proceeds from the sale by any selling stockholder of shares in this offering, there is no impact on the as adjusted basis for this offering

You should read this table in conjunction with the consolidated financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Use of Proceeds” and “Recent Developments” included elsewhere in this prospectus.

	As of March 31, 2006
	Actual	As Adjusted (1&5)
Cash	$17,965	$2,652,965

Long-term debt (including current portion)
Secured Non-Convertible Revolving Note	$7,538,829	$7,538,829
Secured Non-Convertible Term Note	2,000,000	2,000,000
10% Bridge Notes Due 2006 (less discounts of $496,115)	2,003,885	2,003,885
24% Notes Due 2006 (less discounts of $0)	1,000,000	—
10% Convertible Debentures Due 2008 (less discounts of $1,137,356)	362,644	—
5% Note Due 2006 — Former shareholder (related party)	675,119	675,119
10% Note Due 2006 — Related party (less discounts of $34,418)	465,582	—
Total Debt	14,046,059	12,217,833

Stockholders’ equity (deficit):
Class A Convertible Preferred Stock, no par: Authorized — 5,000,000 shares, 15,000,000 shares including 12,000,000 shares of Class A-1, respectively Outstanding — 2,500,000 Class A shares and 10,130,885 Class A-1 shares, respectively	4,992,080	11,136,053
Common Stock, $.001 par value: Authorized — 100,000,000 shares Outstanding — 5,410,575 shares	5,411	5,411
Additional paid-in capital (3)	5,789,278	8,343,959
(Accumulated deficit) (2)(3)	(11,995,793)	(15,802,728)
Total stockholders’ equity (deficit)	(1,209,024)	3,682,965
Total Capitalization (4)	$12,837,035	$15,900,798

(1)            Assumes the sale of $2.7M in Class A-1 Preferred including monies received and commitments.

(2)            Includes the expensing of $1.2 million in unamortized debt issuance costs.

(3)            The Class A-1 Preferred stock has a beneficial conversion feature which allows the holders to acquire Common Stock of the Company at an effective conversion price of approximately $.25 below fair value at the date of issuance. In accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the Company has determined the intrinsic value of this in-the-money conversion feature accounted for it and the warrants as a discount to the Preferred Stock. The fair market value of the warrants and the intrinsic value of the beneficial conversion feature was determined to be approximately $2.6 million. As the Class A-1 Preferred stock is immediately convertible, the full value of both the conversion feature and the warrants are deemed a dividend upon issuance and as such will be recorded directly to retained earnings.

(4)            Total capitalization consists of long-term debt and stockholders’ equity.

(5)            Excludes the maximum amount of proceeds from the exercise of “in the money” options and warrants of the 1,661,939 Bushido and Gamma warrants at $1.10 or $1,828,000.

(6)            Pro forma per share data is not shown since the June 9, 2006 sale of Class A-1 convertible preferred is not considered to be anti-dilutive due to the net loss from operations for the periods shown.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected consolidated financial data is derived from our unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and the audited consolidated financial statements for the years ended December 31, 2005, 2004 and 2003, for the eleven months ended (short year, transition period) December 31, 2002 and the fiscal year ended January 31, 2002. The selected financial data may not be indicative of our future performance.

You should read the following selected consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

	Three Months Ended				Eleven Months Ended (short year)	Year Ended
(Amounts in thousands, except share and	March 31,	Years Ended December 31,			December 31,	January 31,
per share amounts)	2006	2005	2004 (2)	2003(1)	2002 (1)	2002(1)
	(unaudited)

Operating Data:
Net sales	$6,448	$33,756	$29,493	$25,970	$24,344	$25,172
Gross profit	2,148	13,137	12,102	10,982	10,055	10,771
Operating expenses	3,942	17,218	13,527	10,638	9,809	10,210
Other income (expense)	(180)	(2,982)	(420)	396	831	195
Net income (loss)	(1,974)	(6,771)	(1,218)	740	1,052	727
Non-cash Preferred Stock dividend	(125)	(2,168)	—	—	—	—
Net income (loss) attributable to Common Stock	(2,099)	(8,939)	(1,218)	740	1,052	727

Net income (loss) per share:
Basic & diluted	$(.39)	$(1.67)	$(.23)	$74.03	$105.15	$72.66

Weighted average shares of Common Stock outstanding:
Basic and diluted	5,410,575	5,363,961	5,277,986	10,000	10,000	10,000

	March 31,	December 31,				January 31,
Balance Sheet Data:	2006	2005	2004	2003 (1)	2002 (1)	2002 (1)
	(unaudited)
Current assets	$12,964	$13,253	$12,888	$10,078	$8,778	$8,301
Working capital (deficit)	(661)	(5,246)	6,704	2,864	4,203	2,862
Total assets	22,317	19,510	19,840	10,798	9,482	9,174
Current liabilities	13,625	18,499	6,184	7,214	4,575	5,439
Long-term liabilities	9,901	249	14,727	171	1,327	605
Stockholders’ equity (deficit)	(1,209)	761	(1,071)	3,413	3,580	3,130

(1)             Reflects the predecessor entity, Small World Toys prior to the May 20, 2004 acquisition by Small World Kids, Inc.

(2)             Reflects the financial position and results of operations for the predecessor entity, Small World Toys from January 1, 2004 through May 20, 2004 and the successor entity, Small World Kids, Inc. from May 21, 2004 through December 31, 2004.

RECENT DEVELOPMENTS

On June 9, 2006, the Company received approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and binding commitments for an additional $.2 million which the Company expects to close within thirty days. As a condition of this transaction, we converted an aggregate of $3 million of debt (plus a portion accrued interest) into 2,763,636 shares of the Class A-1 Convertible Preferred as follows: (i) the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union; (ii) the $1.5 million in principal amount of the 10% Convertible Debentures due in 2008 along with accrued but unpaid interest and penalties; and (iii) the 10% Note Due 2006 - Related Party in principal amount of $500,000 in notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing. We also converted the shares of Series A Convertible Preferred Stock we issued to SWT, LLC on August 11, 2005, when we converted a $5,000,000 Bridge Note dated May 2004 held by SWT, LLC., along with accrued but unpaid dividends, into 4,908,157 shares of the Class A-1 Preferred Stock.

Also as a condition of this sale, the Company entered into a Third Amendment to the Note Purchase Agreement (“Amendment”) dated as of June 9, 2006 with St. Cloud Capital Partners L.P. (“St. Cloud”) where the Company prepaid $50,000 of the existing $2,500,000 note and issued to St. Cloud Note two new notes to replace the exiting note. The first note in the principal amount of $200,000 is for twelve months with monthly amortization payments at a 10% interest rate. The second note is for $2,250,000 with interest at 10% per annum, interest only payable on June 30, 2006 and September 15, 2006. Commencing September 16, 2006, payments will be interest only each month through September 15, 2008, and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011. The second note will be convertible into shares of the common stock of the Company at $4.00 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This discussion and analysis should be read in conjunction with the “Selected Financial Data” and our accompanying Condensed Consolidated and Consolidated Financial Statements and related notes contained in this prospectus. Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. Our estimates were based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments are outlined below in “Critical Accounting Policies.” Certain statements made in this report may contain forward-looking statements. For a description of risks and uncertainties relating to such forward-looking statements, see the cautionary statements.

Overview

Small World Kids was organized on July 28, 2001 in the state of Utah under the name Savon Team Sports, Inc. (“SavOn”) to sell sporting goods over the Internet. The business operations generated limited revenues and operated at a loss since inception. On August 1, 2004, as a result of the May 20, 2004 transactions discussed below, we changed our name from SavOn Team Sports, Inc. to Small World Kids, Inc. We also changed our domicile from Utah to Nevada.

May 20, 2004 Transactions

Pursuant to an Exchange Agreement dated as of May 20, 2004, by and among the Company and a group of investors (“the Investors’), we issued 4,531,375 shares of its common stock, par value $0.001 per share, in exchange for all of the equity interests of Fine Ventures, LLC (“FVL”). Prior to May 20, 2004, FVL had no operating activities. As a condition to the closing of this transaction, Michael Rubin, the then-majority shareholder of the Company, sold 553,000 shares of his 618,000 shares of Small World Kids common stock for $10,000 to the Investors.

Simultaneously, pursuant to the terms of a Stock Purchase Agreement dated as of May 20, 2004, by and among Small World Kids, Debra Fine, Small World Toys, Eddy Goldwasser and Gail S. Goldwasser, Trustee of the Gail S. Goldwasser and Mark Chatinsky Family Trust (“Gail Goldwasser”; collectively with Eddy Goldwasser, (“Goldwassers”), Small World Kids acquired from the Goldwassers all of the issued and outstanding equity interests of Small World Toys (the “SWT Shares”). As consideration for the SWT Shares, Small World Kids paid an aggregate sum of $7,200,000, delivered as follows; (i) $5,000,000 in cash; and (ii) $2,200,000 in the form of a $500,000 six month promissory note, a $1,000,000 seven month promissory note, and a $700,000 two year promissory note payable in quarterly installments commencing April 2005.

As a result of the May 20, 2004 transactions, we have had a change of our management, our controlling shareholders, our financial position and our business plan. Since Small World Kids, our accounting successor, had no significant business operations or assets prior to the May 20, 2004 transactions described above, presenting comparative periods would not be meaningful. As such, the results of operations presented below for the predecessor are those of Small World Toys.

On October 14, 2005 we completed a ten for one (10:1) reverse stock split (“Reverse Split”), with rounding all fractional shares down to the next full share. After the Reverse Split, there are approximately 5,400,000 shares of common stock outstanding. The Reverse Split did not reduce the number of authorized shares of common stock, alter the par value or modify any voting rights or other terms thereof. As a result of the Reverse Split, the conversion price and/or the number of shares issuable upon the exercise of any outstanding options and warrants to purchase common stock was proportionally adjusted pursuant to the respective terms thereof. All references in this prospectus to units of securities (e.g. Common Stock shares) or per share amounts are reflective of the Reverse Split for all periods reported.

Results of Operations

The following table provides a summary of the Company’s unaudited condensed consolidated results of operations as of the three months ended March 31, 2006 as compared to the three months ended March 31, 2005 and the audited consolidated results of operations for the years ended December 31, 2005 and 2004.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	Year Ended December 31,
	2006	2005	2005	2004(1)

Net sales	$6,447,994	$7,152,180	$33,755,929	$29,492,888
Cost of sales	4,299,866	3,904,172	20,619,047	17,391,282
Gross profit	2,148,128	3,248,008	13,136,882	12,101,606

Operating expenses:
Selling, general and administrative	3,368,178	3,634,574	14,793,258	12,163,526
Research and development	456,341	488,023	1,972,343	1,173,365
Amortization of intangibles	117,926	90,617	452,252	190,372
Total operating expenses	3,942,445	4,213,214	17,217,853	13,527,263

Loss from operations	(1,794,317)	(965,206)	(4,080,971)	(1,425,657)

Other income (expense)
Interest expense	(1,038,997)	(613,912)	(3,521,012)	(988,974)
Warrant valuation adjustment	804,213	(494,574)	291,113	114,916
Other	54,908	81,248	247,870	454,530
	(179,876)	(1,027,238)	(2,982,029)	(419,528)

Loss before income taxes	(1,974,193)	(1,992,442)	(7,063,000)	(1,845,185)

Provision for (benefit from) income taxes	—	—	(292,419)	(627,338)

Net loss	$(1,974,193)	$(1,992,442)	$(6,770,581)	$(1,217,847)

(1)             Reflects the financial position and results of operations for the predecessor entity, Small World Toys from January 1, 2004 through May 20, 2004 and the successor entity, Small World Kids, Inc. from May 21, 2004 through December 31, 2004.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Net sales

Net sales for the three months ended March 31, 2006 decreased $704,000 or 9.8% to $6,448,000 from $7,152,000 for the three months ended March 31, 2005. The revenue decrease is mainly attributable to the decrease of $1,541,000 and $117,000 in sales to the specialty toy and national chain channels, respectively, over the comparable prior year period. Part of this decline is attributed to the lack of available inventory to fill orders. While inventory has increased since the beginning of the year, management is initiating improved demand order forecasting to increase the fill rate. Partially offsetting this decline was an increase in sales to mass retailers of $954,000 in the three months ended March 31, 2006 over the comparable prior year period.  Except for the Neurosmith product line which was introduced in the second quarter of 2005 and the Small World Living product line, almost all other brands suffered declines over the comparable prior year period primarily due to the supply shortages.

Gross Profit

Gross profit for the three months ended March 31, 2006 decreased $1,100,000 or 33.9% to $2,148,000 from $3,248,000 for the three months ended March 31, 2005. Gross profit margin of 33.3% declined for the three months ended March 31, 2006 as compared to 45.4% for the three months ended March 31, 2005. The decrease in gross margin primarily resulted from a greater mix of sales to national chains and mass retailers of 26.2% of net sales for the three months ended March 31, 2006, as compared to 12.0% of net sales for the three months ended March 31, 2005. Sales to national chains and mass retailers typically have lower gross margins than sales to the specialty stores, but do not incur freight out or warehousing expenses and have lower commissions. In addition, there was an increase in promotional rebates and royalties for the three months ended March 31, 2006 as compared to the same period of the prior year.

Operating Expenses

Operating expenses for the three months ended March 31, 2006 decreased $271,000 or 6.4% to $3,942,000 from $4,213,000 but as a percentage of sales increased to 61.1% from 58.9% for the three months ended March 31, 2005.

The decrease in operating expenses was partly related to a slight decrease in research and development costs of $32,000 or 6.5% to $456,000 for the three months ended March 31, 2006 as compared to $488,000 for the three months ended March 31, 2005.

Selling, general and administrative expenses for the three months ended March 31, 2006 decreased $266,000 or 7.3% to $3,368,000 from $3,634,000 for the three months ended March 31, 2005. Decreased selling, shipping and handling expenses for the three months ended March 31, 2006 of $428,000 or 24.0% over the prior year period was driven by the 9.8% decrease in sales for the three months ended March 31, 2006 over the comparable period due to a greater mix of sales to national chains and mass retailers which do not incur shipping and handling costs. Legal and auditing expenses, driven primarily by the increased costs of being a public company, increased by $114,000 for the three months ended March 31, 2006 as compared to the prior year period. Marketing and branding expenses decreased by $99,000 for the three months ended March 31, 2006 as compared to the prior year period. Due to the repayment of our Credit Facility with PNC (Note 6 of the accompanying financial statements), our bank charges increased by $102,000 for the three months ended March 31, 2006 as compared to the prior year. The non-cash consulting expenses for the three months ended March 31, 2006 attributable to the issuance of  stock options granted to consultants for services valued by using the Black-Scholes option-pricing model decreased by $75,000 over the comparable period. The non-cash recognition of stock compensation expense in the three months ended March 31, 2006 was $128,000 resulting from the adoption of SFAS 123(R) in January 2006.

The Company also incurred increased amortization expenses of $27,000 for the three months ended March 31, 2006 related to the amortization of intangible assets acquired in the purchase of Imagiix in the second quarter of 2005 as compared to the same period of the prior year.

Other Income and Expense

Interest expense for the three months ended March 31, 2006 increased $425,000 or 69.2% to $1,039,000 from $614,000 for the three months ended March 31, 2005. The increase is partly due to the increase of $393,000 in non-cash interest expense resulting from the amortization of debt discounts that occurred for the three months ended March 31, 2006 over the comparable prior year period. The balance of the increase resulted from the increase in the outstanding balances of the Company’s notes payable and the revolving credit line (Note 6 of the accompanying financial statements). Cash interest paid for the three months ended March 31, 2006 increased by $233,000 over the comparable prior year period primarily due to the increased debt obligations.

The agreement with Laurus and the $1.5 million 10% Convertible Debentures noteholders obligates us to file a registration statement to register the warrant shares and the common shares underlying the conversion. Accordingly, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the cumulative relative net value of the warrant at the date of issuance of $3,663,000 was recorded as a warrant liability on the balance sheet. Any change in fair value from the date of issuance to the date the underlying shares are registered will be included in other (expense) income. The change in fair market value (“FMV”) of the warrant liability is a non-cash charge determined by the difference in FMV from period to period. The Company calculates the FMV of the warrants outstanding using the Black-Scholes model. The decrease in the fair value of the warrant liability associated with Laurus and the 10% Convertible Debentures from December 31, 2005 to March 31, 2006 was $804,000 and is a result of the decrease in the trading value of our stock. This compares to an increase of $170,000 in the fair value of warrant liability for the three months ended March 31, 2005.

Lower commission income accounted for the $19,000 decrease in Other.

Provision for Income Tax

Small World Kids recorded no provision for income taxes for the three months ended March 31, 2006 and 2005 due to the net loss incurred in each period.

Dividends

The 10% Convertible Preferred Stock requires that we accrue a quarterly dividend at a rate of 10% per annum. The dividend is payable in cash or a combination of 50% cash and 50% Common Stock at the Company’s option, but the Company has not yet declared or paid any of the accrued dividends since the conversion to Preferred Stock on August 11, 2005. The 10% Convertible Preferred Stock converted into the Class A-1 Convertible Preferred in June 2006 along with all accrued but unpaid dividends of $399,000.

Fiscal Year Ended December 31, 2005 Compared to Fiscal Year Ended December 31, 2004

Net sales

Net sales for the year ended December 31, 2005 increased $4,263,000 or 14.5 % to $33,756,000 from $29,493,000 for the year ended December 31, 2004. The revenue increase is mainly attributable to the expansion of the Company’s product lines including brands such as Active Edge®, Small World Living™, IQ Baby®, IQ Preschool®, Gertie Balls®, and the All about Baby products. The introduction of the Neurosmith product line in the second quarter resulted in 2005 sales of approximately $1,200,000. Sales to new 2005 mass retailers, Costco Wholesale Corporation and Target Corporation resulted in an increase of $4,200,000 in 2005. Small World Express™, the Company’s distribution arm experienced over a 45% increase for the year ended December 31, 2005 over the comparable prior year period. Somewhat offsetting these increases were decreased shipments relating to the following core brands; Puzzibilities®, Ryan’s Room® and Tolo® products and the following item classes; Imaginative Play, Tub Tints, Preschool and Vehicles.

Gross Profit

Gross profit for the year ended December 31, 2005 increased $1,035,000 or 8.6% to $13,137,000 from $12,102,000 for the year ended December 31, 2004. Gross profit margin of 38.9% declined for the year ended December 31, 2005 as compared to 41.0% for the year ended December 31, 2004. The decrease in gross margin primarily resulted from a greater mix of sales to national chains and mass retailers of 33.7% of net sales for the year ended December 31, 2005, as compared to 25.5% of net sales for the year ended December 31, 2004. Sales to national chains and mass retailers typically have lower gross margins than sales to the specialty stores, but do not incur freight out or warehousing expenses and have lower commissions. In addition, there was an increase in promotional rebates and royalties for the year ended December 31, 2005 as compared to the same period of the prior year.

Operating Expenses

Operating expenses for the year ended December 31, 2005 increased approximately $3,691,000 or 27.3% and as a percentage of sales increased to 51.0% from 45.8% for the year ended December 31, 2004.

The increase in operating expenses was partly related to an increase in research and development costs of $799,000 or 68.1% incurred in the development of new products for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Selling, general and administrative expenses for the year ended December 31, 2005 increased $2,630,000 or 21.6% to $14,793,000 from $12,163,000 for the year ended December 31, 2004. Increased selling, shipping and handling expenses for the year ended December 31, 2005 of $351,000 or 5.6% over the prior year was driven by the 14.5% increase in sales in 2005 over 2004. Also, legal, auditing, insurance and investor relations expenses, driven primarily by the costs of being a public company, increased by $686,000 for the year ended December 31, 2005 as compared to the prior year. These costs were incurred for a full year in 2005 as compared to only seven months during 2004 as we became a public entity in late May 2004. Also contributing to the increase was an increase in marketing and branding expenses by approximately $291,000 for the year ended December 31, 2005 as compared to the prior year as we have introduced the following new brands since the acquisition of Small World Toys in May 2004; Small World Living™, Active Edge®, Active Edge Extreme®, IQ Baby The Softer Side®, Neurosmith® and Imagiix™. The write off of $348,000 of barter credits also contributed to the increase (Note 2 of the accompanying financial statements). Due to the amendments to our Credit Facility with PNC (Note 5 of the accompanying 2005 financial statements), our bank charges increased by $269,000 for the year ended December 31, 2005 as compared to the prior year. In addition, the Company incurred non-cash consulting expenses for the ended December 31, 2005 in the amount of $535,000 attributable to the issuance of 300,000 stock options granted to consultants for services valued by using the Black-Scholes option-pricing model. Only 16,000 of the options issued to the consultants were exercised, the balance expired or were terminated. The balance of the increase or $150,000 was attributable to increased travel and airfare expenses relating to the acquisition and fund raising activities in 2005 over prior year activities.

The Company also incurred additional costs of $262,000 for the year ended December 31, 2005 related to the amortization of intangible assets acquired in the purchase of Small World Toys, the Neurosmith product line and Imagiix as opposed to the previous year.

Other Income and Expense

Interest expense for the year ended December 31, 2005 increased $2,532,000 or 256.0% to $3,521,000 from $989,000 for the year ended December 31, 2004. The increase is partly due to the increase of $1,524,000 in non-cash interest expense resulting from the amortization of debt discounts that occurred for the year ended December 31, 2005 over the prior year. The balance of the increase resulted from the increase in the outstanding balances of the Company’s notes payable and the revolving credit line (Note 5 of the accompanying 2005 financial statements). Cash interest paid for the year ended December 31, 2005 increased by $999,000 over the prior fiscal year primarily due to the increased debt obligations.

The agreements with the $1.5 million 10% Convertible Debentures note holders obligated us to file a registration statement to register the warrant shares and the common shares underlying the conversion. Accordingly, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the relative net value of the warrants at the date of issuance of $1,077,000 was recorded as a warrant liability on the balance sheet. Any change in fair value from the date of issuance to the date the underlying shares are registered will be included in other (expense) income. The change in fair market value (“FMV”) of the warrant liability is a non-cash charge determined by the difference in FMV from period to period. The Company calculates the FMV of the warrants outstanding using the Black-Scholes model. The decrease in the fair value of the warrant liability associated with the 10% Convertible Debentures from the date of issuance to December 31, 2005 was $388,000.

Also due to fluctuations in the Company’s stock price, the Company also experienced a $97,000 increase in the FMV of the warrant liability associated with the St. Cloud Capital Partners LP Bridge Notes. As a result of the July 20, 2005 amendment to the notes held by St Cloud Capital Partners LP, the FMV of the warrant liability has been reclassified to equity (Note 5 of the accompanying 2005 financial statements).

Lower commission income accounted for the $207,000 decrease in Other.

Provision for Income Tax

Income tax benefit for the year ended December 31, 2005 was $292,000, due to the benefit realized in recognizing for losses on which a valuation allowance has not been recorded.

Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended December 31, 2003

Net sales

Net sales for the year ended December 31, 2004 increased $3,523,000 or 13.6 % to $29,493,000 from $25,970,000 for the year ended December 31, 2003. Revenues were positively impacted by increased shipments of products related to certain core brands, such as Ryan’s Room®, Small World Kids (product line), Tolo®, IQ Preschool®, Gertie Balls® and All About Baby® contributing a 34.4% increase over their respective sales for the year ended December 31, 2004 versus the comparable prior year period. Offsetting this increase were decreased shipments of products relating to Café Play®, IQ Baby®, Puzzibilities® and products relating to the following item classes; Arts and Crafts, Science and Nature, and Vehicles.

Gross Profit

Gross profit for the year ended December 31, 2004 increased $1,120,000 or 10.2% to $12,102,000 from $10,982,000 for the year ended December 31, 2003. Gross profit margin of 41.0% declined for the year ended December 31, 2004 as compared to 42.3% for the year ended December 31, 2003. The decrease in gross margin resulted from a greater mix of sales to national chains of 24.6% of net sales for the year ended December 31, 2004 versus the 21.2% of net sales for the year ended December 31, 2003. Sales to national chains have lower gross margins than to the specialty stores, but do not incur commissions, freight out or warehousing expenses.

Operating Expenses

Operating expenses increased $2,889,000 or 27.2% to $13,527,000 for the year ended December 31, 2004 from $10,638,000 for the year ended December 31, 2003. Operating expenses as a percent of net sales increased to 45.9% for the year ended December 31, 2004 from 41.0% for the year ended December 31, 2003. Operations and selling expenses increased by $1,132,000 in support of the increased sales volume as net sales increased by 13.6% in 2004 over 2003 and as we strengthened our branding and packaging efforts. Research and development increased by $141,000 as we also strengthened our development efforts. General and administrative expenses also increased $1,250,000 for the year ended December 31, 2004 as compared to the prior year period principally as a result of the cost of becoming a public company including increased legal, auditing, insurance and investor relation expenses, along with the cost of the Section 404, Management Assessment of Internal Controls, of the Sarbanes-Oxley Act implementation that we began in the fourth quarter, 2004. Amortization of intangibles was $190,000 for the year ended December 31, 2004.

Other Income and Expense

Other income includes sublease rental income and commission income and decreased $125,000 to $573,000 for the year ended December 31, 2004 from $698,000 for the year ended December 31, 2003. The agreements with St. Cloud and Strome (Note 10 of the accompanying financial statements) obligate us to include the warrant shares and note shares and the common shares issued with those agreements with a registration statement filed in connection with the Put Agreements (Note 14 of the accompanying 2004 financial statements). As of the date of this filing, we have not filed a registration statement. Accordingly, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the relative net value of the warrants at the date of issuance of $851,399 was recorded as a warrant liability on the balance sheet. Any change in fair value from the date of issuance to the date the underlying shares are registered will be included in other

(expense) income. The change in fair value of the warrant liability from the date of issuance to December 31, 2004 was $115,000. Lower commission income accounted for the balance of the change.

Interest expense increased $688,000 to $989,000 for the year ended December 31, 2004 from the year ended December 31, 2003 due principally to the $5 million Bridge Note that was entered into in May 2004 with SWT, LLC (Note 9 of the accompanying 2004 financial statements) and the $3.2 million Notes payable, bridge that was entered into in September 2004 with St. Cloud and Strome (Note 10 of the accompanying 2004 financial statements). Cash interest paid for the year ended December 31, 2004 increased by $210,000 over the prior fiscal year primarily due to the $5 million Bridge Note.

Provision for Income Tax

Income tax benefit for the year ended December 31, 2004 was $624,000 due to the decrease in the deferred tax liability. Small World Toys (predecessor) was a Subchapter S corporation. Small World Kids recorded no provision for income taxes for the nine months ended September 30, 2005 due to the cumulative year-to-date net loss incurred.

Financial Condition

Liquidity and Capital Resources

Cash has historically been generated from operations. Operations and liquidity needs are funded primarily through cash flows from operations, as well as utilizing, when needed, borrowings under the Company’s secured credit facilities and short term notes. Working capital needs generally reach peak levels from August through November of each year. To gain shelf space and address the seasonality of the toy industry, the Company offers early buy programs that are volume related with extended payment terms. The Company’s historical revenue pattern is one in which the second half of the year is more significant to the Company’s overall business than the first half and, within the second half of the year, the fourth quarter is the most prominent. The trend of retailers over the past few years has been to make a higher percentage of their purchases of toy and game products within or close to the fourth quarter holiday consumer buying season, which includes Christmas. The Company expects that this trend will continue. As such, historically, the majority of cash collections for Small World Toys occur late in the fourth quarter as the extended payment terms become due from the Company’s early buy programs. As receivables are collected, the proceeds are used to repay borrowings under the Company’s Revolving Note.

We have incurred significant losses since our purchase of Small World Toys in May 2004. As of March 31, 2006, our accumulated deficit was $12.0 million. On June 9, 2006, the Company received approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and binding commitments for an additional $.2 million which the Company expects to close within thirty days, converted $3.0 million of debt due in 2006 and 2008 to Class A-1 Preferred Stock, and restructured a $2.5 million note due in 2006 to $250,000 due within 12 months and the balance to begin principal amortization in October 2008. After June 9, 2006 we have approximately $960,000 principal payments due in the balance of 2006. We may not be able to generate sufficient cash flow from operations to meet our debt obligations. If we are unable to generate sufficient cash flow, we would be required to seek additional financing or restructure our debt obligations. There can be no assurance that we will be able to obtain additional financing or restructure our debt obligations or that, if we were to be successful in obtaining additional financing or restructure our debt obligations, it would be on favorable terms. Failure to obtain additional financing or restructuring our debt obligations may cause us to default on these debt obligations. In addition, under cross default provisions in the Laurus Security Agreement, defaults under our debt obligations may cause the acceleration of the repayment of the Revolving and Term Notes.

Additionally, the Company may need additional financing to fund the Company’s acquisition strategy, the amount of which will depend on the price and structure of potential acquisitions.

On June 9, 2006, the Company received approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and binding commitments for an additional $.2 million which the Company expects to close within thirty days. As a condition of this transaction, we converted $3 million of debt into 2,763,636 shares of the Class A-1 Convertible Preferred as follows: (i) the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union; (ii) the $1.5 million in principal amount of the 10% Convertible Debentures due in 2008 along with accrued but unpaid interest and penalties; and (iii) the 10% Note Due 2006 - Related Party in principal amount of $500,000 in notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing. We also converted the Series A Convertible Preferred Stock we issued on August 11, 2005, when we converted a $5,000,000 Bridge Note dated May 2004 held by SWT, LLC., along with accrued but unpaid dividends into 4,908,157 shares of the Class A-1 Preferred Stock. Also, as a condition of this sale, the 10% Note Due 2006 to St Cloud Capital Partners LP in the principal amount of $2.5 million was restructured as follows: the Company prepaid $50,000 of the existing note and issued to St. Cloud two new notes to replace the exiting note. The first note in the principal amount of $200,000 will be for twelve months with monthly amortization payments at a 10% interest rate; the second note will be for $2,250,000 with interest at 10% per annum with interest only payable on June 30, 2006 and September 15, 2006 and commencing September 16, 2006, payments will be interest only each month through September 15, 2008 and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011 and the second note will be convertible into shares of the common stock of the Company at $4.00 per share.

On March 20, 2006, the Company entered into a Purchase Order Revolving Credit Line (“PO Credit Line”) of Five Million Dollars ($5,000,000) with Horizon Financial Services Group USA to provide financing for the acquisition of product from our overseas vendors. The term of the PO Credit Line is eighteen (18) months and provides that we may borrow up to $5,000,000 subject to certain conditions including Horizon’s approval of the applicable vendors. A financing fee equal to Four and One Half Percent (4.50%) of the gross amount or face value of each Horizon financing instrument will be charged for the first forty-five (45) day period or part thereof that the financing instrument remains outstanding. An additional fee of fifty basis points (.50%) for each additional period of 15 days, or part thereof, during which the Horizon financing instrument remains outstanding will be charged. The PO Credit Line has no financial covenants and is collateralized by a security interest, junior in position to that of our senior lender, Laurus Master Fund, Ltd, to the assets related to the PO Credit Line transactions. Horizon and St. Cloud Capital Partners executed an inter-creditor agreement on the collateralized security interest on June 1, 2006

Pursuant to a security agreement (the “Laurus Security Agreement”), on February 28, 2006, Small World Kids, Inc. issued a Secured Non-Convertible Revolving Note (the “Revolving Note”) with Laurus Master Fund, Ltd. (“Laurus”). The term of the Revolving Note is two years and provides that we may borrow up to $16,500,000 subject to certain conditions. Interest is payable monthly, in arrears at a rate per annun equal to the Prime Rate (as published in The Wall Street Journal) plus two percent (2.0%). The Revolving Note has no financial covenants and is collateralized by a security interest in substantially all of the assets of the Company and its subsidiaries, including its operating subsidiary, Small World Toys.

On February 28, 2006, Small World Kids, Inc., also issued pursuant to the Laurus Security Agreement a $2.0 million, two year Secured Non-Convertible Term Note (the “Term Note “) to Laurus.

Commencing April 1, 2006 and each succeeding month after, the Company will make principal payments of $33,333 with all the balance of the unpaid principal amount due upon the maturity date of February 28, 2008. Interest is payable monthly, in arrears at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) plus three percent (3.0%). The Term Note has no financial covenants and is collateralized by the Laurus Security Agreement.

As of March 31, 2006, we had approximately $18,000 of cash and unrestricted cash which compares to $524,000 at December 31, 2005. Also, as of March 31, 2006, we had approximately $904,000 of availability on our line of credit which compares to $612,000 as of December 31, 2005.

For the three months ended March 31, 2006, the Company used cash for operating activities of $1,928,000 as compared to $1,820,000 for the three months ended March 31, 2005. Inclusive of this increase were the following working capital changes: (i) an increase in inventory of $272,000 in the three months ended March 31, 2006 and (ii) an increase in prepaid expenses and other current assets of $412,000; offset by (iii) an increase in accounts payable of $1,016,000 partially related to the increase in inventory over the comparable period in 2005 and (iv) a decrease in accounts receivable of $359,000 attributable to 9.8% decrease in revenues in the first quarter of 2006 as compared to the first quarter of 2005 offset partially by the “early buy” program.

In the year ended December 31, 2005, the Company used cash for operating activities of $2,760,000 as compared to $3,517,000 for the year ended December 31, 2004. Inclusive of this decrease were the following: (i) a slight increase in accounts receivable of 136,000 attributable to the 10% increase in revenues in the fourth quarter of 2005 as compared to the fourth quarter of 2004 offset by improved collections as our days sales outstanding improved; (ii) an increase in inventory of $2,058,000 in the year ended December 31, 2005 driven by the increase in sales in 2005 and in support of a mass retailer’s first quarter 2006 program; and (iii) offset by an increase in accounts payable of $1,882,000 related to the increase in inventory over 2004.

Since the Company outsources manufacturing of products to Asia, the Company has historically low requirements for additions to property and equipment. For the three months ended March 31, 2006, the Company spent approximately $1,000 in additions to capital equipment as compared to $43,000 for the comparable period in 2005. For the year ended December 31, 2005, the Company spent approximately $214,000 in additions to capital equipment as compared to $185,000 and $132,000 for the years ended December 31, 2004 and 2003, respectively.

All securities issuances were made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

Off-Balance Sheet Arrangements

As part of the purchase for SWT Shares on May 20, 2004, the Company entered into a contingent earnout with the former shareholder of Small World Toys. The Company agreed to a two year promissory note, payable in quarterly installments commencing April 2005 with a minimum payment of $700,000 and a maximum payment of $1,500,000, if certain sales targets are achieved in 2005 and 2006. In 2005, the seller earned $673,000 based on the Company obtaining $33.7 million in net sales of which $350,000 was paid in quarterly installments in 2005 and the balance due in 2006 to be paid on a $60,000 per month payment schedule commencing on April 2006. The 2006 earnout is based on 2% of 2006 net sales up to a maximum of $800,000. Of the 2006 earnout, a minimum quarterly payment of $87,500 will be paid with the balance earned due January 2007.

On March 20, 2006, The Company entered into a Purchase Order Revolving Credit Line (“PO Credit Line”) of Five Million Dollars ($5,000,000) with Horizon Financial Services Group USA to provide financing for the acquisition of product from our overseas vendors. The term of the PO Credit Line is eighteen (18) months and provides that we may borrow up to $5,000,000 subject to certain conditions including Horizon’s approval of the applicable vendors. A financing fee equal to Four and One Half Percent (4.50%) of the gross amount or face value of each Horizon financing instrument will be charged for the first forty-five (45) day period or part thereof that the financing instrument remains outstanding. An additional fee of fifty basis points (.50%) for each additional period of 15 days, or part thereof, during which the Horizon financing instrument remains outstanding will be charged. The PO Credit Line has no financial covenants and is collateralized by a security interest, junior in position to that of our senior lender, Laurus Master Fund, Ltd, to the assets related to the PO Credit Line transactions. Horizon and St. Cloud Capital Partners executed an inter-creditor agreement on the collateralized security interest on June 1, 2006

The Company has no other off-balance sheet arrangements as defined by Regulation S-K that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expense or liquidity. Information regarding the Company’s long-term debt payments, operating lease payments and other commitments is provided in Item 6 “Management’s Discussion and Analysis” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. There have been no material changes in contractual obligations since December 31, 2005.

Contractual Obligations

Our corporate headquarters are located at 5711 Buckingham Parkway, Culver City, California 90230, where we lease approximately 28,000 square feet and sublease approximately 17,000. This lease was amended to extend the term to February 28, 2009. We also lease approximately 62,000 square feet of warehouse space in Carson, California. This lease was also amended to extend the term to January 31, 2008. We also lease 1,200 square feet of office space in China in the town of ChangAn, GuangDong Province. This one year lease expires November 1, 2006. We believe these facilities and additional or alternative space available to us will be adequate to meet our needs in the near term.

The following tables summarize our total contractual cash obligations by year:

Payments due by period (000’s)	Total	2006	2007	2008(2)	After 2008
Notes payables (1)	$12,714	$1,061	$575	$8,982	$2,096

Employment and consulting agreements	1,304	830	422	52	—

Operating leases	1,904	716	736	392	60

Total contractual cash obligations	$15,922	$2,607	$1,733	$9,426	$2,156

(1)             After the Class A-1 Preferred equity raise and debt restructuring that closed on June 9, 2006 and described in Recent Developments.

(2)             The Revolving and Term Notes with Laurus expire in February 2008.

Quantitative and Qualitative Disclosures About Market Risk

Our business outside the United States is conducted in United States Dollars. Although we purchase and sell products and services in United States Dollars and do not engage in exchange swaps, futures or options contracts or other hedging techniques, fluctuations in currency exchange rates could reduce demand for products sold in United States dollars. We cannot predict the effect that future exchange rate fluctuations will have on our operating results. We may in the future engage in currency hedging transactions, which could result in our incurring significant additional losses.

Critical Accounting Policies and Significant Estimates

Management’s discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those related to the valuation of inventory and the allowance for uncollectible accounts receivable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. A summary of the significant accounting policies can be found in Note 2 of the Notes to Consolidated Financial Statements. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results include revenue recognition and sales allowances, inventory, accounts receivable and allowances for doubtful accounts and intangible assets.

Revenue Recognition

We recognize revenue when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, the product has been delivered or the service has been rendered, the price is fixed or determinable and collection is probable. We recognize revenue from product sales upon when all of the foregoing conditions are met which in general is at the time of shipment where the risk of loss and title has passed to the customer. However, for certain shipments such as direct shipments from our vendors to our customers or where we use consolidators to deliver our products (usually export shipments) revenue is recognized in accordance with the sales terms specified by the respective sales agreements.

Sales allowances for customer promotions, discounts and returns are recorded as a reduction of revenue when the related revenue is recognized. We routinely commits to promotional sales allowance programs with its customers. These allowances primarily relate to fixed programs, which the customer earns based on purchases of our products during the year. Discounts are recorded as a reduction of related revenue at the time of sale. Sales to customers are generally not subject to any price protection or return rights.

We offer extended terms to some of its customers in the first three quarters of the year by way of sales promotions whereby payment will not become due until the fourth quarter if a specified purchase threshold has been met. This promotion allows us to capture additional shelf space and to encumber more of the annual budgets of our retail customers. The result of this promotion gives rise to a significant increase in accounts receivable through the fourth quarter until such time that substantially all accounts become due and are collected. Based upon historically low rates of return and collection of substantially all of these extended term accounts, we have determined that revenue is appropriately recognized in accordance with its normal procedures described above.

Inventory

Inventory is valued at the lower of average cost or market. Inventory costs consist of the purchases of finished goods from our vendors and the associated costs necessary to obtain those inventories. As necessary, we write down inventory to its estimated market value based on assumptions about future demand and market conditions. Failure to accurately predict and respond to consumer demand could result in the under production of popular items or overproduction of less popular items which may require additional inventory write-downs which could materially affect our future results of operations.

Long-lived Assets

We evaluate long-lived assets whenever events or changes in business circumstances or our planned use of assets indicate that their carrying amounts may not be fully recoverable or that their useful lives are no longer appropriate. Reviews are performed to determine whether the carrying values of assets are impaired based on comparison to either the discounted expected future cash flows (in the case of goodwill and intangible assets) or to the undiscounted expected future cash flows (for all other long-lived assets). If the comparison indicates that impairment exists, the impaired asset is written down to its fair value. Significant management judgment is required in the forecast of future operating results that are used in the preparation of expected discounted and undiscounted cash flows.

The total purchase price of our acquisitions are allocated to the fair value of the assets acquired and liabilities assumed in accordance with the provisions of Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets. In accordance with Statement of Financial Accounting Standards No. 141, the estimated the fair value of the assets acquired for purpose of allocating the purchase price.

At March 31, 2006, the Company had a net amount of $5.5 million of goodwill and purchased intangible assets on the Company’s Condensed Consolidated Balance Sheet. As no impairment indicators were present during the first quarter of fiscal 2006, the Company believes this value remains recoverable based on the discounted estimated future cash flows of the associated products and technologies.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140”. FASB Statement No. 140, “Accounting for Transfers and servicing of Financial Assets and Extinguishments of Liabilities” establishing among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of the fiscal year that begins after September 15, 2006. The company will adopt SFAS 156 on January 1, 2007

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows. We will adopt SFAS 155 on January 1, 2007.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This Statement

replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in an accounting principle and to any changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires that all voluntary changes in accounting principles are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued Statement 153,” Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29 “(SFAS 153). The  standard  is based on the principle that  exchanges of nonmonetary  assets should be measured based on the fair  value of the assets  exchanged  and  eliminates  the  exception  under APB Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for  exchanges of  nonmonetary  assets that do not have  commercial substance. The standard is effective for  nonmonetary  exchanges  occurring in fiscal periods  beginning  after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, an amendment of Accounting Research Bulletin No. 43, Chapter 4. This Statement is the result of a broader effort by the FASB working with the International Accounting Standards Board to reduce differences between U.S. and international accounting standards. SFAS No. 151 eliminates the “so abnormal” criterion in ARB No. 43 and companies will no longer be permitted to capitalize inventory costs on their balance sheets when the production defect rate varies significantly from the expected rate. It also makes clear that fixed overhead should be allocated based on “normal capacity.” SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. The adoption of SFAS 151 did not have a material impact on the Company’s financial position or results of operations.

On September 22, 2005, the SEC issued rules to delay by one-year the required reporting by management on internal controls over financial reporting for non-accelerated filers. The new SEC rule extends the compliance date for such registrants to fiscal years ending on or after July 15, 2007. Accordingly, the Company qualifies for the deferral until its year ending December 31, 2007 to comply with the internal control reporting requirements.

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. The provisions of this consensus did not have a material impact on the Company’s financial position, results of operations or cash flows.

BUSINESS

We were organized on July 28, 2001 under the name SavOn Team Sports, Inc. in the State of Utah to sell sporting goods over the Internet. On May 20, 2004, we acquired Fine Ventures, LLC, a Nevada limited liability company, and Small World Toys, a California corporation. As a result of these acquisitions, we had a change of our management, our controlling shareholders, our financial position and our business plan. We are now a holding company and have no significant business operations or assets other than our interest in Small World Toys. Since the acquisition of Small World Toys, we have been engaged in the development, manufacturing, marketing and distribution of educational and developmental toys. To more accurately reflect our operations after the acquisitions, we changed our name from SavOn Team Sports, Inc. to Small World Kids, Inc. and changed our place of incorporation from the state of Utah to the state of Nevada.

On October 14, 2005 we completed a ten for one (10:1) reverse stock split (“Reverse Split”), with rounding all fractional shares down to the next full share. After the Reverse Split, there are approximately 5,400,000 shares of common stock outstanding. The Reverse Split did not reduce the number of authorized shares of common stock, alter the par value or modify any voting rights or other terms thereof. As a result of the Reverse Split, the conversion price and/or the number of shares issuable upon the exercise of any outstanding options and warrants to purchase common stock was proportionally adjusted pursuant to the respective terms thereof. All references in this prospectus to units of securities (e.g. Common Stock shares) or per share amounts are reflective of the Reverse Split for all periods reported.

Strategy

Our strategic plan is market expansion through both growth of existing product lines, and the acquisition of product lines and companies that create synergies in operations, production and distribution.

The anticipated benefits of this proposed strategy include:

•                  Enhanced channels of distribution for products through the combination of the potential target’s alternative distribution channels with our specialty retail distribution channels.

•                  Diversified product lines within high growth categories to create additional in-store placement in multiple sections of the store, which we believe will increase per store orders and a greater percentage of shelf space.

•                  Greater number of unit sales for a product that will decrease manufacturing costs, therefore increasing margins and allowing us to benefit from price breaks that vendors offer for larger quantity orders.

•                  Fuller utilization of operations as a percentage of sales, which will increase operating margins, combined operating departments.

•                  Cost improvements in production and distribution coupled with expanded and improved product lines leading to increased profitability and growth.

•                  Expansion into international markets through multi-country distributors.

We regard product line extensions, new customer relationships, and opportunities for increased cost reductions as particularly important in our analysis of a potential acquisition’s strategic value. However, acquisitions involve uncertainties, and our attempts to identify appropriate acquisitions, and finance and complete any particular acquisition, may not be successful. In addition, growth by acquisition involves risks that could adversely affect our results of operations, including difficulties in integrating the operations, the potential loss of key employees of acquired companies and potential increase of indebtedness to finance the acquisition.

Product Overview

We develop and manufacture, market and distribute high-quality toys that we distribute through Specialty, Chain, Education, Catalog, Online and International Channels. Our Small World Toy’s proprietary product lines features toys for children ages zero to ten with a focus of promoting early learning, education, discovery and imagination. Our product lines include over 800 products. Most of our products have long life cycles (5-7 years on average) and our brands are commonly referred to in the toy industry as “evergreen” or long life cycle products that are less seasonal in nature. We believe that evergreen brands are less subject to market fads and trends.

Small World Toys Brands

Small World Toys’ proprietary brands feature toys for children ages 0 — 10 years with a focus on early learning, discovery, imagination and active play.

Learning Brands:

IQ Baby® —  Infant toys that invite exploration, encourage discovery and reward development in the critical years from birth through toddler hood.

Neurosmith® —  Innovative, open-ended, electronic learning toys that combine the latest child development research with fun, interactive play patterns.

Puzzibilities® —  Innovative, high quality, wooden puzzles designed in four progressive levels to stimulate “piece by piece” fun learning across a range of ages and developmental skills.

Imaginative Play Brands:

Ryan’s Room® —  Classic wooden play sets and accessories that allow children to imagine, create and bring to life their very own worlds.

All About Baby® —  Sweet, huggable dolls to love and nurture complete with popular and imaginative accessories.

Small World Living™ —  The ultimate in realistic role play toys and environments to encourage your child to play out his dreams of “what I want to be when I grow up!”

Imagiix™ —  Award winning toys for infant, toddler & pre-school.

Active Play Brands:

Gertie Ball® —  “The world’s most catchable ball!” — an award-winning line of  balls for all ages, designed with a wide variety of unique textures, designs and features.

Active Edge® —  Sports and activity toys designed to give a child a sense of mastery and empowerment and build a foundation for an active, fit lifestyle. Encourages your child to get out and play.

Active Edge® Extreme —  Sports and activity toys designed with a twist thereby allowing your child’s play to reach the next level while building a foundation for an active, healthy and fit lifestyle! Rethink the game!

Distribution

Small World Toys has been distributing its products to a broad spectrum of retail and other accounts for over 40 years. Some of these accounts include toy specialty, chain, gift, education, catalog and e-commerce. We have over 80 sales representatives, within 11 representative firms that sell to these accounts by geographic locations. The representative firms are managed in house. In addition, a five member sales team handles in house accounts as well as develops new channels of distribution. We have utilized our distribution strength to represent other, high quality companies that did not have distribution into the specialty market in the United States such as Tolo®.

SW Express is our arm that distributes high-quality products produced by partner companies, including Tolo®. Distribution allows us to increase category presence, expand market share, limit manufacturing (tooling) risk and sell into new channels. SW Express has been distributing Tolo Toys exclusively in the United States for over 10 years. SW Express was formed in 2005 as a distribution arm of Small World Toys in order to take advantage of the distribution that the company has in close to 6,000 stores. Product categories that SW Express distributes include Nature and Science, Outdoor, Pool and high quality Infant and Toddler toys. Small World Toys has agreements with these companies and either buys the products directly from the manufacturers to distribute into its channels or receives a distribution percentage upon selling the product. Currently, most of our distributed products are sourced and produced in China.

Bright, whimsical infant and preschool toys made of quality plastic and plush, which are produced in China by British founders with a strong European market presence. Small World has distributed Tolo products in the USA for over ten years.

Outside of the United States, our primary markets are Canada, Western Europe, and Asia. Sales of our products abroad accounted for approximately $1,097,000 or 3.2 % and $670,000 or 2.3% of our net sales in 2005 and 2004, respectively. We believe that foreign markets present an attractive opportunity, and we plan to intensify our marketing efforts and further expand our distribution channels abroad.

Marketing

Generally, our products and brands are promoted through local market promotions, merchandising displays and advertising print, including cooperative advertising with retail accounts. Our product launches include in-store merchandising displays, trade advertising and newspaper ads that are co-oped with our retail customers. We participate in the New York Toy Fairs in October and February. We also attend gift and juvenile shows including JPMA (Juvenile Products Manufacturers Assoc.), NSSEA (National School Supply & Education Assoc., and ABC (All Baby’s and Children Expo). Going forward, we will maintain our trade and local marketing efforts while expanding programs to reach the consumer on a more national level, including an increased focus on public relations outreach, strengthening partnerships with key influencers in the fields of early learning and child development, participation in relevant event marketing and sponsorships, utilization of direct-to-consumer media and the establishment of consumer loyalty programs.

Manufacturing

We outsource the manufacturing of our proprietary products to vendors in Asia. We believe our outsourcing strategy enhances the scalability of our manufacturing efforts. We use numerous manufacturers to source components and build finished products to our specifications. During the year ended December 31, 2005, the top ten vendors accounted for 65% of the total product purchases. The top two of these vendors accounted for 11% and 9% of total purchases, respectively. Manufacturers are selected based on their technical and production capabilities and are matched to particular products to achieve cost and quality efficiencies. Employees in the Culver City office create and design product in each product category. They then send the designs to the manufacturer to get a sample product and costing done or have samples made in the United States. Once the sample and costing is approved, these product developers will work with the factories to insure the integrity and safety of the products. Small World Toys designs approximately 90 toys per year and sources approximately 60 products from Asian or European manufacturers. We have long standing relationships with our manufacturers and have been manufacturing in Asia for more than 15 years. Small World Toys works with more than 40 factories both on a manufacturing basis and to source toys to distribute exclusively in the United States. Small World Toys has credit terms with most of its manufacturers and pays upon shipping of product from Hong Kong. Small World Toys has an office in Hong Kong with five people who are responsible for inspecting factories and setting up relationships with new manufacturers. The group also inspects product and sends product to a third party for safety certification. Small World Toys also has a staff in Quality and Control in its Culver City office that works with product development and all phases of production to assure that all safety requirements are met. Small World Toys owns all of its tools for product developed internally as well as trademarks and design patents. The majority of our products are shipped directly to our warehouse in Carson, California and are later shipped to meet the demands of our retailers and distributors.

Customers and Customer Service

Our three largest customers, TJX Companies, Costco Wholesale Corporation and Ross Stores, Inc. collectively represented 27.3% and 21.7 % of 2005 and 2004 sales, respectively. No other customer represents greater than 5% of our sales in 2005 or 2004. Although we do not have long term contracts with any of our customers, we believe that our ability to establish and maintain long-term relationships is substantial as many of our accounts have been buying from Small World Toys for more than 15 years. Small World Toys has consistently been in the top five vendors with almost all of its 2,500 Specialty accounts. Small World Toys sells to high end Specialty stores as well as the educational channel, the book channel, high end department stores such as Nordstroms and other high end retailers such as Learning Express and Lakeshore Learning. Small World Toys has become a vendor with other high end chains such as Target and Costco. Small World is trying to differentiate its product for each channel in order to keep product fresh in each channel. Our success with our customers, which is now approximately 6,000 doors is based on providing programs and product that will help them stock and sell our product. Small World Toys has a staff of 5 customer service representatives who are supervised by a Customer Service Manager. We encourage and utilize frequent communication with and feedback from our customers and retailers to continually improve our products and service. We offer toll-free telephone support for customers who prefer to talk directly with a customer service representative. We also respond to e-mail inquiries received through our website.

Product Development

While many of our products are evergreen brands or long life cycle products, we are continually developing new products and the refreshing of existing products. We expensed approximately $1,972,000 and $1,173,000 in 2005 and 2004, respectively, on activities relating to the development and design of new products. Our product offerings are a combination of proprietary products that we design, sourced product that we find in other countries, purchase and package in our packaging for exclusive distribution in the United Sates specialty market and a small amount of open market product that we put through our distribution chain for retailers.

We have the capability to create and develop products from inception to finished goods. Additionally, we use third-parties to provide a portion of the sculpting, sample making, illustration and package design required for our products. Typically, the development process takes from nine to eighteen months from concept to production and shipment to our customers.

We have launched an electronic learning line through our 2004 acquisition of Neurosmith. Small World Toys acquired the patents, designs, trademarks, copyrights and technology for over 20 Early Electronic Products in the Neurosmith brand. Small World Toys has more than 20 patents and 100 copyrights and trademarks, including design patents in its portfolio. Small World Toys holds the licensing  rights to design, manufacture, market and distribute many well known trademarks and copyrighted products based on the properties of Eric Carle, Clifford the Big Red Dog, Jay Jay the Jet Plane, Karen Katz and Dr. Seuss.

We employ a staff of designers. We occasionally acquire other product concepts from unaffiliated third parties. If we accept and develop a third party’s concept for new toys, we generally pay a royalty on the toys developed from this concept that are sold, and may, on an individual basis, guarantee a minimum royalty. Royalties payable to inventors and developers generally range from 5% to 10% of the net sales prices for each unit of a product sold by us. We believe that utilizing experienced third-party inventors gives us access to a wide range of development talent.

We also have license agreements with third parties that permit us to utilize the trademark, characters or inventions of the licensor in products that we sell.

Competition

Competition in the toy industry is intense. We compete with several medium and small toy companies in our product categories that distribute products into the specialty toy market such as Alex, International Playthings Inc., Melissa and Doug, Playmobil U.S.A., RC2 Corporation, and Toysmith Group. We also compete with several large toy companies such as Mattel, Hasbro and Jakks Pacific. These competitors have greater financial resources, larger sales and marketing and product development departments, stronger name recognition, longer operating histories and benefit from greater economies of scale. These factors, among others, may enable our competitors to market their products at lower prices or on terms more advantageous to customers than those we could offer for our competitive products. These competitors may have a greater ability to procure product licenses, as well as to market and distribute products and obtain shelf space. Competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations. We compete primarily in the infant and pre-school category and the educational toy category of the U.S. toy industry and, to some degree, in the International toy industry. Our platform company, Small World Toys, has been distributing our products into the specialty retail, catalog, education and chains for over 40 years and we believe that our relationships and quality of our product brand awareness have been critical to our penetration.

Seasonality

Our business is subject to seasonal fluctuations. In 2005 and 2004, approximately 60% and 59%, respectively of net sales were generated in the third and fourth calendar quarters. We have traditionally introduced new product catalogs in January and in July. Generally, the first quarter is the period of lowest shipments and sales and therefore the least profitable due to fixed costs. Seasonality factors may cause our operating results to fluctuate from quarter to quarter. However, we employ customer programs for retailers or “early buy” programs to lesson the seasonality. These programs provide an opportunity for our customers to purchase our products in the first and second quarters and stock through the year by offering dating programs, where they pay in their highest sales quarters, typically in the third and fourth quarters.

Employees

At December 31, 2005, we had 59 full time employees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Properties

Our corporate headquarters are located at 5711 Buckingham Parkway, Culver City, California 90230, where we lease approximately 28,000 square feet and sublease approximately 17,000. This lease was amended to extend the term to February 28, 2009. We also lease approximately 62,000 square feet of warehouse space in Carson, California. This lease was also amended to extend the term to January 31, 2008. We also lease 1,200 square feet of office space in China in the town of ChangAn, in the GuangDong Province. This one year lease expires November 1, 2006. We believe these facilities and additional or alternative space available to us will be adequate to meet our needs in the near term.

Government Regulation

Our products sold in the United States are subject to the provisions of the Consumer Product Safety Act (the “CPSA”), The Federal Hazardous Substances Act (the “FHSA”), The Flammable Fabrics Act (the “FFA”), and the regulations promulgated under each of these acts.

The CPSA empowers the Consumer Product Safety Commission (the “CPSC”) to take action against hazards presented by consumer products, including the formulation and implementation of regulations and uniform safety standards. The CPSC has the authority to seek to declare a product “a banned hazardous substance” under the CPSA and to ban it from commerce. The CPSC can file an action to seize and condemn an “imminently hazardous consumer product” under the CPSA and may also order equitable remedies such as recall, replacement, repair or refund for the product. The FHSA provides for the repurchase by the manufacturer of articles that are banned.

Consumer product safety laws also exist in Europe. We employ testing and other procedures intended to maintain compliance with the CPSA, the FHSA, the FFA, international standards, and our own standards. Every item carried by Small World Toys conforms to the safety guidelines as outlined by the Consumer Product Safety Commission (CPSC) and the applicable international standards. To ensure that all of our items meet the highest safety standards, all items are regularly tested to the most current ASTM F963 standard, which is a standard consumer safety specification on toy safety, designed by the American Society for Testing and Materials. We also perform in-house testing on all items for ages up to three years. In addition to the standard ASTM F963 testing, we also require CPAI-84 on all camping gear, current FCC testing on all electronic frequency items, and ASTM D4236 relevant to all arts and crafts items we carry. Notwithstanding the foregoing, there can be no assurance that all of our products are or will be hazard free. Any material product recall could have an adverse effect on our results of operations or financial condition, depending on the product and scope of the recall, and could negatively affect sales of our other products, as well. We are required by a consent decree signed in July 1986 with the CPSC to test all products that are age appropriate for children under three years of age.

LEGAL PROCEEDINGS

On August 5, 2005, Gemini Partners, Inc. (“Gemini”) filed an action in the Superior Court of the State of California for the County of Los Angeles against Small World Toys, Debra Fine, and Fineline

Services, LLC. On February 21, 2006, Gemini filed a second amended complaint that, among other things, named as a defendant Small World Kids, Inc. Gemini’s complaint arises out of a written consulting agreement dated as of November 10, 2003 entered into by and between Gemini and Fineline Services. On June 13, 2006, the Company and Gemini settled the suit out of court for $40,000.

On September 7, 2005, Small Play, Inc. (“Small Play”) filed an action in the United States District Court for the Southern District of New York against Small World Toys alleging $3 million in damages in connection with a supposed breach of an alleged oral licensing agreement. The suit was dismissed without prejudice by the Court on June 1, 2006 for failure of the plaintiffs to prosecute.

On April 12, 2006, Ryan Yanigihara, an ex-employee who was terminated January 13, 2006, filed a complaint with the Secretary of Labor alleging violation of Section 806 of the Sarbanes-Oxley Act protecting whistleblowers. The Company disputes Mr. Yanigihara claims and intends to strenuously defend against these claims.

Other than the foregoing, we are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT

The following table and text set forth the names of all directors and executive officers of our Company as of June 12, 2006. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships between or among the directors, executive officers or persons nominated or charged by our Company to become directors or executive officers. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided herein are brief descriptions of the business experience of each director and executive officer and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

The directors and executive officers of the Company are as follows:

Name	Age	Position Held with the Registrant
Debra Fine	42	Chairman, CEO, President and Director
John Matise	33	Chief Operating Officer and Director
Bob Rankin	54	Chief Financial Officer and Secretary
Gary Adelson	51	Director
Alex Gerstenzang	52	Director
Robert Lautz	56	Director
Lane Nemeth	57	Director
Shelly Singhal	37	Director
David Swartz	62	Director

Biographies of Directors and Executive Officers:

Debra Fine, Chief Executive Officer, Chairman and President

Debra Fine has served as the Chief Executive Officer, Chairman and President since May 20, 2004. Fine served as a principal at EM Ventures (Venture Capital Fund) from 2002 to 2004. Prior to joining EM Ventures, she was the President and Chief Executive Officer of three consumer product companies, Fandom Media, a “tween” products company from 2000 to 2002, President of New Media for Digital Domain, an academy award winning movie production company from 1998 to 2000 and Cloud 9 Children’s products.  With over 15 years of experience in consumer products, entertainment and media, Fine has developed expertise in operations, marketing, licensing and creating growth in start-up ventures. She holds a Bachelor of Arts in Journalism and Advertising from the University of Southern California and a MBA from the Anderson School, Executive Program at University of California, Los Angeles.

John Matise, Chief Operating Officer and Director

Since March 27, 2006, John Matise has served as Chief Operating Officer. Prior to becoming COO, he has served as a consultant for the Company since January 2006. He has served as a Director of the Company since 2004. Mr. Matise has been a private equity investor for the past 10 years. He most recently served as Vice President of Wedbush, Inc., a private equity investment and holding company from 2001 to 2004. Prior to his tenure with Wedbush, Inc., he served as a Vice President with Encore Venture Partners from 1999 to 2001. In addition, he has served as an executive with Accenture, a consulting company from 1997 to 1999 and 1992 to 1994 and Deloitte Consulting a consulting company from 1994 to 1997 advising clients on improving manufacturing operations, the integration of acquisitions, launching new business lines and business growth planning and analysis. He currently serves as co-chairman of the UCLA Venture Capital and Private Equity Alumni Association and as a director of UCLA Anderson School Alumni Relations Board. In addition, he is currently on the Board of Directors of Cargo Technology, Inc. and Cold Pack System, S.A.S. He received a Master of Business Administration degree from the UCLA Anderson School and a Bachelor of Arts degree with high honors from the University of California, Davis.

Robert Rankin, Chief Financial Officer and Secretary

Robert Rankin has served as the Chief Financial Officer and Secretary since May 24, 2004. From 2002 until 2004, Mr. Rankin served as a consultant including serving as an interim CFO for a semiconductor start-up company from 2003 until joining the Company. From 1992 through 2002, Mr. Rankin held positions as Chief Financial Officer of public and private, mid-cap and start-up companies in the high technology and aerospace industries. In 2000, Rankin co-founded an application service provider software company. In 2000, while serving as the Chief Financial Officer of webcasts.com a private company, Rankin directed the sale of this software start-up for a valuation over $100 million. From 1992 through 1998 under his leadership as CFO, DeCrane Aircraft Holdings, Inc. grew from a highly leveraged, VC funded, private aerospace company with sales of $13 million in 1991 to a multinational public company with sales of almost $200 million in 1998. Rankin’s background also includes senior financial management positions with B.F. Goodrich and Coltec Industries. Mr. Rankin has a Bachelor of Science in Mechanical Engineering and a Master of Science in Business, both from Carnegie-Mellon University.

Gary Adelson, Director

Gary Adelson has been a managing director of Houlihan Lokey Howard & Zukin and co-head of the firm’s Media & Entertainment Investment Banking Group since 2003. Prior to joining the firm, he was a principal of Media Connect Partners, a provider of financial and operating advisory services to media, entertainment, sports and communications companies that he co-founded in 2003 and that was acquired by Houlihan. In 1996, Adelson co-founded EastWest Venture Group, which is a private venture capital, company managing a fund of over $250 million and served until 2002. From 1990 to 1995, He co-founded and served as Chairman and Chief Executive Officer of ICS, a telephony and cable company that was acquired by MCI in 1995. He earned a Bachelor of Arts degree in Economics from the University of California, Los Angeles and has served as the chairman of UCLA’s Venture Fund. Mr. Adelson serves on the board of the Pediatric Aids Foundation and was executive director of Israel’s 50th anniversary jubilee.

Alex Gerstenzang, Director

Alex Gerstenzang has been a senior executive with a big box retailer, overseeing a diverse product sales mix of approximately $12 billion since 1997. He has managed the East Coast region for Paris Boutique Corporation and subsequently founded a consulting business serving clients as diverse as prisons to the City of Portland and Georgia Pacific Corporation. He attended Dalton School, Columbia University, Pace University and New York University. He earned a Bachelor of Specialized Studies degree in finance and a Master of Business Administration.

Robert Lautz, Director

Robert Lautz is a Managing Director of St. Cloud Capital Partners L.P. and joined the firm in 2000. Prior to joining St. Cloud, Mr. Lautz was the Chairman of REO.com, the nation’s leading Internet-based sales mechanism for bank foreclosed properties from 1998 to 2002. Prior to that he served as the Chief Executive Officer of ListingLink, the original Internet-based residential property multiple listing service from 1997 to 1998. Mr. Lautz formed and was Chairman and CEO of Indenet, Inc., a Nasdaq listed private satellite-based network that delivered digital advertisements and programming to the 3000+ national broadcast and cable television networks. From 1994 to 1997, he built Indenet from a public shell with $4 million in cash to a company with over $50 million in revenue, $120 million in market value and 650 employees in 19 facilities around the world. Mr. Lautz also owned and operated Peerless Capital, a venture capital business which invested in various management led leveraged buyouts and private equity transactions. Mr. Lautz began his career with Citibank’s Operating Group where he rose to become the Senior Financial Officer, responsible for all financial functions and strategic planning for his division. He currently serves on the Board of Directors of Compact Power, Inc., Security Contractor Services, Inc. and the Company. Mr. Lautz earned a Master’s degree from the American Graduate School of International Management (Thunderbird), and a BS in Business Administration from Miami University in Oxford, Ohio.

Lane Nemeth, Director

Lane Nemeth has been the founder and chief executive officer of Pet Lane, a direct sales enterprise since 2003. Prior to founding Pet Lane, she was an author, speaker and consultant from 1998 to 2003. She is the founder of Discovery Toys, an educational toy company based in Livermore, California, that was acquired by Avon (NYSE:AVP) in 1997 and was with Discovery from 1978 to 1998. She has received numerous entrepreneurial awards and is a regularly featured speaker at national child development, business leadership seminars, including the Stanford Leadership Academy and the National

Association of Women Business Owners. She is a member of the Women’s Executive Leadership Council. Her recent book, Discovering Another Way, Raising Brighter Children, While Having a Meaningful Career, has received national recognition. She earned a Bachelor of Arts degree from the University of Pittsburgh and a Master of Arts degree in education from Seton Hall University.

Shelly Singhal, Director

Shelly Singhal currently serves as the Chairman and Chief Executive Officer of the SBI Group, a position he has held since 2001. Prior to joining SBI, Mr. Singhal was managing director of corporate finance at a brokerage firm in Orange County, California, joining the firm in 1995. He was responsible for several areas, including its E-Commerce Group from 1995 to 2000 and serving as manager of the Firm’s Bridge Fund. He earned a Bachelor of Science degree from Seaver College at Pepperdine University.

David Swartz, Director

David Swartz is the Managing Partner of Good Swartz Brown & Berns, which is a regional accounting and business advisory firm which he joined in 1990. Prior to joining Good Swartz Brown & Berns, he served as the chief financial officer of Westfield, Inc., a publicly held shopping center development company, from 1988-1990. From 1968 to 1988, Swartz was a managing partner and on the national board of BDO Seidman, an international accounting firm. He is also a Director of Primedex Corporation, a public company. Mr. Swartz has more than thirty-five years of experience providing business advisory services to clients in several industries, including manufacturing, wholesale, retail, entertainment, real estate and professional services, and his professional experience also includes acquisitions, merger transactions, business valuations, and ESOPs. He has lectured extensively at several Southern California universities, and is a frequent speaker to trade and professional organizations. Swartz is past president of the Jewish Big Brothers of Los Angeles and serves on the boards of several other charitable foundations. Swartz earned his Bachelor of Science degree in Accounting from California State University, Northridge and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He also served as treasurer of the Los Angeles chapter of the California Society of Certified Public Accountants. He is now a Vice President on the California Board of Accountancy, a division of the California Department of Consumer Affairs.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Code Of Ethics And Conduct

On October 15, 2004, the Board of Directors adopted a Code of Ethics and Conduct.

Audit Committee

The Company has an audit committee consisting of two independent directors; David Swartz and Gary Adelson. John Matise is also on the Audit Committee but he is an officer and director of the Company. Our Board of Directors has determined that Mr. Swartz is an “audit committee financial expert” as that term is defined in Item 401(e) of Regulation S-B under the Exchange Act of 1934.

Compensation Committee

The Company has an compensation committee consisting of three independent directors; Lane  Nemeth, Alex Gerstenzang and Shelly Singhal.

EXECUTIVE COMPENSATION

The following table sets forth aggregate amounts of compensation paid or accrued by us to our Chief Executive Officer and the other four most highly compensated executive officers (the “Named Executive Officers”) whose annual expected compensation exceeded $100,000 as of December 31, 2005.

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Options	All Other Compensation
Debra Fine, Chairman, Chief Executive Officer and President	2005 2004	$250,000 $250,000	$20,000	—	260,000	—
John J. Nelson(1)	2005 2004	$200,000 $175,000	$45,000	—	70,000	—
Robert Rankin, Chief Financial Officer and Secretary	2005 2004	$190,000 $175,000	$20,000	—	52,000	—
Howard Bennett, Vice President, Sales	2005 2004	$120,120 $120,120	$50,000 $60,020	—	55,000	—
Sheri Brownrigg(2)	2005 2004	$115,000 $115,000	$35,000 $10,000	—	52,000	$32,500

(1)             John Nelson was Chief Operating Officer of the Company prior to resigning on March 27, 2006.

(2)             Sheri Brownrigg was V.P. External Product Development. Her employment with the Company terminated on December 30, 2005.

Option Grants in Last Fiscal Year

No options were granted during the fiscal year ended December 31, 2005 to any of the Named Executive Officers.

Aggregated Option Exercises and Option Values

The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options as of June 12, 2006 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and either the actual or estimated fair market value of the underlying security, as applicable. None of the options have been exercised since granted through June 12, 2006

Name	Shares Acquired Upon Exercise	Value Realized	No. of Shares Underlying Unexercised Options as of June 9, 2006 Exercisable/Unexercisable	Value of Unexercised In-the Money Options as of June 9, 2006 Exercisable/Unexercisable
Debra Fine	—	—	195,000/65,000	$0/0
John Nelson	—	—	64,844/5,156	$0/0
Bob Rankin	—	—	52,000/0	$0/0
Howard Bennett	—	—	34,169/20,831	$0/0
Sheri Brownrigg	—	—	10,835/0	$0/0

Employment Agreements

We entered into an employment agreement with Debra Fine, our Chairman, CEO and President on May 20, 2004 for a three-year term, which may continue upon the mutual agreement of the parties thereto except the employment relationship will be on an “at will” basis. The employment agreement provides compensation of a base salary of $250,000 per annum, an annual bonus, as determined and awarded by the Board from time to time in its sole discretion, but not less than an amount equal to 5% of EBIT, meaning earnings before interest and taxes, if such amount for any year is in excess of $1,000,000; 4% if such amount for any year is in excess of $2,000,000; and 3% if such amount is over $3,000,000, and 2,600,000 stock options at the exercise price of $.25 per share of which 650,000 vested immediately and the balance vesting on a quarterly basis in equal amounts of 162,500 shares each over the course of her agreement. The employment agreement provides that in the event that Ms. Fine is terminated prior to the end of the initial three (3) year term, other than for cause, we will pay her salary for the remainder of the three (3) year term without any deduction or offset for any compensation earned or received from any other sources. In addition, we will pay any earned, but unpaid, bonus for the prior year, any unused vacation or other time-off benefits and any unpaid reimbursable business expenses incurred through the last day of her services. For an additional one (1) year after the termination, we shall continue benefits, at our expense. All unvested portion(s) of the options granted to her pursuant to her employment agreement shall vest and immediately become exercisable upon the effective date of such termination.

We entered into an employment agreement with John Nelson, our Chief Operating Officer on September 22, 2004 for a two-year term, which may continue upon the mutual agreement of the parties thereto except the employment relationship will be on an “at will” basis. On March 27, 2006, John Nelson resigned as Chief Operation Officer for the Company. Mr. Nelson will continue to assist the company in a consulting capacity for the balance of 2006. In consideration for the termination of his employment contract and for his consulting services, Mr. Nelson will receive $35,000 of Class A-1 Preferred Stock and $65,000 to be paid from April to September 2006 in bi-weekly amounts.

We entered into an employment agreement with John Matise, our Chief Operating Officer on March 27, 2006 for a two-year term, which may continue upon the mutual agreement of the parties thereto except the employment relationship will be on an “at will” basis. The employment agreement provides compensation of a base salary of $220,000 per annum, an annual bonus, as determined and awarded by the Board from time to time in its sole discretion and options, the number to be determined at a later date by the Compensation Committee of the Company. The employment agreement provides that in the event that Mr. Matise is terminated prior to the end of the initial two (2) year term, other than for cause, we will pay his salary for an additional six months without any deduction or offset for any compensation earned or received from any other sources. In addition, we will pay any earned, but unpaid, bonus for the prior year, any unused vacation or other time-off benefits and any unpaid reimbursable business expenses incurred through the last day of his services. For an additional six months, we shall continue benefits, at our expense. All unvested portion(s) of the options granted to him pursuant to his employment agreement shall expire and be null and void upon the effective date of his termination.

We entered into an employment agreement with Robert Rankin, our Chief Financial Officer on May 24, 2004 for a two-year term, which may continue upon the mutual agreement of the parties thereto except the employment relationship will be on an “at will” basis. On April 6, 2006, the employment agreement was amended to extend the term to terminate on May 24, 2007. The employment agreement provides compensation of a base salary of $190,000 per annum, an annual bonus, as determined and awarded by the Board from time to time in its sole discretion and 520,000 stock options at the exercise price of $.38 per share of which 130,000 vested immediately and the balance vesting on a quarterly basis in equal amounts of 48,750 shares each over the course of his agreement. The employment agreement provides that in the event that Mr. Rankin is terminated prior to the end of the term, other than for cause, we will pay his salary for an additional six months without any deduction or offset for any compensation earned or received from any other sources. In addition, we will pay any earned, but unpaid, bonus for the prior year, any unused vacation or other time-off benefits and any unpaid reimbursable business expenses incurred through the last day of his services. For an additional six months, we shall continue benefits, at our expense. All unvested portion(s) of the options granted to him pursuant to his employment agreement shall expire and be null and void upon the effective date of his termination.

Director Compensation

The Directors who are not employees receive $1,500 for each meeting attended, $1,000 for each committee meeting attended and 40,000 stock options per year. Further, the chairman of the audit committee will receive an additional $5,000 annually.

Stock Option Plan

On September 22, 2004, we adopted the 2004 Stock Compensation Plan (the “Plan”) under which 780,000 shares of common stock are available for issuance with respect to awards granted to our officers, directors, management and other employees. On January 25, 2005, the Board approved an amendment to the Plan to increase the number of shares of common stock reserved for issuance by an additional 600,000 shares of common stock bringing the total number of shares of common stock reserved for issuance under the Plan to 1,380,000. As of June 12, 2006, options to purchase 591,500 shares of common stock have been issued and are outstanding under the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of June 12, 2006, certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group. As of June 12, 2006, there were 5,410,575 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of June 12, 2006, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each shareholder listed in the following table is c/o Small World Kids, Inc., 5711 Buckingham Parkway, Culver City, California 90230. This table is based upon information supplied by directors, officers and principal shareholders and reports filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Total Common Stock(1)
Directors and Officers
Debra L. Fine (2)	2,305,970	38.5%
John Matise (3)	35,818	*
Robert Rankin (4)	52,000	*
Gary Adelson (5)	4,000	*
Alex Gerstenzang (6)	4,000	*
Robert Lautz (7)	*	*
Lane Nemeth (8)	4,000	*
Shelly Singhal (9)	1,745,160	31.6%
David Swartz (10)	4,000	*
Total Directors and Officers as a Group	4,154,948	67.0%

5% Beneficial Owners
Bushido Capital Master Fund (11)	1,758,243	24.5%
C.E. Unterberg, Towbin Capital Partners 1, L.P. (12)	554,545	9.3%
David Marshall, Inc. (13)	1,146,718	21.2%
Sid Marshall, Inc. (14)	391,818	7.0%
Frontera Group, LLC (15)	564,952	9.6%
Gamma Opportunity Capital Partners LP Class A (16)	765,485	12.2%
Gamma Opportunity Capital Partners LP Class C (17)	765,485	12.2%
HIT Credit Union (18)	290,909	5.1%
Hong Kong Credit Union (19)	513,636	8.7%
Laurus Master Fund, Ltd (20)	1,036,000	16.1%
St. Cloud Capital Partners, LP (21)	762,500	12.5%
SWT, LLC (22)	5,112,239	48.6%
SWT Investments, LLC (23)	1,297,673	24.0%
Trinad Capital Master Fund Ltd (24)	454,545	7.7%

*                    Less than 1%

(1)             Based on 5,410,575 shares outstanding as of June 12, 2006.

(2)           Debra Fine is the Chief Executive Officer, and President of the Company. Her shares are held indirectly by the Fine Family Trust of which she is the Co-Trustee which is the owner of 1,721,543 shares of our common stock, 3,063 shares underlying warrants, 195,000 shares underlying stock options that may be exercisable within 60 days of June 12, 2006 and 386,364 shares issuable upon conversion of the Series Class A-1 Preferred Stock. Does not include the shares issuable upon conversion of the Series Class A-1 Preferred Stock and underlying warrants owned by SWT, LLC of which The Fine Family Trust is a member.

(3)             John Matise is the Chief Operating Officer and a director of the Company. Consists of 4,000 shares underlying stock options, which are exercisable within 60 days of June 12, 2006 and 31,818 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(4)             Robert Rankin is the Chief Financial Officer and Secretary. Consists of 52,000 shares underlying stock options that may be exercisable within 60 days of the date of June 12, 2006.

(5)             Gary Adelson is a director of the Company. Consists of 4,000 shares underlying stock options, which are exercisable within 60 days of June 12, 2006.

(6)             Alex Gerstenzang is a director of the Company. Consists of 4,000 shares underlying stock options, which are exercisable within 60 days of June 12, 2006.

(7)             Mr. Lautz is a director of the Company and a Managing Director of St. Cloud Capital Partners L.P., which is the beneficial owner of 81,250 shares of our common stock, 118,750 shares underlying warrants and 562,500 shares issuable upon conversion of the $2,225,000 convertible note. Mr. Lautz disclaims beneficial ownership of said shares.

(8)             Lane Nemeth is a director of the Company. Consists of 4,000 shares underlying stock options, which are exercisable within 60 days of June 12, 2006.

(9)             Shelly Singhal is a director of the Company. Of the shares beneficially owned by Mr. Singhal, 1,297,673 common shares are owned by SWT Investments, LLC, a Delaware limited liability company, of which Mr. Singhal owns 100%; 193,678 shares are owned by SBI Holdings of which he is a managing director and consists of 93,678 common shares and 100,000 shares underlying warrants; 249,809 common shares are owned by Curried Clover LLC in which he has beneficial ownership; and 4,000 shares underlying stock options which are exercisable within 60 days of June 12, 2006.The address for Mr. Singhal is 610 Newport Center Drive, Suite 1205 Newport Beach, CA  92660. Does not include the shares issuable upon conversion of the Series A-1 Preferred Stock and underlying warrants owned by SWT, LLC of which SWT Investments, LLC is a member.

(10)       David Swartz is a director of the Company. Consists of 4,000 shares underlying stock options, which are exercisable within 60 days of June 12, 2006.

(11)       Consists of 830,970 shares underlying warrants and 927,273 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for Bushido Capital Partners, Ltd is 275 Seventh Ave., Suite 2000, New York, NY 10001.

(12)       Consists of 454,545 shares issuable upon conversion of the Series Class A-1 Preferred Stock and 100,000 shares underlying warrants. The address for C.E. Unterberg, Towbin Capital Partners 1, L.P. is 350 Madison Ave., New York, NY 10017.

(13)       Consists of 1,146,718 shares of our common stock held by David Marshall, Inc. which is beneficially owned by David Marshall, an investor. The address for David Marshall, Inc. is 9229 Sunset Boulevard, Suite 505 Los Angeles, CA 90009. Does not include the shares issuable upon conversion of the Series Class A-1 Preferred Stock and underlying warrants held by SWT, LLC of which David Marshall, Inc. is a member.

(14)       Consists of 206,500 common shares and 3,500 shares issuable upon exercise of warrants and 181,818 shares issuable upon conversion of the Series Class A-1 Preferred Stock and is beneficially owned by David Marshall’s father, Sid Marshall. The address for Sid Marshall is is 9229 Sunset Boulevard, Suite 505 Los Angeles, CA 90009.

(15)       Consists of 64,077 shares of our common stock, 875 shares underlying warrants and 500,000 shares issuable upon conversion of the Series Class A-1 Preferred Stock. Does not include the shares issuable upon conversion of the Series Class A-1 Preferred Stock and underlying warrants owned by SWT, LLC of which Frontera Group is a member. The address for Frontera Group, LLC is 15303 Ventura Boulevard, Suite 1510, Sherman Oaks, CA 91403.

(16)       Consists of 415,485 shares underlying warrants and 350,000 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for Gamma Opportunity Capital Partners LP Class A is 1967 Longwood Lake Mary Road, Longwood, Fla 32750.

(17)       Consists of 415,485 shares underlying warrants and 350,000 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for Gamma Opportunity Capital Partners LP Class C is 1967 Longwood Lake Mary Road, Longwood, Fla 32750.

(18)       Consists of 290,909 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for HIT Credit Union is 610 Newport Center Drive, Suite 1205, Newport Beach, CA 92660.

(19)       Consists of 513,636 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for HIT Credit Union is 610 Newport Center Drive, Suite 1205, Newport Beach, CA 92660.

(20)       Consists of 1,036,000 shares underlying warrant. The address for Laurus Master Fund, Ltd is 825 Third Ave., 14th Floor, New York, NY 10022.

(21)       Consists of 81,250 shares of our common stock, 118,750 shares underlying warrants and 562,500 shares issuable upon conversion of the $2,225,000 convertible note.. The address of St. Cloud is 10866 Wilshire Boulevard, Suite 1450, Los Angeles, CA  90024.

(22)       Consists of 204,082 shares underlying warrants and 4,908,157 shares issuable upon conversion of the Series Class A-1 Preferred Stock. Members of SWT, LLC include Russell Fine and Debra Fine as trustees of the Fine Family Trust, SWT Investments, LLC, which is 100% owned by Shelly Singhal who is a director of the Company, and David Marshall; Inc.. Glenhaven Corporation manages SWT, LLC, and is owned by David Marshall. The address for SWT,LLC is 9229 Sunset Boulevard, Suite 505, Los Angeles, California 90069.

(23)       SWT Investments, LLC, which is 100% owned by Shelly Singhal who is a director of the Company. Consists of 1,297,673 shares of our common stock. Does not include the shares issuable upon conversion of the Series Class A-1 Preferred Stock and underlying warrants owned by SWT, LLC of which SWT Investments, LLC is a member. The address for SWT Investments, LLC is 610 Newport Center,Suite 1205,Newport Beach, CA 92660.

(24)       Consists of 454,545 shares issuable upon conversion of the Series Class A-1 Preferred Stock. The address for Trinad Capital Master Fund Ltd is 2121 Avenue of the Stars, Suite 1650, Los Angeles, CA 90067.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes the transactions we have engaged in with persons who were directors, officers or affiliates at the time of the transaction, and persons known by us to be the beneficial owners of 5% or more of our common stock since January 1, 2004.

On June 9, 2006, the Note due 2006 in the principal amount of $2,500,000 to St. Cloud Capital Partners LP, of which Robert Lautz, a director of the Company, is a Managing Director, was restructured as a condition of the sale of Class A-1 Convertible Preferred Stock on June 9, 2006 as follows: the Company prepaid $50,000 of the existing note and issued to St. Cloud two new notes to replace the exiting note: the first note in the principal amount of $200,000 will be for twelve months with monthly amortization payments at a 10% interest rate; the second note will be for $2,250,000 with interest at 10% per annum with interest only payable on June 30, 2006 and September 15, 2006, and, commencing September 16, 2006, payments will be interest only each month through September 15, 2008, and commencing October 15, 2008, monthly amortization payments (based on a five-year amortization) with all interest plus unpaid principal due on September 15, 2011. The second note will be convertible into shares of the common stock of the Company at $4.00 per share. The original loan of $2,000,000 to St. Cloud was made on September 15, 2004. On July 20, 2005, St. Cloud agreed to advance an additional $500,000 for an aggregate loan of $2.5 million. On November 11, 2005, we entered into a second amendment with St. Cloud pursuant to which we issued to St. Cloud a new promissory note replacing the existing note to St. Cloud in the principal amount of $2,500,000 and extended the maturity date of the loan to September 15, 2006. Pursuant to the terms of the note agreement with St. Cloud, during the period that notes are outstanding, Mr. Lautz will be appointed to the Company’s Board of Directors. In addition, as long as St. Cloud owns in excess of 300,000 shares, a designee of St. Cloud reasonably acceptable to us is entitled to an observer seat on the Board of Directors.

On June 9, 2006, the 24% Notes issued to Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union (collectively the “Lenders”) and due 2006 in the principal amount of $1,000,000 were converted into 909,091 shares of Class A-1 Convertible Preferred Stock. The Notes were issued as follows: (i) On April 28, 2005 we had entered into Term Credit Agreements (“Credit Agreements”) with Hong Kong League Central Credit Union and PCCW Credit Union for unsecured loans totaling $750,000 due on or before August 31, 2005; and (ii) On June 10, 2005 we entered into additional Credit Agreements with Hong Kong League Central Credit Union and HIT Credit Union for unsecured loans totaling $250,000 due on or before September 30, 2005. Effective August 31, 2005, the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or March 1, 2006. In consideration for this extension, we issued a four-year warrant to purchase up to 100,000 shares of the common stock exercisable at $5.00 per share to SBI Advisors, LLC, of which Shelly Singhal, one of our directors, is Chairman and Chief Executive Officer. On February 28, 2006, the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or August 11, 2006.

On June 9, 2006, the 10% Notes due 2006 in the principal amount of $500,000 were converted into 454,545 shares of Class A-1 Convertible Preferred Stock. On August 11, 2005, we had issued an aggregate of $500,000 in notes to various accredited investors including Russell Fine and Debra Fine (our President and Chief Executive Officer), as trustees of the Fine Family Trust, who provided $175,000 of the total borrowing. The notes had a maturity of one year from the date of execution with interest payable monthly in arrears at a rate of 10% per annum and were secured by certain assets including receivables, inventory, equipment and other assets.

On June 9, 2006, the 2,500,000 shares of Class A Convertible Preferred Stock owned by SWT, LLC in the amount of $5,000,000 along with $398,973 in accrued dividends were converted into 4,908,157 shares of Class A-1 Convertible Preferred Stock as a condition of the sale of Class A-1 Convertible Preferred Stock on June 9, 2006. On August 11, 2005, we had converted the $5 million Bridge Note dated May 21, 2004 issued to SWT, LLC, into 10% Class A Convertible Preferred Stock. The Class A Preferred stock was convertible at the option of the holder into the common stock at an initial fixed conversion price of $4.00 subject to adjustment based on the terms of future financings should they occur and accrued a quarterly dividend at a rate of 10% per annum and was payable in cash or a combination of 50% cash and 50% common stock at our option. In connection with the conversion of the $5 million Bridge Note, we issued on August 11, 2005, a three-year immediately exercisable warrant to purchase up to 204,082 shares of the common stock exercisable at $4.90 per share. Each of Russell Fine and Debra Fine (our President and Chief Executive Officer) as trustees of the Fine Family Trust, SWT Investments, LLC, which is wholly owned by Shelly Singhal, a director of the Company, and David Marshall; Inc. are members of SWT, LLC. Glenhaven Corporation manages SWT, LLC, and is owned by David Marshall who is the beneficially owner of more than 20% of our common stock.

Since February 2006, Russell Fine, the spouse of Debra Fine (our President and Chief Executive Officer), has been providing operational and system consulting services on a month to month basis for $11,000 per month.

DESCRIPTION OF SECURITIES

General

As of June 6, 2006, our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, no par, of which 12,000,000 is Class A-1 Convertible Preferred with the conversion price per share of Class A-1 Preferred Stock initially shall be $1.10, subject to adjustment from time to time. The Class A-1 Convertible Preferred accrues a quarterly dividend at a rate of 6% per annum and is payable in Class A-1 Convertible Preferred stock fixed at a conversion price of $1.10. As of June 9, 2006 we had 5,410,575 shares of common stock outstanding and 10,693,384 shares of Class A-1 Convertible Preferred stock outstanding.

Common Stock

Subject to rights which may be granted to holders of preferred stock in the future, each share of our common stock is entitled to one vote at all meetings of our stockholders. Our common stockholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any.

Transfer Agent

The Company’s transfer agent is American Stock Transfer and Trust Company in New York City, New York.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i)  one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

Stock Options

We filed on February 4, 2005, a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”), as amended, to register 1,380,000 shares of our common stock, $.001 par value per share, issued or issuable pursuant to our 2004 Stock Compensation Plan.

SELLING STOCKHOLDERS

The securities being offered hereunder are being offered by the selling stockholders listed below or their respective transferees, pledgees, donees or successors. Each selling stockholder may from time to time offer and sell any or all of such selling stockholder’s shares that are registered under this prospectus. Because no selling stockholder is obligated to sell shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling stockholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with the sale of shares.

The following table sets forth, with respect to each selling stockholder (i) the number of shares of common stock beneficially owned as of June 12, 2006 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder. The percentage ownership set forth below is based upon 5,410,575 shares outstanding and 14,531,578 shares underlying stock options, warrants and conversions which may be exercisable or will be exercisable within 60 days of June 12, 2006. In compliance with the Rule 13d-3, securities underlying options, warrants or conversion privileges exercisable within 60 days of June 12, 2006 are deemed outstanding for the purposes of computing beneficial ownership of each of the respective selling stockholders.

	Prior to Offering			After Offering(35)
Name	Shares	Percent	Shares Offered	Shares	Percent
Gamma Opportunity Capital Partners LP Class A(1)	890,131	4.5%	890,131	0	0%
Gamma Opportunity Capital Partners LP Class C(1)	890,131	4.5%	890,131	0	0%
Bushido Capital Master Fund LP (2)	2,007,535	10.1%	2,007,535	0	0%
SWT Investments, LLC (3)	1,297,673	6.5%	1,297,673	0	0%
SBI Advisors(4)	193,678	1.0%	193,678	0	0%
Russell and Debra Fine as Co-Trustees of the Fine Family Trust(5)	2,110,970	10.6%	2,110,970	0	0%
SWT, LLC (6)	5,112,239	25.6%	5,112,239	0	0%
Strome Offshore Ltd.(7)	134,400	*	134,400	0	0%
Phoenix Capital Opportunity Fund, LP (8)	70,000	*	70,000	0	0%
St. Cloud Capital Partners, LP (9)	762,500	3.8%	762,500	0	0%
David Marshall, Inc.(10)	1,146,718	5.8%	1,146,718	0	0%
Sid Marshall Enterprises(11)	391,818	2.0%	391,818	0	0%
David L. Ficksman and Maxine B. Ficksman, as trustees of the Ficksman Family Trust (12)	37,726	*	37,726	0	0%
Cambria Capital (13)	37,500	*	37,500	0	0%
Jon Larrick(14)	50,000	*	50,000	0	0%
Curried Clover LLC(15)	249,809	1.3%	249,809	0	0%
Frontera Group, LLC(16)	564,952	2.8%	564,952	0	0%
Edward Kummer (17)	15,613	*	15,613	0	0%
Jark Holdings, LLC (18)	39,591	*	39,591	0	0%

	Prior to Offering			After Offering(35)
Name	Shares	Percent	Shares Offered	Shares	Percent
Lawrence S. Bond (19)	15,613	*	15,613	0	0%
Robert J. Bond (20)	15,613	*	15,613	0	0%
Mathew Marshall (21)	31,226	*	31,226	0	0%
Charlene and Steve Ustin Revocable Trust (22)	62,452	*	62,452	0	0%
Juliette Trattne (23)	54,333	*	54,333	0	0%
The Pindus Family Trust (24)	47,955	*	47,955	0	0%
Laurus Master Funds, LTD (25)	1,036,000	5.2%	1,036,000	0	0%
George Karfunkel (26)	227,273	1.1%	227,273	0	0%
Michael Karfunkel (27)	227,273	1.1%	227,273	0	0%
C.E. Unterberg, Towbin Capital Partners 1, L.P. (28)	554,545	2.8%	554,545	0	0%
The Shebson Trust (29)	90,909	*	90,909	0	0%
Bart Gurewitz (30)	31,818	*	31,818	0	0%
John Nelson (30)	31,818	*	31,818	0	0%
John Matise (30)	31,818	*	31,818	0	0%
Trinad Capital Master Fund (31)	454,545	2.3%	454,545	0	0%
HIT Credit Union (32)	290,909	1.5%	290,909	0	0%
Hong Kong League Central Credit Union (33)	513,636	2.6%	513,636	0	0%
PCCW Credit Union (34)	104,535	*	104,535	0	0%

*                    Less than 1%

(1)             Includes 350,000 shares issuable upon conversion of the Series Class A-1 Preferred Stock.and 130% of 415,485 shares issuable upon exercise of warrants.

(2)             Includes 927,273 shares issuable upon conversion of the Series Class A-1 Preferred Stock.and 130% of 830,970 shares issuable upon exercise of warrants.

(3)             Includes 1,297,673 common shares and is beneficially owned by Shelly Singhal, a director of the Small World Kids.

(4)             Includes 93,678 common shares acquired from one of the Initial Investors and 100,000 shares issuable upon exercise of warrants and is beneficially owned by Shelly Singhal, a director of the Small World Kids.

(5)             Includes 1,721,543 common shares, 3,063 shares issuable upon exercise of warrants and 386,364 shares issuable upon conversion of the Series Class A-1 Preferred Stock and is beneficially owned by Debra Fine, Chairman, CEO and President of the Small World Kids

(6)             Includes 4,908,157 shares issuable upon conversion of the Series Class A-1 Preferred Stock and 204,082 shares issuable upon exercise of warrants.

(7)             Includes 134,400 issuable upon exercise of warrants

(8)             Includes 70,000 common shares and Phoenix Capital Opportunity Fund, LP is beneficially owned by PCOF Partners, LLC.

(9)             Includes 81,250 common shares and 118,750 shares issuable upon exercise of warrants and 562,500 shares issuable upon conversion of the $2,250,000 convertible note.

(10)       Includes 1,146,718 common shares, of which 68,119 shares were acquired from one of the other Initial Investors, and is beneficially owned by David Marshall.

(11)       Includes 206,500 common shares and 3,500 shares issuable upon exercise of warrants and 181,818 shares issuable upon conversion of the Series Class A-1 Preferred Stock and is beneficially owned by David Marshall’s father, Sid Marshall.

(12)       Includes 37,726 common shares. Mr. Ficksman is counsel for Small World Kids, Inc.

(13)       Includes 37,500 issuable upon exercise of warrants

(14)       Includes 50,000 common shares and was issued as part of the purchase of certain assets of Imagiix.

(15)       Includes 249,809 common shares acquired from one of the Initial Investors and is beneficially owned by Shelly Singhal, a director of the Small World Kids

(16)       Includes 64,077 common shares, of which 62,452 shares were acquired from one of the Initial Investors, and 875 shares issuable upon exercise of warrants and 500,000 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(17)       Includes 15,613 common shares acquired from one of the Initial Investors.

(18)       Includes 16,426 common shares, of which 15,613 shares were acquired from one of the Initial Investors and 438 shares issuable upon exercise of warrants and 22,727 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(19)       Includes 15,613 common shares acquired from one of the Initial Investors.

(20)       Includes 15,613 common shares acquired from one of the Initial Investors.

(21)       Includes 31,226 common shares acquired from one of the Initial Investors.

(22)       Includes 62,452 common shares acquired from one of the Initial Investors.

(23)       Includes 54,333 common shares acquired from one of the Initial Investors

(24)       Includes 1,625 common shares and 875 shares issuable upon exercise of warrants and 45,455 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(25)       Includes 1,036,000 issuable upon exercise of warrant.

(26)       Includes 227,273 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(27)       Includes 227,273 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(28)       Includes 454,545 shares issuable upon conversion of the Series Class A-1 Preferred Stock and 100,000 shares issuable upon exercise of warrants.

(29)       Includes 90,909 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(30)       Includes 31,818 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(31)       Includes 454,545 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(32)       Includes 290,909 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(33)       Includes 513,636 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(34)       Includes 104,535 shares issuable upon conversion of the Series Class A-1 Preferred Stock.

(35)       Assumes all stock being registered is being sold by the selling stockholders.

PLAN OF DISTRIBUTION

General

Each selling stockholder and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. Each selling stockholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. A selling stockholder may use any one or more of the following methods when selling shares:

•                     ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                     block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                     an exchange distribution in accordance with the rules of the applicable exchange;

•                     privately negotiated transactions;

•                     settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                     broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                     a combination of any such methods of sale;

•                     through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Registration Obligations

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Troy & Gould P.C. David L. Ficksman, a member of Troy & Gould P.C., beneficially owns 37,726 shares of Small World Kids.

EXPERTS

The financial statements of Small World Kids, Inc. appearing in this prospectus have been audited by Stonefield Josephson, Inc., as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC

SMALL WORLD KIDS, INC.
INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 2006 (unaudited) and December 31, 2005

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited)

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (unaudited)

Notes to Condensed Consolidated Financial Statements,

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004

Consolidated Statements of Operations for the Year Ended December 31, 2005, the periods May 21, 2004 to December 31, 2004 and January 1, 2004 to May 20, 2004 and for the Year Ended December 31, 2003

Consolidated Statements of Stockholders’ Equity (Deficit) for the Year Ended December 31, 2005, the periods May 21, 2004 to December 31, 2004 and January 1, 2004 to May 20, 2004 and for the Year Ended December 31, 2003

Consolidated Statements of Cash Flows for the Year Ended December 30, 2005, the periods May 21, 2004 to December 31, 2004 and January 1, 2004 to May 20, 2004 and for the Year Ended December 31, 2003

Notes to Consolidated Financial Statements

SMALL WORLD KIDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash	$17,965	$524,418
Accounts receivable - net of allowances of $400,237 and $350,000 respectively	6,782,908	7,142,141
Inventory	4,801,875	4,529,864
Prepaid expenses and other current assets	1,361,427	1,056,459
Total current assets	12,964,175	13,252,882
Property and equipment, net	442,837	491,123
Goodwill	2,477,117	2,477,117
Other intangible assets, net	2,987,079	3,105,005
Debt issuance costs and other assets	3,445,923	184,266
Total Assets	$22,317,131	$19,510,393

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$4,706,514	$3,690,970
Accrued liabilities	2,303,293	2,153,008
Current portion of long-term debt	3,469,467	11,290,741
Current portion of notes payable to related parties	675,119	675,119
Warrant liability	2,470,289	688,698
Total current liabilities	13,624,682	18,498,536
Long-term debt	9,901,473	249,370
Total liabilities	23,526,155	18,747,906
Stockholders equity (deficit):
10% Class A Convertible Preferred Stock, no par:
Authorized - 5,000,000 shares
Outstanding - 2,500,000 shares and 2,500,000, respectively	4,992,080	4,992,080
Common Stock, $.001 par value:
Authorized - 100,000,000 shares
Outstanding - 5,410,575 shares and 5,410,575 shares, respectively	5,411	5,411
Additional paid-in capital	5,789,278	5,786,596
(Accumulated deficit)	(11,995,793)	(10,021,600)
Total stockholders’ (deficit)	(1,209,024)	762,487
Total liabilities and stockholders’ equity (deficit)	$22,317,131	$19,510,393

See Accompanying Notes to Condensed Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 30,
	2006	2005

Net Sales	$6,447,994	$7,152,180

Cost of sales	4,299,866	3,904,172

Gross profit	2,148,128	3,248,008

Operating expenses:
Selling, general and administrative	3,368,178	3,634,574
Research and development	456,341	488,023
Amortization of intangibles	117,926	90,617
Total operating expenses	3,942,445	4,213,214

Loss from operations	(1,794,317)	(965,206)

Other income (expense):
Interest expense	(1,038,997)	(613,912)
Warrant valuation adjustment	804,213	(494,574)
Other	54,908	81,248
Total other income (expense)	(179,876)	(1,027,238)

Net loss	(1,974,193)	(1,992,444)

Dividends	(125,000)	—

Net loss attributable to common stock	(2,099,193)	(1,992,444)

Loss per share:
Basic & diluted	$(0.39)	$(0.38)

Weighted average number of shares:
Basic & diluted	5,410,575	5,312,875

See Accompanying Notes to Condensed Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Month Ended March 31, 2006	Three Month Ended March 31, 2005
Cash flows from operating activities:
Net loss	$(1,974,193)	$(1,992,444)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	49,593	60,169
Amortization of intangibles	117,926	90,617
Non-cash compensation expense	127,682	81,834
Non-cash interest expense	636,543	243,350
Change in fair value of warrant liability	(804,213)	170,224
Changes in operating assets and liabilities in:
Receivables	359,233	(521,375)
Inventories	(272,011)	(1,357,903)
Prepaid expenses and other assets	(412,338)	(192,359)
Accounts payable	1,015,544	1,231,737
Accrued liabilities	150,285	420,924
Other	(922,385)	(55,000)
Net cash used in operating activities	(1,928,334)	(1,820,226)

Cash flows from investing activities:
Purchases of property and equipment	(1,307)	(43,035)
Net cash used in investing activities	(1,307)	(43,035)

Cash flows from financing activities:

Short-term debt borrowings (payments), net of expenses	(8,115,641)	130,563

Long-term debt borrowings (payments), net of expenses	9,538,829	—
Payments to former shareholder		—
Proceeds from common stock issuances	—	364,350
Net cash provided by financing (used for) activities	1,423,188	494,913

Net increase (decrease) in cash	(506,453)	(1,368,348)
Cash - beginning of period	524,418	1,785,084
Cash - end of period	$17,965	$416,736

Supplemental cash flow information:
Cash payments for interest	$327,850	$105,475

Non-cash investing and financing activities:
Fair value of warrant issuances related to debt financing (Note 6)	$2,585,804	—

See Accompanying Notes to Condensed Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1         BASIS OF CONSOLIDATION

The accompanying unaudited condensed consolidated interim financial statements have been prepared by the Company on the same basis as the Company’s December 31, 2005 audited financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, some of the information and footnote disclosure normally required by accounting principles generally accepted in the United States (“US GAAP”) has been condensed or omitted. These interim condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. All adjustments necessary for a fair presentation have been made and include all normal recurring adjustments. Interim results of operations are not necessarily indicative of results to be expected for the year.

On October 14, 2005 the Company completed a ten for one (10:1) reverse stock split (“Reverse Split”). As of the date of the Reverse Split, there were 54,105,750 shares of the Company’s Common Stock outstanding. Immediately after the split there were 5,410,575 Common shares outstanding. Accordingly, all references to units of securities (e.g. shares of Common Stock) or per share amounts are reflective of the Reverse Split for all periods reported.

NOTE 2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with U.S. GAAP, assuming that the Company will continue as a going concern. The Company will continue to prepare its financial statements on the assumption that it will continue as a going concern. As such, the financial statements do not include any adjustments to reflect possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from liquidity uncertainties or any future decisions made with respect to the Company’s strategic alternatives.

We have incurred significant losses since our purchase of Small World Toys in May 2004. As of March 31, 2006, our accumulated deficit was $12.0 million. As of March 31, 2006, we have $4.7 million in principal payments due in 2006. We may not be able to generate sufficient cash flow from operations to meet our debt obligations. There can be no assurance that we will be able to obtain additional financing or restructuring our debt obligations or that, if we were to be successful in obtaining additional financing or restructure our debt obligations, it would be on favorable terms. Failure to obtain additional financing or restructuring our debt obligations may cause us to default on these debt obligations. In addition, under cross default provisions in the Laurus Security Agreement, defaults under our debt obligations may cause the acceleration of the repayment of the Revolving and Term Notes. This raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management intends to take the following actions (i) reducing operating expenses, (ii) seeking to obtain new equity and (iii) restructuring the debt obligations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes during the reporting period. Estimates in these financial statements may include but are not limited to inventory valuations, sales returns reserves, allowance for doubtful accounts receivable, income taxes and other contingent liabilities. Actual results could differ from those estimates.

Segments of an Enterprise and Related Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. We sell developmental toys to the specialty toy market. We have no other segment which meets the quantitative thresholds for reportable segments. Our international sales accounted for 3.2% and 2.3% of our net sales in 2005 and 2004, respectively.

Revenue Recognition

We recognize revenue when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, the product has been delivered or the service has been rendered, the price is fixed or determinable and collection is probable. We recognize revenue from product sales upon when all of the foregoing conditions are met which in general is at the time of shipment where the risk of loss and title has passed to the customer. However, for certain shipments such as direct shipments from our vendors to our customers or where we use consolidators to deliver our products (usually export shipments) revenue is recognized in accordance with the sales terms specified by the respective sales agreements.

Sales allowances for customer promotions, discounts and returns are recorded as a reduction of revenue when the related revenue is recognized. We routinely commit to promotional sales allowance programs with our customers. These allowances primarily relate to fixed programs, which the customer earns based on purchases of our products during the year. Discounts are recorded as a reduction of related revenue at the time of sale. Sales to customers are generally not subject to any price protection or return rights.

We offer extended terms to some of our customers in the first three quarters of the year by way of sales promotions whereby payment will not become due until the fourth quarter if a specified purchase threshold has been met. This promotion allows us to capture additional shelf space and to capture more of the annual budgets of our retail customers. The result of this promotion gives rise to a significant increase in accounts receivable through the fourth quarter until substantially all accounts become due and are collected. Based upon historically low rates of return and collection of substantially all of these extended term accounts, we have determined that revenue is appropriately recognized in accordance with its normal procedures described above.

Shipping and Handling

All shipping and handling costs related to sales to customers are expensed as incurred and charged to Selling, General and Administrative expenses. These expenses were $611,000 and $792,000 for the three months ended March 31, 2006 and 2005, respectively. We typically charge customers for freight out, except those vendors who qualify under the dating promotional programs, for orders over $1,000 or under fixed terms.

Recent Accounting Developments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows. We will adopt SFAS 155 on January 1, 2007.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in an accounting principle and to any changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires that all voluntary changes in accounting principles are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued Statement 153,” Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29 “(SFAS 153). The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under APB Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s financial position or results of operations.

On September 22, 2005, the SEC issued rules to delay by one-year the required reporting by management on internal controls over financial reporting for non-accelerated filers. The new SEC rule extends the compliance date for such registrants to fiscal years ending on or after July 15, 2007. Accordingly, the Company qualifies for the deferral until its year ending December 31, 2007 to comply with the internal control reporting requirements.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 to new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company does not expect its financial statements to be significantly impacted by this statement.

The emerging issues task force (“EITF”) is currently reviewing the accounting for securities with liquidated damages clauses as stated in EITF 05-04, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19”. There are currently several views as to how to account for this type of transaction and the EITF has not yet reached a consensus. Once the FASB ratifies the then-completed consensus of the EITF on EITF 05-04, we will assess the impact on our consolidated financial statements of adopting the standard.

In June 2005, the EITF reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. The provisions of this consensus did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2005, the FASB approved EITF Issue 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues” (“EITF 05-7”). EITF 05-7 addresses that the changes in the fair value of an embedded conversion option upon modification should be included in the analysis under EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” to determine whether a modification or extinguishment has occurred and that changes to the fair value of a conversion option affects the interest expense on the associated debt instrument following a modification. Therefore, the change in fair value of the conversion option should be recognized upon the modification as a discount or premium associated with the debt, and an increase or decrease in additional paid-in capital. EITF 05-7 is effective for all debt modifications in annual or interim periods beginning after December 15, 2005. Management is evaluating the impact of this pronouncement on the Company’s financial statements

NOTE 3         STOCK BASED COMPENSATION

The Company’s 2004 Stock Compensation Plan (“Plan”) provides for grants of options up to 780,000 shares of common stock, and was amended on January 25, 2005 to provide grants of options up to 1,380,000. Pursuant to the Plan, the Company may grant options to any directors, officers, employees and independent contractors of the Company or of any subsidiary of the Company. Stock options are granted at, or above, the fair market value of our stock. As of March 31, 2006, there were 738,751 options available for grant.

The following table summarizes the activity of stock options for the three months ended March 31, 2006:

	Number of Shares	Weighted Average Exercise Price
Shares under option at December 31, 2005	654,166	$3.84
Granted	25,000	2.50
Exercised	0	0
Expired	0	0
Canceled	(37,917)	5.22
Shares under option at March 31, 2006	641,249	$3.70
Exercisable shares as of March 31, 2006	401,063	$3.62
Unvested shares as of March 31, 2006	240,186	$3.83

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for periods beginning on or after January 1, 2006.

The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s financial statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123R. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) for the determination of fair value of share-based payment awards on the date of grant. Using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock options exercise behaviors.

The fair value of the Company’s options granted during the three months ended March 31, 2006 was estimated at the grant date using the Black-Scholes option pricing model with the following the weighted average assumptions:

Three Months ended March 31, 2006
Expected life (in years)	6.5
Expected volatility	107.1%
Risk-free interest rate	4.6%
Expected dividend	—

In accordance with SFAS 123R stock-based compensation expense recognized in the statements of operations for the three months ended March 31, 2006 is based on awards ultimately expected to vest. Based on historical experiences, the Company expects 10% per year forfeitures of its prior option grants and therefore the compensation expense has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company adjusted the expected forfeitures for actual as they occurred.

Stock-based compensation expense recognized under SFAS 123R for the three months ended March 31, 2006, was approximately $121,000. The weighted average fair value of options granted during the three months ended March 31, 2006 was $3.93 with an aggregate total value of $98,000. As of March 31, 2006, $486,000 of unrecognized compensation costs related to non-vested stock options are expected to be recognized over the following 35 months. Since we adopted SFAS 123R as of January 1, 2006, there was no stock-based compensation expense related to employee stock options recognized during the three months ended March 31, 2005.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s statement of operations for the three months ended March 31, 2005.

The following pro forma net loss and loss per share information is presented as if the Company accounted for stock-based compensation awarded using the fair value recognition provisions of SFAS 123 for the three months ended March 31, 2005:

Three Months Ended March 31, 2005
Net loss attributable to common stock as reported	$(1,992,444)
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(179,949)
Pro forma net loss	$(2,172,393)
Basic and diluted net loss per share:
As reported	$(0.38)
Pro forma	$(0.41)

During the three months ended March 31, 2005, the Company granted 28,000 options at an exercise price equal to the fair market value of our stock at the time of the grant.

The Company also granted 50,000 stock options to a consultant in the first quarter of 2005. These options vest quarterly over a three year period beginning in the second quarter ended June 30, 2005. Any unexercised options expire three months after the completion or termination of the consulting agreement. The value of the options was determined using the Black-Scholes option-pricing model and will be recorded as non-cash compensation expense during the service period of the consulting agreement. The Company recorded compensation expense of $7,000 and $0 related to these options during the three months ended March 31, 2006 and 2005, respectively.

NOTE 4         BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets

Prepaid expenses and other current assets include deferred design and packaging expenses that are amortized over the life of the applicable product, prepaid interest, other prepaid expenses and miscellaneous items as follows:

	March 31, 2006	December 31, 2005
Design and packaging expenses	$342,950	$395,709
Prepaid insurance	203,550	157,331
Prepaid marketing fees	209,600	77,161
Miscellaneous prepaid expenses and other current assets	605,327	426,258
	$1,361,427	$1,056,459

Property and equipment consist of the following:

	March 31, 2006	December 31, 2005
Computer equipment	$324,436	$324,436
Mold cost	246,706	246,706
Warehouse equipment	93,249	93,249
Furniture and fixtures	71,237	69,930
Leasehold improvements	67,207	96,706
	802,835	831,027
Less: accumulated depreciation and amortization	(359,998)	(339,904)
Property and equipment, net	$442,837	$491,123

Depreciation expense for the three months ended March 31, 2006 and 2005 was approximately $50,000 and $60,000, respectively.

NOTE 5         PURCHASE ORDER FINANCING FACILITY

On March 20, 2006, The Company entered into a Purchase Order Revolving Credit Line (“PO Credit Line”) of Five Million Dollars ($5,000,000) with Horizon Financial Services Group USA to provide financing for the acquisition of product from our overseas vendors. The term of the PO Credit Line is eighteen (18) months and provides that we may borrow up to $5,000,000 subject to certain conditions including Horizon’s approval of the applicable vendors. A financing fee equal to Four and One Half Percent (4.50%) of the gross amount or face value of each Horizon financing instrument will be charged for the first forty-five (45) day period or part thereof that the financing instrument remains outstanding. An additional fee of fifty basis points (.50%) for each additional period of 15 days, or part thereof, during which the Horizon financing instrument remains outstanding will be charged. The PO Credit Line has no financial covenants and is collateralized by a security interest, junior in position to that of our senior lender, Laurus Master Fund, Ltd, to the assets related to the PO Credit Line transactions. As of March 31, 2006, there were no outstanding amounts due under this facility.

NOTE 6         LONG-TERM DEBT

Components of long-term debt are as follows (net of discounts):

	March 31, 2006	December 31, 2005
Secured Non-Convertible Revolving Note	$7,538,829	$8,115,641
Secured Non-Convertible Term Note	2,000,000
10% Bridge Notes Due 2006 (less discounts of $496,115 and $762,576, respectively)	2,003,885	1,737,424
24% Notes Due 2006 (less discounts of $0 and $0, respectively)	1,000,000	1,000,000
10% Convertible Debentures Due 2008 (less discounts of $1,137,356 and $1,250,630, respectively)	362,644	249,370
5% Note Due 2006 - Former shareholder (related party)	675,119	675,119
10% Note Due 2006 - Related party (less discounts of $34,418 and $62,324, respectively)	465,582	437,676
	14,046,059	12,215,230
Less: current portion	(4,144,586)	(11,965,860)
	$9,901,473	$249,370

Laurus Security Agreement

On February 28, 2006, The Company entered into a security agreement (the Laurus “Security Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Included in the Security Agreement is an asset-based Secured Non-Convertible Revolving Note (the “Revolving Note”). The term of the Revolving Note is two years and provides that we may borrow up to $16,500,000 subject to certain conditions. Interest is payable monthly, in arrears at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) plus two percent (2.0%). The Revolving Note has no financial covenants and is collateralized by a security interest in substantially all of the assets of the Company and its subsidiaries, including its operating subsidiary, Small World Toys. Proceeds from the Revolving Note were used to repay funds borrowed under the secured asset-based revolving credit facility with PNC Bank (“PNC”) and the PNC facility was terminated.

 The Company also has a $2.0 million, two year Secured Non-Convertible Term Note (the “Term Note “) with Laurus. Commencing April 1, 2006 and each succeeding month after, the Company will make principal payments of $33,333 with all the balance of the unpaid principal amount due upon the maturity date of February 28, 2008. Interest is payable monthly, in arrears at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) plus three percent (3.0%). The Term Note has no financial covenants and is collateralized by the Laurus Security Agreement.

In consideration for the Revolving Note and the Term Note, the Company issued to Laurus a warrant (“Warrant”) to purchase 1,036,000 shares of common stock at a $0.001 per share exercise price. This warrant has a fair value of $2,586,000 calculated using the Black Scholes option pricing model with the following assumptions:

Expected life (in years)	10
Expected volatility	107.1%
Risk-free interest rate	4.6%
Expected dividend	—

These warrants are subject to registration rights requiring the Company to register the underlying shares with the SEC within 60 days of the issuance of the warrant. The deadline to register the underlying shares has been subsequently amended to June 15, 2006. The registration statement must be declared effective within 180 days of the issuance of the warrant or the default interest rate equal to two percent (2%) per month interest on the outstanding Revolving and Term Notes becomes effective until the registration statement is declared effective.

It has been determined that the default interest rate is in effect liquidated damages, and therefore, in accordance with EITF 00-19, the value of the warrants has been recorded as a liability subject to marked-to-market revaluation at each period end. The decrease in the fair value of the warrant liability associated with Laurus from December 31, 2005 to March 31, 2006 was $517,000 and is a result of the decrease in the trading value of our stock.

In connection with the Security Agreement, the Company paid broker and management fees of $833,000 and was recorded as an asset as debt issuance costs to be amortized over the life of the loan.

The value of the warrant of $2,586,000 was recorded as an asset as debt issuance costs to be amortized over the life of the loan.

The Company had $904,000 of availability on the Revolving Note as of March 31, 2006.

10% Bridge Notes Due 2006 - St Cloud Capital Partners LP

On September 15, 2004, we entered into a Note Purchase Agreement with St. Cloud Capital Partners L.P. (“St. Cloud”), pursuant to which we issued to St. Cloud a 10% Convertible Promissory Note in the aggregate amount of $2,000,000, due September 15, 2005. The Company also was required to pay a closing fee of $80,000 and a management fee of $80,000 to St.Cloud. In connection with the issuance of the note, we issued St. Cloud 650,000 shares of common stock and warrants to purchase an additional 350,000 shares of common stock. The warrants are exercisable at an exercise price per share equal to $.50 per share. The warrants expire in September 2008. The Company also granted certain registration rights whereby the Company agreed to include the common stock and warrants in a registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”).

On July 20, 2005 the Company amended the Agreement (the “Amendment”) pursuant to which St. Cloud agreed to advance to the Company an additional $500,000 for an aggregate loan of $2.5 million at an interest rate of 10% per annum payable monthly in arrears. The aggregate loan is secured by certain Company assets including Receivables, Inventory, Equipment and other assets. In consideration for the advance, the Company issued to St. Cloud an additional 16,250 shares of the Company’s Common Stock and four year immediately exercisable warrants for the right to acquire 8,750 shares (“Warrant Shares”) of the Company’s Common Stock. The aggregate Warrants underlying 43,750 shares of Common Stock are exercisable at an exercise price per share equal to the lowest of (a) $4.00 per share or; (b) the per share price (or conversion price if a derivative security) of the next financing of the Company with gross proceeds of at least $5 million. The Amendment also provides piggyback registration rights with respect to the shares of Common Stock and Warrant Shares in the event the Company files a qualified Registration Statement with the SEC.

On November 11, 2005, the Company entered into a Second Amendment to the Agreement with St. Cloud pursuant to which the Company issued to St. Cloud a new promissory note (the “Replacement Note”) replacing the existing note to St. Cloud in the principal amount of $2,500,000 (the “Loan Amount”). Under the Replacement Note, the maturity date of the Loan Amount was extended to September 15, 2006. The Replacement Note is convertible into shares of the Common Stock of the Company at $4.00 per share (subject to adjustment) or, as to up to 50% of the Loan Amount, into securities issued by the Company in a financing with gross proceeds of at least $12,500,000. As the Replacement Note is convertible at a price below the fair market value on the date of issuance, it is deemed to have a beneficial conversion feature with an intrinsic value of $912,000. In consideration of the agreement of St. Cloud to accept the Replacement Note, the Company issued to St. Cloud two warrants to purchase an aggregate of 75,000 shares of Common Stock (the “New Warrant Shares”) as follows: a First Warrant for 50,000 shares at $6.00 per share exercisable for a number of New Warrant Shares (each, a “Tranche”) in accordance with the following: 12,500 shares to be vested at Closing and 12,500 shares (or the prorated portion thereof as provided in the Warrant) to be vested on January 1, 2006, April 1, 2006 and July 1, 2006 (a “Vesting Date”); and a Second Warrant for 25,000 shares at $7.50 per share, 6,250 shares to be is vested at Closing and 6,250 shares (or the prorated portion thereof as provided in the Warrant) to be vested on each Vesting Date, provided that the applicable Warrant may not be exercised for a specific Tranche if the Replacement Note is not outstanding on the applicable Vesting Date. The number of New Warrant Shares is proportionally reduced, as of a Vesting Date, if the principal amount of the Note is less than the Loan Amount. The Company determined the Replacement Note resulted in a substantial modification due to the new maturity date and the conversion feature, and in accordance with EITF Issue 96-19, Debtor’s Accounting for a Modification or Exchange of Debt, the exchange transaction was accounted for as an extinguishment of debt. As such, the relative fair market value was deemed to be fees paid associated with the extinguishment of the old debt instrument and included as debt extinguishment loss to be recognized in the current period.

 24% Notes Due 2006

On April 28, 2005 the Company entered into Term Credit Agreements (“Credit Agreements”) with Hong Kong League Central Credit Union and PCCW Credit Union (collectively the “Lenders”) for unsecured loans totaling $750,000 due on or before August 31, 2005. Interest is charged at a rate of 2% per month and is payable monthly in arrears. On June 10, 2005 the Company entered into additional Credit Agreements with Hong Kong League Central Credit Union and HIT Credit Union for unsecured loans totaling $250,000 due on or before September 30, 2005. Effective August 31, 2005 the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or March 1, 2006. In consideration of the extension, the Company agreed to issue four year immediately exercisable warrants to purchase 100,000 shares of the Company’s Common Stock exercisable at $5.00 per share to SBI Advisors, a related party, as a placement fee. At inception the fair value was determined to be $325,000 using the Black-Scholes option pricing model and applied to the principal as a discount to be accreted over the expected life of the unsecured loans. In connection with the Security Agreement with Laurus, the maturity date of all outstanding unsecured loans with the Lenders were extended to the earlier to occur of (a) the closing of a financing with net proceeds of at least $20,000,000 or (b) August 11, 2006.

10% Convertible Debentures Due 2008

On September 30, 2005 the Company completed the issuance of an aggregate of $1.5 million in principal amount of 10% Convertible Debentures (the “Debentures”) and entered into a Securities Purchase Agreement (“Stock Purchase Agreement”) with Gamma Opportunity Capital Partners LP and Bushido Capital Master Fund LP. The Debentures will mature on September 30, 2008 and bear an interest rate of 10% per annum payable quarterly in arrears. The Company may make interest payments in cash or shares of its Common Stock, subject, in the case of payment in shares, to satisfaction of certain conditions. The Debentures are immediately convertible to the Company’s Common Stock at the option of the holder. The conversion price is $4.00, subject to adjustments for stock splits, stock dividends or rights offerings combinations, recapitalization, reclassifications, extraordinary distributions and similar events and certain subsequent equity sales. As the Debentures are convertible at a price below the fair market value on the date of issuance, they are deemed to have a beneficial conversion feature with an intrinsic value of $425,000.

In consideration for the issuance of the Debentures, the Company issued five year immediately exercisable warrants to purchase an aggregate of 281,250 shares of the Company’s Common Stock. Of the shares underlying the warrants, 93,750 have an exercise price of $7.50 per share (subject to adjustment) and 187,550 have an exercise price of $6.00 per share. These warrants have a fair value of $1.1 million calculated using the Black Scholes option pricing model. These warrants are subject to registration rights requiring the Company to register the underlying shares with the SEC within 120 days of the issuance of the Debentures. In connection with the Security Agreement with Laurus, the registration rights were amended to require the Company to register the underlying shares with the SEC when the Company registers the underlying shares of the Warrant issued with the Security Agreement with Laurus. In accordance with EITF 00-19, the value of the warrants has been recorded as a liability subject to marked-to-market revaluation at each period end. The decrease in the fair value of the warrant liability associated with the 10% Convertible Debentures from December 31, 2005 to March 31, 2006 was $287,000 and is a result of the decrease in the trading value of our stock.

5% Note Due 2006 - Former shareholder

As part of the purchase for SWT Shares on May 20, 2004, the Company entered into a contingent earnout with the former shareholder of Small World Toys. The Company agreed to a two year promissory note, payable in quarterly installments commencing April 2005 with a minimum payment of $700,000 and a maximum payment of $1,500,000, if certain sales targets are achieved in 2005 and 2006. In 2005, the seller earned $675,000 based on the Company obtaining $33.7 million in net sales of which $350,000 was paid in quarterly installments in 2005 and the balance and interest due in 2006 to be paid on a $60,000 per month payment schedule commencing on April 2006 at 10% interest on the unpaid balance. The 2006 earnout is based on 2% of 2006 net sales up to a maximum of $800,000. Of the 2006 earnout, a minimum quarterly payment of $87,500 will be paid with the balance earned due January 2007.

10% Note Due 2006 - Related Party

Effective August 11, 2005, the Company completed the issuance of an aggregate of $500,000 in Notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing. The Notes mature one year from the date of execution with interest payable monthly in arrears at a rate of 10% per annum. The Notes are secured by certain Company assets including Receivables, Inventory, Equipment and other assets. The Notes also provide piggyback registration rights in the event the Company files a qualified Registration Statement with the SEC. In consideration for the loans, the Company agreed to issue an aggregate of 16,250 shares of the Company’s Common Stock and four year immediately exercisable warrants to purchase an aggregate of 8,750 shares of the Company’s Common Stock. The Warrants are exercisable at an exercise price per share equal to the lowest of (a) $4.00 per share, or (b) the per share price (or conversion price if a derivative security) of the next financing of the Company with gross proceeds of at least $5 million. At inception the fair value of these warrants was determined to be $100,000 using the Black-Scholes option pricing model and applied to the principal as a discount to be accreted as a non-cash interest cost over the life of the loan.

For the three months ended March 31, 2006 accretion of debt discounts was $637,000 and included in interest expense.

NOTE 7         COMMITMENTS AND CONTINGENCIES

As part of the purchase for SWT Shares on May 20, 2004, the Company entered into a contingent earnout agreement with the former shareholder of Small World Toys whereby the Company agreed to a two year promissory note, payable in quarterly installments commencing April 2005 with a minimum payment of $700,000 and a maximum payment of $1,500,000, should certain sales targets be achieved in 2005 and 2006 (see Note 6).

On May 20, 2004, the Company entered into a $72,000 per annum three-year consulting agreement with David Marshall, Inc., a related party. On each anniversary date, the fee shall be increased by the increase in the consumer index for the Los Angeles metropolitan statistical area. During the term, David Marshall, Inc. will provide consulting services relating to business plan development, strategic planning, public relations, investor relations, acquisitions and financing activities.

On August 5, 2005, Gemini Partners, Inc. (“Gemini”) filed an action in the Superior Court of the State of California for the County of Los Angeles against Small World Toys, Debra Fine, and Fineline Services, LLC. On February 21, 2006, Gemini filed a second amended complaint that, among other things, named as a defendant Small World Kids, Inc. Gemini’s complaint arises out of a written consulting agreement dated as of November 10, 2003 entered into by and between Gemini and Fineline Services. The complaint alleges causes of action for: (1) breach of written contract; (2) breach of implied covenant of good faith and fair dealing; (3) fraud; (4) negligent misrepresentation; (5) promissory estoppel; (6) quantum meruit; and (7) unfair competition. By its complaint, Gemini seeks in excess of $1,000,000 in compensatory damages and restitution, as well as punitive damages, according to proof. The Company disputes Gemini’s claims and intends to defend strenuously against these claims. The Company filed an initial answer to the complaint on October 11, 2005, and an answer to Gemini’s second amended complaint on March 14, 2006. No trial date has yet been set. The case is in the early stages of discovery.

On September 7, 2005, Small Play, Inc. (“Small Play”) filed an action in the United States District Court for the Southern District of New York against Small World Toys alleging $3 million in damages in connection with a supposed breach of an alleged oral licensing agreement. As the contemplated license stipulated a $12,000 per year guaranteed royalty payment, the alleged damages are believed to be excessive. The Company disputes Small Play’s claims and intends to defend strenuously against these claims. We filed a motion to dismiss that was briefed as of February 13, 2006. The motion has not yet been decided, and no trial date has yet been set for the case. On April 17, 2006, Small Play’s counsel withdrew from representing Small Play over alleged fee disputes. The suit will be automatically dismissed if Small Play does not find a new attorney to enter an appearance by May 17, 2006.

On April 12, 2006, Ryan Yanigihara, an ex-employee who was terminated January 13, 2006, filed a complaint with the Secretary of Labor alleging violation of Section 806 of the Sarbanes-Oxley Act protecting whistleblowers. The Company disputes Mr. Yanigihara claims and intends to strenuously defend against these claims.

Additionally, the Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, such matters are without merit and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Company’s consolidated financial position or results of operations or liquidity.

NOTE 8         EARNINGS (LOSS) PER SHARE

Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed based on the weighted average number of shares outstanding during the period increased by the effect of the potential dilution that could occur if securities or other contracts, such as stock options and stock purchase contracts, were exercised or converted into common stock using the treasury stock method. Earnings per share have been computed as follows:

	Three Months Ended March 31
	2006	2005
Net loss attributable to common stock	$(2,099,193)	$(1,992,444)

Basic and Diluted weighted average shares and equivalents	5,410,575	5,312,875

Basic and diluted earnings (loss) per share	$(0.39)	$(0.38)

For the three months ended March 31, 2006 and 2005, there were a total of 4,154,000 and 2,626,000, respectively, potentially dilutive securities considered to be anti-dilutive which due to the net loss from operations were not included in the calculations of earnings per share.

NOTE 9         SUBSEQUENT EVENTS

None

SMALL WORLD KIDS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board Of Directors And Stockholders Of Small World Kids,  Inc.
Culver City, Ca

We have audited the accompanying consolidated balance sheets of Small World Kids, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Small World Kids, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, present fairly, in all material respects, the financial position of Small World Kids, Inc. and Subsidiary and the results of their operations and their cash in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 1, the Company has incurred significant net losses since its inception, has an accumulated deficit of $ 10,021,600 and used cash for operating activities of $ 2,760,413 during the year ended December 31, 2005.The Company has $4,700,000 in principal debt obligations due in 2006. Failure to obtain additional financing or restructuring the Company’s debt obligations may cause a default on these debt obligations.  The Company’s continuation as a going concern is dependent upon its ability to increase revenues, receiving additional financing from outside sources and a return to profitable operations. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stonefield Josephson, Inc.
Los Angeles, California
March 31, 2006

SMALL WORLD KIDS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash	$524,418	$1,785,084
Accounts receivable - net of allowances of $350,000 and $252,212, respectively	7,142,141	7,005,764
Inventory	4,529,864	2,471,556
Prepaid expenses and other current assets	1,056,459	1,625,695
Total current assets	13,252,882	12,888,099
Property and equipment, net	491,123	505,059
Goodwill	2,477,117	2,308,145
Other intangible assets, net	3,105,005	3,113,242
Other assets	184,266	401,592
Deferred tax assets	—	623,695
Total Assets	$19,510,393	$19,839,832

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,690,970	$1,808,637
Accrued liabilities	2,153,008	814,201
Current portion of long-term debt	11,290,741	2,562,348
Current portion of notes payable to related parties	675,119	262,500
Warrant liability	688,698	736,484
Total current liabilities	18,498,536	6,184,170
Long term debt:
Long-term debt	249,370	8,229,262
Notes payable, related parties	—	5,437,500
Total long term debt	249,370	13,666,762
Deferred tax liabilities	—	1,060,000
Total liabilities	18,747,906	20,910,931
Stockholders equity (deficit):
10% Class A Convertible Preferred Stock, no par:
Authorized - 5,000,000 shares
Outstanding - 2,500,000 shares and no shares, respectively	4,992,080	—
Common Stock, $.001 par value:
Authorized - 100,000,000 shares
Outstanding - 5,410,575 shares and 5,312,075 shares, respectively	5,411	5,312
Additional paid-in capital	5,786,596	6,574
(Accumulated deficit)	(10,021,600)	(1,082,986)
Total stockholders’ (deficit)	762,487	(1,071,100)
Total liabilities and stockholders’ equity (deficit)	$19,510,393	$19,839,832

See Accompanying Notes to Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Year Ended December 31, 2005	May 21 - December 31, 2004	January 1 - May 20, 2004	Year Ended December 31, 2003

Net Sales	$33,755,929	$19,156,388	$10,336,500	$25,907,397

Cost of sales	20,619,047	11,610,502	5,780,780	14,988,070

Gross profit	13,136,882	7,545,886	4,555,720	10,982,327

Operating expenses:
Selling, general and administrative	14,793,258	7,821,961	4,341,565	9,606,118
Research and development	1,972,343	800,331	373,034	1,032,174
Amortization of intangibles	452,252	190,372	—	—
Total operating expenses	17,217,853	8,812,664	4,714,599	10,638,292

Loss from operations	(4,080,971)	(1,266,778)	(158,879)	344,035

Other income (expense):
Interest expense	(3,521,012)	(927,499)	(61,475)	(301,434)
Warrant valuation adjustment	291,113	114,916	—	—
Other	247,870	372,680	81,850	697,710
Total other income (expense)	(2,982,029)	(439,903)	20,375	740,311

Income (loss) before income taxes	(7,063,000)	(1,706,681)	(138,504)	740,311

Provision (benefit from) for income taxes	(292,419)	(623,695)	(3,643)	—

Net income (loss)	(6,770,581)	(1,082,986)	(134,861)	740,311

Non-cash preferred stock dividend	(2,168,033)		—	—

(Net loss) income attributable to common stock	$(8,938,614)	$(1,082,986)	$(134,861)	$740,311

Loss per share:
Basic & diluted	$(1.67)	$(0.21)	$(13.49)	$74.03

Weighted average number of shares:
Basic & diluted	5,363,961	5,277,986	10,000	10,000

See Accompanying Notes to Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

	Preferred		Common Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 1, 2003 (Predecessor)			10,000	$10,000		$3,569,523	$3,579,523

Dividends						(906,707)	(906,707)
Net income (loss)			10,000	10,000		740,311	740,311
Balance at December 31, 2003 (Predecessor)	—	—	10,000	10,000	—	3,403,127	3,413,127

Sale of predecessor company	—	—	(10,000)	(10,000)	—	(3,268,266)	(3,278,266)
Net income (loss)	—	—	—	—	—	(134,861)	(134,861)
Balance at May 20, 2004	—	—	—	—	—	—	—

Contributed capital	—	—	—	—	11,821	—	11,821
Issuance of common shares in recapitalization	—	—	5,247,075	5,247	(5,247)	—	—
Issuance of common shares in debt transaction	—	—	65,000	65	—	—	65
Net income (loss)	—	—	—	—	—	(1,082,986)	(1,082,986)
Balance at December 31, 2004	—	—	5,312,075	5,312	6,574	(1,082,986)	(1,071,100)

Issuance of Series A Convertible Preferred Stock	250,000	4,992,080	—	—	—	—	4,992,080
Net issuances under stock plans		—	16,000	16	79,984	—	80,000
Stock compensation	—	—	—	—	535,213	—	535,213
Common stock issuance related to acquisitions	—	—	50,000	50	244,950	—	245,000
Common stock and warrants issued in connection with debt financing	—	—	32,500	33	219,817	—	219,850
Beneficial conversion feature related to issuance of Convertible Debentures	—	—	—	—	1,335,025	—	1,335,025
Warrants issued in connection with extension of notes payable	—	—	—	—	556,958	—	556,958
Non-cash dividend related to warrants issued and the beneficial conversion feature related to the issuance of convertible preferred stock					2,168,033	(2,168,033)	—
Reclassification of warrant liability	—	—	—	—	509,185	—	509,185
Reclassification of stock liability	—	—	—	—	324,350	—	324,350
Accrued dividends on convertible preferred stock	—	—	—	—	(193,494)	—	(193,494)
Net income (loss)	—	—	—	—	—	(6,770,581)	(6,770,581)
Balance at December 31, 2005	250,000	$4,992,080	5,410,575	$5,411	$5,786,595	$(10,021,600)	$762,487

See Accompanying Notes to Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year Ended December 31, 2005	May 21 - December 31, 2004	January 1 - May 20, 2004	Year Ended December 31, 2003
Cash flows from operating activities:
Net income (loss)	$(6,770,581)	$(1,082,986)	$(134,861)	$740,311
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	228,219	111,685	62,325	182,556
Amortization of intangibles	452,252	190,372	—	—
Non-cash compensation expense	535,213	—	—	—
Non-cash interest expense	1,524,216	214,397		—
Change in fair value of warrant liability	(291,112)	(114,916)		—
Changes in operating assets and liabilities in:
Receivables	(136,377)	1,224,770	(3,507,170)	(263,358)
Inventories	(2,058,308)	353,777	1,445,781	(1,172,181)
Prepaid expenses and other assets	676,605	(651,144)	182,695	(140,518)
Accounts payable	1,882,333	1,012,666	(2,052,019)	1,151,505
Accrued liabilities	1,145,314	(22,530)	(56,155)	243,815
Other	51,813	(759,832)	66,584	61,709
Net cash used in operating activities	(2,760,413)	476,259	(3,992,820)	803,839

Cash flows from investing activities:
Purchases of property and equipment	(214,283)	(134,005)	(81,372)	(132,499)
Acquisitions of businesses, net of cash acquired	(133,429)	(6,386,432)	—	—
Net cash used in investing activities	(347,712)	(6,520,437)	(81,372)	(132,499)

Cash flows from financing activities:
Short-term debt borrowings (payments), net of expenses	625,379	1,129,262	4,200,000	700,000
Long-term debt borrowings (payments), net of expenses	1,492,080	8,200,000	—	—
Payments to former shareholder	(350,000)	(1,500,000)	(76,393)	(653,837)
Proceeds from common stock issuances	80,000	—	—	—
Dividends paid	—	—	—	(864,507)
Net cash provided by financing (used for) activities	1,847,459	7,829,262	4,123,607	(818,344)

Net increase (decrease) in cash	(1,260,666)	1,785,084	49,415	(147,004)
Cash - beginning of period	1,785,084	—	24,202	171,206
Cash - end of period	$524,418	$1,785,084	$73,617	$24,202

Supplemental cash flow information:
Cash payments for interest	$1,557,753	$488,323	$70,462	$349,282

Non-cash investing and financing activities:
Fair value of common stock issuance related to acquisition (Note 4)	$244,950	—	—	—
Fair value of in-the-money conversion feature and common stock and warrant issuances related to debt financing (Note 5)	$2,111,800	—	—	—
Non-cash dividend associated with in-the-money conversion feature of convertible preferred stock issuance (Note 5)	$2,168,033	—	—	—

See Accompanying Notes to Consolidated Financial Statements.

SMALL WORLD KIDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1                            BASIS OF CONSOLIDATION

As a result of the May 20, 2004 transactions described in the following paragraph, the Company had a change in management, controlling shareholders, financial position and business plan.

On May 20, 2004, Small World Kids, Inc., formerly SavOn Team Sports, Inc. (“Small World”, “SWK” or the “Company”) executed an Exchange Agreement (the “Agreement”) whereby SWK issued common stock in exchange for all of the equity interests of Fine Ventures, LLC (“FVL”). Prior to the Agreement, SWK was considered a shell company as it had minimal net assets and operations. As the shareholders of FVL control the Company subsequent to the transaction, the Agreement was accounted for as a purchase by FVL of SWK and the financial statements presented for the Company are a continuation of FVL. Simultaneously SWK acquired all of the issued shares of Small World Toys, Inc. (“SWT”) in a transaction accounted for as a purchase resulting in a change in management, controlling shareholders, financial position and business plan of SWT. As such, SWT is considered to be the predecessor business and SWK the successor for accounting purposes. As SWK is considered a holding company because it currently has no significant business operations or assets other than SWT, the predecessor company’s results of operations are also presented for comparative purposes.

On October 14, 2005 the Company completed a ten for one (10:1) reverse stock split (“Reverse Split”). As of the date of the Reverse Split, there were 54,105,750 shares of the Company’s Common Stock outstanding. Immediately after the split there were 5,410,575 Common shares outstanding. Accordingly, all references to units of securities (e.g. shares of Common Stock) or per share amounts are reflective of the Reverse Split for all periods reported.

NOTE 2                            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with U.S. GAAP, assuming that the Company will continue as a going concern. The Company will continue to prepare its financial statements on the assumption that it will continue as a going concern. As such, the financial statements do not include any adjustments to reflect possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from liquidity uncertainties or any future decisions made with respect to the Company’s strategic alternatives.

We have incurred significant losses since our purchase of Small World Toys in May 2004. As of December 31, 2005, our accumulated deficit was $10,022,000. As of December 31, 2005, we have $4,700,000 in principal payments due in 2006. We may not be able to generate sufficient cash flow from operations to meet our debt obligations. There can be no assurance that we will be able to obtain additional financing or restructuring our debt obligations or that, if we were to be successful in obtaining additional financing or restructuring our debt obligations, it would be on favorable terms. Failure to obtain additional financing or restructuring our debt obligations may cause us to default on these debt obligations. In addition, under cross default provisions in the Laurus Security Agreement, defaults under our debt obligations may cause the acceleration of the repayment of the Revolving and Term Notes. This raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.  Management intends to take the following actions (i) reducing operating expenses, (ii) seeking to obtain new equity and (iii) restructuring the debt obligations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported   in the financial statements and the accompanying notes during the reporting period. Estimates in these financial statements may include but are not limited to inventory valuations, sales returns reserves, allowance for doubtful accounts receivable, income taxes and other contingent liabilities. Actual results could differ from those estimates.

Segments of an Enterprise and Related Information

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. We sell developmental toys to the specialty toy market. We have no other segment which meets the quantitative thresholds for reportable segments. Our international sales accounted for 3.2% and 2.3% of our net sales in 2005 and 2004, respectively.

Revenue Recognition

We recognize revenue when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, the product has been delivered or the service has been rendered, the price is fixed or determinable and collection is probable. We recognize revenue from product sales upon when all of the foregoing conditions are met which in general is at the time of shipment where the risk of loss and title has passed to the customer. However, for certain shipments such as direct shipments from our vendors to our customers or where we use consolidators to deliver our products (usually export shipments) revenue is recognized in accordance with the sales terms specified by the respective sales agreements.

Sales allowances for customer promotions, discounts and returns are recorded as a reduction of revenue when the related revenue is recognized. We routinely commit to promotional sales allowance programs with our customers. These allowances primarily relate to fixed programs, which the customer earns based on purchases of our products during the year. Discounts are recorded as a reduction of related revenue at the time of sale. Sales to customers are generally not subject to any price protection or return rights.

We offer extended terms to some of our customers in the first three quarters of the year by way of sales promotions whereby payment will not become due until the fourth quarter if a specified purchase threshold has been met. This promotion allows us to capture additional shelf space and to capture more of the annual budgets of our retail customers. The result of this promotion gives rise to a significant increase in accounts receivable through the fourth quarter until substantially all accounts become due and are collected. Based upon historically low rates of return and collection of substantially all of these extended term accounts, we have determined that revenue is appropriately recognized in accordance with its normal procedures described above.

Advertising Costs

All advertising costs are expensed as incurred and charged to operations within Selling, General and Administrative expenses. Such costs were $137,000 and $129,000 for the years ended December 31 2005 and December 31 2004, respectively.

Shipping and Handling

All shipping and handling costs related to sales to customers are expensed as incurred and charged to Selling, General and Administrative expenses. These expenses were $3.1 million and $2.8 million for the years ended December 31 2005 and December 31 2004, respectively.

Barter Transaction

In fiscal year 2004, the Company exchanged $351,000 of excess inventory for advertising, travel and other barter credits valued by the barter provider at the cost of inventory. The Company recorded the barter credits as a prepaid expense at the $351,000 market value of the inventory exchanged. Additionally, in accordance with Emerging Issues Task Force No. 99-17, “Accounting for Advertising Barter Transactions,” the Company accounted for this transaction as a sale, recording revenue and cost of sales of $351,000 leaving no net impact to income. The Company did not use any credits in 2005 and only $3,000 of barter credits for travel in 2004. Since there are no assurances that the company will utilize these credits before they expire at the end of 2006, the Company has determined that the realizability of the credits can not be assured and therefore has written off the credits in 2005

Foreign Currency and International Operations

The Company has no significant foreign assets. Almost all of our purchases are in US dollar denominations. Our nominal foreign currency transaction exposures include gains and losses realized on unhedged inventory purchases that are denominated in a currency other than the applicable functional currency.

Cash and Cash Equivalents, Short and Long-Term Investments

For purposes of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, those with original maturities not greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments. The Company maintains bank accounts with balances which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts. The Company believes it is not exposed to any significant risk on bank deposit accounts. As of December 31, 2005, the Company had cash balances of $524,000, of which individual bank accounts over $100,000 were not insured by the FDIC.

Accounts Receivable

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.  The Company evaluates the collectibility of accounts receivable on a customer-by-customer basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables, historical experience and knowledge of specific customers.

	Year Ended December 31
	2005	2004
Trade Receivables	$7,492,141	$7,257,976
Less: Allowances for doubtful accounts	(350,000)	(252,212)
Accounts receivable, net	$7,142,141	$7,005,764

Inventory

Inventory is valued at the lower of average cost or market. Inventory costs consist of the purchases of finished goods from our vendors and the associated costs necessary to obtain those inventories. As necessary, we write down inventory to its estimated market value based on assumptions about future demand and market conditions. Failure to accurately predict and respond to consumer demand could result in the under production of popular items or overproduction of less popular items which may require additional inventory write-downs which could materially affect our future results of operations.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the assets using the straight-line method. Estimated useful lives for financial reporting purposes are as follows: furniture and fixtures, five to seven years; computer hardware and software, three years; leasehold improvements, over the shorter of five years or the lease term. The cost and related accumulated depreciation of all property and equipment retired or otherwise disposed of are removed from the accounts. Any gain or loss is recognized in the current period. Various accelerated methods are used for tax purposes.

Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of the assets are capitalized and added to the property and equipment.

Property and equipment consist of the following:

	December 31, 2005	December 31, 2004
Computer equipment	$324,436	$174,300
Mold cost	246,706	228,332
Warehouse equipment	93,249	65,744
Furniture and fixtures	69,930	56,353
Leasehold improvements	96,706	92,015
	831,027	616,744
Less: accumulated depreciation and amortization	(339,904)	(111,685)
Property and equipment, net	$491,123	$505,059

Depreciation expense for the years ended December 31, 2005 and 2004 was approximately $228,000 and $174,000 respectively.

Intangible Assets

We evaluate long-lived assets whenever events or changes in business circumstances or our planned use of assets indicate that their carrying amounts may not be fully recoverable or that their useful lives are no longer appropriate. Reviews are performed to determine whether the carrying values of assets are impaired based on comparison to either the discounted expected future cash flows (in the case of goodwill and intangible assets) or to the undiscounted expected future cash flows (for all other long-lived assets). If the comparison indicates that impairment exists, the impaired asset is written down to its fair value. Significant management judgment is required in the forecast of future operating results that are used in the preparation of expected discounted and undiscounted cash flows.

In accordance with SFAS 142, an intangible asset that is not subject to amortization such as goodwill shall be at a minimum, tested for impairment annually. The first of the impairment tests consists of a comparison of the total fair value of the Company based upon the closing stock price and the Company’s net assets on the date of the test. If the fair value is in excess of the net assets, there is no indication of impairment and no need to perform the second tier impairment test. The Company performed this test as of May 19, 2005, the one year mark of the purchase of Small World Toys which resulted in the recording of the goodwill carried on the Company’s books. As the market value of the Company significantly exceeded the net assets of the Company, there is no indication of impairment and no adjustment was required to be made.

The Company also performed an impairment test as of September 2005 for the fair value of the assets acquired from Neurosmith LLC in September 2004. In 2005, the Company sold $1.2 million in Neurosmith products and approximately met the projections used for the valuation of the assets acquired. As such, there is no indication of impairment and no adjustment was required to be made.

Components of the Company’s identifiable amortizable intangible assets are as follows (in thousands):

	December 31, 2005			December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trade names	$2,092,839	$314,025	$1,778,814	$2,002,643	$111,760	$1,890,883
Customer lists	1,155,685	152,854	1,002,831	840,000	51,333	788,667
Purchased technology	320,971	82,912	238,059	320,971	18,721	302,250
Non-compete agreement	162,549	77,248	85,301	140,000	8,558	131,442
Total	$3,732,044	$627,039	$3,105,005	$3,303,614	$190,372	$3,113,242

Amortization expense of intangible assets for the years ended December 31, 2005 and 2004 was approximately $452,000 and $190,000 respectively. Estimated amortization expense for the next five succeeding fiscal years and all years thereafter are as follows:

Estimated Amortization Expense
2006	$472,000
2007	443,000
2008	421,000
2009	399,000
2010	318,000
Thereafter	1,052,000
Total	$3,105,000

Prepaid expenses and other current assets

Prepaid expenses and other current assets include deferred design and packaging expenses that are amortized over the life of the applicable product, a barter contract, other prepaid expenses and miscellaneous items as follows:

	December 31, 2005	December 31, 2004
Design and packaging expenses	$395,709	$401,206
Prepaid inventory purchases	-	142,290
Barter contract	-	160,624
Prepaid insurance	157,331	66,198
Prepaid marketing fees	77,161	123,629
Miscellaneous prepaid expenses and other current assets	426,258	731,748
	$1,056,459	$1,625,695

Major Vendors

During the year ended December 31, 2005, our top ten suppliers accounted for 64.7% of the total product purchases. The top two suppliers accounted for 11% and 9% of total purchases, respectively. Our tools and dies are located at the facilities of our third-party manufacturers.

During the year ended December 31, 2004, our top ten suppliers accounted for 58% of the total product purchases. The top two suppliers accounted for 10% and 8% of total purchases, respectively.

Stock Based Compensation

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) the stock options granted are accounted for under the intrinsic value recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, no compensation expense has been recorded for stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at the option grant date.

SFAS 123 requires the disclosure of pro forma net income (loss) and earnings (loss) per share as if the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. For purposes of estimating the effect of SFAS 123 on the Company’s net income (loss) the fair value of the Company’s options was estimated at the grant date using the Black-Scholes option pricing model with the following the weighted average assumptions:

	Successor		Predecessor
	Year Ended December 31, 2005	May 21-December 31, 2004	January 1- May 21, 2004
Expected life (in years)	10.0	10.0	—
Expected volatility	108.6%	111.8%	—
Risk-free interest rate	4.0%	4.0%
Expected dividend	—	—	—

The calculations are based on a single option valuation approach and forfeitures are recognized as they occur. During the periods presented, no compensation expense was recorded under APB 25. Under the fair value method prescribed by SFAS 123, the estimated fair value of stock-based incentive awards is charged against income over the vesting period. The following pro forma net loss and loss per share information is presented as if the Company accounted for stock-based compensation awarded using the fair value recognition provisions of SFAS 123:

	Successor		Predecessor
	Year Ended December 31, 2005	May 21 - December 31, 2004	January 1- May 21, 2004
Net loss attributable to Common Stock as reported	$(8,938,614)	$(1,082,986)	$(134,861)
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, Net of related tax effects	(264,441)	(420,475)	—
Pro forma net loss	$(9,203,055)	$(1,503,461)	$(134,861)
Basic and diluted net loss per share:
As reported	$(1.67)	$(0.02)	$(13.49)
Pro forma	$(1. 72)	$(0. 03)	$(13.49)

The Company granted 300,000 stock options to four consultants in the first quarter of 2005 for work to be completed throughout the year. These options were to vest immediately and expire six months from the date of grant. These options were granted with an exercise price greater than the traded per share value of the underlying common stock on the date of grant. The value of the options of $535,000 was calculated using the Black-Scholes option-pricing model and recorded as non-cash compensation expense in the year ended December 30, 2005. 16,000 options were exercised by the consultants in the nine months ended September 30, 2005 at an average exercise price of $5.00. In addition, 140,000 options which had an original expiration date of July 4, 2005 were extended to December 31, 2005 but were cancelled before expiring at year end and the remaining 140,000 options expired unexercised.

The Company also granted 50,000 stock options to a consultant in the first quarter of 2005. These options vest quarterly over a three year period beginning in the second quarter ended June 30, 2005. Any unexercised options expire three months after the completion or termination of the consulting agreement. The value of the options was determined using the Black-Scholes option-pricing model and will be recorded as non-cash compensation expense during service period of the consulting agreement. The Company recorded compensation expense of $48,000 related to these options during the year ended 2005.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, usually the vesting period.

The pro forma effects on net income and earnings per share as if we had applied the fair value recognition provisions of original SFAS 123 on stock compensation awards (rather than applying the intrinsic value measurement provisions of APB 25) are in the Notes to Consolidated Financial Statements (see Note 2). Although the pro forma effects of applying original SFAS 123 may be indicative of the effects of adopting SFAS 123R, the provisions of these two statements differ in some important respects. The actual effects of adopting SFAS 123R will be dependent on numerous factors including, but not limited to, the valuation model chosen by to value stock-based awards; the assumed award forfeiture rate; the accounting policies adopted concerning the method of recognizing the fair value of awards over the requisite service period; and the transition method chosen for adopting SFAS 123R. Adoption of this accounting standard will have a material adverse impact on our consolidated financial statements. This statement will be effective for our first quarter ending March 31, 2006.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows. We will adopt SFAS 155 on January 1, 2007.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in an accounting principle and to any changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires that all voluntary changes in accounting principles are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The adoption of this standard, beginning in fiscal year 2006, is not expected to have any material effect on our operating results or financial condition.

In December 2004, the FASB issued Statement 153,” Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29 “ (SFAS 153). The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under APB Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, an amendment of Accounting Research Bulletin No. 43, Chapter 4. This Statement is the result of a broader effort by the FASB working with the International Accounting Standards Board to reduce differences between U.S. and international accounting standards. SFAS No. 151 eliminates the “so abnormal” criterion in ARB No. 43 and companies will no longer be permitted to capitalize inventory costs on their balance sheets when the production defect rate varies significantly from the expected rate. It also makes clear that fixed overhead should be allocated based on “normal capacity.” SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. We will adopt this standard in the first quarter of 2006 but does not believe that it will have a material effect on the results of operations or consolidated financial position.

On September 28, 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 (“Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”): a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27 , “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). Management is evaluating the impact of this pronouncement on the Company’s financial statements

In September 2005, the FASB approved EITF Issue 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues” (“EITF 05-7”). EITF 05-7 addresses that the changes in the fair value of an embedded conversion option upon modification should be included in the analysis under EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” to determine whether a modification or extinguishment has occurred and that changes to the fair value of a conversion option affects the interest expense on the associated debt instrument following a modification. Therefore, the change in fair value of the conversion option should be recognized upon the modification as a discount or premium associated with the debt, and an increase or decrease in additional paid-in capital. EITF 05-7 is effective for all debt modifications in annual or interim periods beginning after December 15, 2005. Management is evaluating the impact of this pronouncement on the Company’s financial statements

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on the company’s financial position, results of operations or cash flows.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of `Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered `conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 to new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company does not expect its financial statements to be significantly impacted by this statement.

NOTE 3                            INCOME TAXES

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized.

No provision for federal taxes has been provided for year ended 2003 and the period January 1 - May 20, 2004 as the predecessor was a S corporation.

The provision (benefit) for income taxes

	Successor
	Year Ended December 31, 2005	May 21 - December 31, 2004
Current
State	$459	$0
Federal	0	0
	459	0

Deferred
State	(600,573)	(138,410)
Federal	(2,094,989)	(485,285)
	2,695,563	(623,695)
Change in Valuation Allowance	2,402,685	0

Total	$(292,419)	$(623,695)

The reconciliation of income tax provision computed at federal statutory rates to income tax expense is as follows

Tax at federal statutory rates	35.0%	34.0%
State taxes	5.8%	4.0%
Goodwill amortization	0.0%	0.0%
Meals and Entertainment	-0.1%	0.0%
Penalties	0.0%	0.0%
Change in valuation allowance	-35.5%	0.0%
Other	-1.0%	-4.0%

Total	4.3%	34.0%

Net deferred tax assets at December 31, 2005 and 2004 are as follows:

Current

Allowance for returns and doubtful accounts	$150,096	$0
Accrued expenses	0	0
Inventory	264,511	0
Net operating loss carryforwards	0	0
Accrued pension	0	0
Contributions Carryover	4,409	0
State tax	183,841	0

	$602,857	0

Noncurrent

Basis difference in fixed assets	$(216)	$13,304
Mark-to-market adjustment on warrants	(174,124)	0
Intangibles assets	(933,251)	(848,000)
Net operating loss carryforwards	3,043,823	432,251
Other	0	39,730
State tax	(136,404)	(73,592)
	$1,799,828	(436,307)

Net deferred tax asset/(liability)	$2,402,685	(436,307)

Valuation allowance	$(2,402,685)

The Company has loss carryforwards of approximately $6,890,000 and 1,566,000 for the Years Ended December 31, 2005 and 2004, respectively, from continuing operations, which may be used to offset future United States federal taxes, which begin to expire in 2024 and state income taxes, which begin to expire in 2014.

NOTE 4                            ACQUISITIONS

On June 24, 2005, the Company acquired certain assets of Imagiix LP (the “Seller”) for $150,000 in cash (excluding transaction expenses) and 50,000 restricted shares of the Company’s Common Stock. Imagiix is a developer and marketer of infant, toddler and preschool toys sold under the Imagiix® brand name and under various licenses, including Garfield and Jay Jay the Jet Plane. The 50,000 shares of Common Stock issued to the Seller had a value of $245,000 based on the closing price of the Company’s Common Stock on June 24, 2005. Of the $150,000 cash purchase component, $100,000 was paid upon closing with $50,000 due on December 15, 2005. Additional cash consideration may be earned by the Seller based on sales by the Company of 3% of the products in the Seller’s catalogs and 5% of new products developed by the Seller and future products developed within the Jay Jay the Jet Plane and Garfield product lines. The Company also incurred approximately $35,000 in acquisition related costs which are included in the total purchase price. In addition, the Company paid $20,000 to the Seller as an advance against sales of the Seller’s existing inventory which the Company has agreed to sell, splitting the proceeds equally. This transaction has been accounted for under the purchase method of accounting and was allocated to the net assets of Imagiix based on their estimated relative fair values on June 24, 2005.

On October 14, 2005, The Company and its newly-formed acquisition subsidiary, Fashion Angels Enterprises, Inc., a Wisconsin corporation (“Fashion Angels”), entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) with M&G Partners, LLP, a Wisconsin limited liability partnership, d/b/a The Bead Shop (“Seller”), and Mark Miller, Goldi Miller and Myra Mouloudji, the partners of Seller. The Purchase Agreement was amended on January 5, 2006 to extend the closing date to January 16, 2006. Seller designs and manufactures “tween” girl products, including arts and crafts, accessories, dolls and back to school products (the “Business”). Pursuant to the terms of the Purchase Agreement, Fashion Angels was to purchase all of the assets utilized in connection with the Business and was to assume certain of Seller’s liabilities associated with the Business. On February 17, 2006, M&G Partners, LLP sent notification to the Company that the Purchase Agreement is terminated as the closing did not occur on or before January 16, 2006.

NOTE 5                            LONG-TERM DEBT

Components of long-term debt are as follows (net of discounts):

	December 31, 2005	December 31, 2004
Senior Secured Credit Facility	$8,115,641	$8,229,262
10% Bridge Notes Due 2006 (less discounts of $762,576 and $637,652, respectively)	1,737,424	2,562,348
24% Notes Due 2006 (less discounts of $0 and $0, respectively)	1,000,000	—
10% Convertible Debentures Due 2008 (less discounts of $1,250,630 and $0, respectively)	249,370	—
10% Note Due 2009 - SWT LLC (related party)	—	5,000,000
5% Note Due 2005 & 2006 - Former shareholder (related party)	675,119	700,000
10% Note Due 2006 - Related party (less discounts of $62,324 and $0, respectively)	437,676	—
	12,215,230	16,491,610
Less: current portion	(11,965,860)	(2,824,848)
	$249,370	$13,666,762

Senior Secured Credit Facility

Small World Toys maintains an asset-based revolving credit facility (“Credit Facility”) with PNC Bank (“PNC) with a maximum asset based borrowing limit of $16.5 million including a Seasonal Advance of $1.5 million and was subsequently repaid on February 28, 2006 with the use of proceeds from the Secured Non-Convertible Revolving Note that the Company entered into with Laurus Master Funds, Ltd. The asset base includes all eligible Receivables and Inventory as defined in the Revolving Credit and Security Agreement (“Credit Agreement”) dated December 15, 2004. Interest is payable monthly at PNC’s prime rate plus 0.50%. The Company’s obligation under the Credit Facility is collateralized by a security interest in the assets of Small World Toys, a guaranty by Small World Kids which is secured by certain shares of Small World Toys and a limited guaranty of Debra Fine, the Chief Executive Officer and President of Small World Kids and Small World Toys. On January 14, 2005, PNC agreed to amend the Credit Agreement to March 14, 2005 increasing the concentration limit for receivables with standard terms owing from the Company’s largest customer from 10% to 25%. On May 12, 2005 the PNC agreed to amended the Credit Agreement to adjust the borrowing limit based on a percentage of eligible Receivables as follows: (i) from 80% to 90% until December 14, 2005; (ii) from 90% to 85% for the period December 15, 2005 to December 31, 2005. On January 1, 2006 the eligibility percentages will revert to the original Credit Agreement terms which are 80% from January 1 to June 30, and 85% from July 1 to December 31 until its scheduled expiration on November 30, 2007. Additionally, the amended Credit Agreement requires that repayment of any borrowings under the Seasonal Advance which was repaid in-full in increments of $500,000 each on November 30, 2005, December 15, 2005 and December 31, 2005.

The Credit Agreement contains a number of financial covenants including a Fixed Charge Coverage Ratio (“FCCR”) covenant. The FCCR covenant requires the Company to maintain a ratio of 1:1 of available cash flow from operations to required payments as a result of the Company’s debt obligations. As of December 31, 2005, the Company’s FCCR calculated per the terms of the Credit Agreement was 1:0.02. As a result the Company was in default under the terms of the Credit Agreement.

On February 28, 2006, Small World Kids, Inc. entered into a Secured Non-Convertible Revolving Note (the “Revolving Note Agreement”) with Laurus Master Funds, Ltd. (“Laurus”). Proceeds from the Revolving Note were used to repay funds borrowed under the secured asset-based revolving credit facility with PNC Bank (“PNC”) and the PNC facility was terminated (Note 13 Subsequent Events).

10% Bridge Notes Due 2006 - St Cloud Capital Partners LP

On September 15, 2004, we entered into a Note Purchase Agreement with St. Cloud Capital Partners L.P. (“St. Cloud”), pursuant to which we issued to St. Cloud a 10% Convertible Promissory Note in the aggregate amount of $2,000,000, due September 15, 2005. The Company also was required to pay a closing fee of $80,000 and a management fee of $80,000 to St.Cloud. In connection with the issuance of the note, we issued St. Cloud 650,000 shares of common stock and warrants to purchase an additional 350,000 shares of common stock. The warrants are exercisable at an exercise price per share equal to the lesser of $.50 per share or the average price of the Put Agreements (Note 7). The warrants expire in September 2008. St.Cloud can elect at its option, but limited to one time, to convert any unpaid principal portion and accrued interest on this note into shares of the Company common stock at the conversion price equal to the average price per share of the Put Agreements for all tranches. The Company has granted certain registration rights whereby the Company agreed to include the common stock and warrants in the registration statement which will be filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Put Agreements.

In the first quarter of 2005 the Company reclassified the value of 165,000 shares of stock granted to St. Cloud Capital Partners LP in conjunction with the Note Purchase Agreement (the “Agreement”) as of September 15, 2004 from a liability to equity. At inception it was believed that the Company may have had an unconditional obligation as set forth under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”) and recorded the value of $325,000 as a liability. During the first quarter of 2005, based upon further information and analysis of the Agreement, the Company reclassified the amount as it was determined that the Shares granted are more appropriately classified as equity.

On July 20, 2005 the Company amended the Agreement (the “Amendment”) pursuant to which St. Cloud agreed to advance to the Company an additional $500,000 for an aggregate loan of $2.5 million at an interest rate of 10% per annum payable monthly in arrears. The aggregate loan is secured by certain Company assets including Receivables, Inventory, Equipment and other assets. In consideration for the advance, the Company issued to St. Cloud an additional 16,250 shares of the Company’s Common Stock and four year immediately exercisable warrants for the right to acquire 8,750 shares (“Warrant Shares”) of the Company’s Common Stock. The aggregate Warrants underlying 43,750 shares of Common Stock are exercisable at an exercise price per share equal to the lowest of (a) $4.00 per share or; (b) the per share price (or conversion price if a derivative security) of the next financing of the Company with gross proceeds of at least $5 million. The Amendment also provides piggyback registration rights with respect to the shares of

Common Stock and Warrant Shares in the event the Company files a qualified Registration Statement with the SEC. At inception the fair value of these warrants was determined to be $120,000 using the Black-Scholes option pricing model and applied to the principal as a discount to be accreted over the life of the loan.

In addition, as a result of the termination of the Put Agreements, the Notes no longer have registration obligations. As such, the Company has reclassified the $115,000 fair market value of those September 15, 2004 warrants issued in conjunction with the Notes initially classified as a liability to permanent equity in accordance with SFAS 150 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”).

On November 11, 2005, the Company entered into a Second Amendment to the Agreement with St. Cloud pursuant to which the Company issued to St. Cloud a new promissory note (the “Replacement Note”) replacing the existing note to St. Cloud in the principal amount of $2,500,000 (the “Loan Amount”). Under the Replacement Note, the maturity date of the Loan Amount was extended to September 15, 2006. The Replacement Note is convertible into shares of the Common Stock of the Company at $4.00 per share (subject to adjustment) or, as to up to 50% of the Loan Amount, into securities issued by the Company in a financing with gross proceeds of at least $12,500,000. As the Replacement Note is convertible at a price below the fair market value on the date of issuance, it is deemed to have a beneficial conversion feature with an intrinsic value of $912,000. In consideration of the agreement of St. Cloud to accept the Replacement Note, the Company issued to St. Cloud two warrants to purchase an aggregate of 75,000 shares of Common Stock (the “New Warrant Shares”) as follows: a First Warrant for 50,000 shares at $6.00 per share exercisable for a number of New Warrant Shares (each, a “Tranche”) in accordance with the following: 12,500 shares to be vested at Closing and 12,500 shares (or the prorated portion thereof as provided in the Warrant) to be vested on January 1, 2006, April 1, 2006 and July 1, 2006 (a “Vesting Date”); and a Second Warrant for 25,000 shares at $7.50 per share, 6,250 shares to be is vested at Closing and 6,250 shares (or the prorated portion thereof as provided in the Warrant) to be vested on each Vesting Date, provided that the applicable Warrant may not be exercised for a specific Tranche if the Replacement Note is not outstanding on the applicable Vesting Date. The number of New Warrant Shares is proportionally reduced, as of a Vesting Date, if the principal amount of the Note is less than the Loan Amount. The Company determined the Replacement Note resulted in a substantial modification due to the new maturity date and the conversion feature and accordance with Emerging Issues Task Force EITF Issue 96-19 Debtor’s Accounting for a Modification or Exchange of Debt, the exchange transaction was accounted for as an extinguishment of debt. As such, the relative fair market value were deemed to be fees paid associated with the extinguishment of the old debt instrument and included as debt extinguishment loss to be recognized in the current period.  The relative fair value of these warrants was determined to be $231,000 using the Black-Scholes option pricing model.

10% Bridge Notes Due 2006 - Strome Hedgecap Ltd Bridge Notes

On September 16, 2004, we entered into a Note Purchase Agreement with Strome Hedgecap Ltd. (“Strome”), pursuant to which we issued to Strome a 10% Convertible Promissory Note in the aggregate amount of $1,200,000, due September 16, 2005. The Company also was required to pay a closing fee of $96,000 to Strome. In connection with the issuance of the Note we issued Strome warrants to purchase 1,344,000 shares of common stock. The warrants are exercisable at an exercise price per share equal to the lesser of $.50 per share or the average price of the Put Agreements (Note 7). The warrants expire in September 2008. The Company has granted certain registration rights whereby the Company agreed to include the common stock and warrants in the registration statement which may be filed by the Company with the SEC in connection with the Put Agreements. On October 3, 2005 the Company obtained additional funding through the issuance of $1.5 million in 10% Convertible Debentures and retired the $1.2 million Bridge Notes.

In addition, as a result of the termination of the Put Agreements, the 10% Convertible Promissory Note no longer had registration obligations. As such, the Company has reclassified the $395,000 fair market value of those September 16, 2004 warrants issued in conjunction with this note initially classified as a liability to permanent equity in accordance with SFAS 150 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”).

24% Notes Due 2006

On April 28, 2005 the Company entered into Term Credit Agreements (“Credit Agreements”) with Hong Kong League Central Credit Union and PCCW Credit Union (collectively the “Lenders”) for unsecured loans totaling $750,000 due on or before August 31, 2005. Interest is charged at a rate of 2% per month and is payable monthly in arrears. On June 10, 2005 the Company entered into additional Credit Agreements with Hong Kong League Central Credit Union and HIT Credit Union for unsecured loans totaling $250,000 due on or before September 30, 2005. Effective August 31, 2005 the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or March 1, 2006. In consideration of the extension, the Company agreed to issue four year immediately exercisable warrants to purchase 100,000 shares of the Company’s Common Stock exercisable at $5.00 per share to SBI Advisors, a related party, as a placement fee. At inception the fair value was determined to be $325,000 using the Black-Scholes option pricing model and applied to the principal as a discount to be accreted over the expected life of the unsecured loans.

10% Convertible Debentures Due 2008

On September 30, 2005 the Company completed the issuance of an aggregate of $1.5 million in principal amount of 10% Convertible Debentures (the “Debentures”) and entered into a Securities Purchase Agreement (“Stock Purchase Agreement”) with Gamma Opportunity Capital Partners LP and Bushido Capital Master Fund LP. The Debentures will mature on September 30, 2008 and bear an interest rate of 10% per annum payable quarterly in arrears. The Company may make interest payments in cash or shares of its Common Stock, subject, in the case of payment in shares, to satisfaction of certain conditions. The Debentures are immediately convertible to the Company’s Common Stock at the option of the holder. The conversion price is $4.00, subject to adjustments for stock splits, stock dividends or rights offerings combinations, recapitalization, reclassifications, extraordinary distributions and similar events and certain subsequent equity sales. As the Debentures are convertible at a price below the fair market value on the date of issuance, they are deemed to have a beneficial conversion feature with an intrinsic value of $425,000.

In consideration for the issuance of the Debentures, the Company issued five year immediately exercisable warrants to purchase an aggregate of 281,250 shares of the Company’s Common Stock. Of the shares underlying the warrants, 93,750 have an exercise price of $7.50 per share (subject to adjustment) and 187,550 have an exercise price of $6.00 per share. These warrants have a fair value of $1.1 million calculated using the Black Scholes option pricing model. These warrants are subject to registration rights requiring the Company to register the underlying shares with the SEC within 120 days of the issuance of the Debentures. In accordance with EITF 00-19, the value of the warrants has been recorded as a liability subject to mark-to-market revaluation at each period end.

In connection with the Debentures the Company paid a success fee (including expenses) of $165,000 and issued five year immediately exercisable warrants to purchase 37,500 shares of the Company’s Common Stock at an exercise price of $4.00 per share to Cambria Capital LLC (“Cambria”) in connection with the placement of the Debentures.

The cumulative value of the beneficial conversion feature, the warrants and the cash fee paid capped at $1.5 million was recorded as a discount to the debt issuance to be amortized over the life of the loan.

10% Note Due 2009 - SWT LLC - Conversion

On August 11, 2005 the Company converted the $5 million Bridge Note dated May 21, 2004 issued to SWT, LLC, a related party, to 10% Class A Convertible Preferred Stock (“Preferred Stock”). The Preferred Stock is immediately convertible at the option of the holder into the Company’s Common Stock at an initial fixed conversion price of $4.00 subject to adjustment based on the terms of future financings should they occur. The Preferred Stock accrues a quarterly dividend at a rate of 10% per annum and is payable in cash or a combination of 50% cash and 50% Common Stock at the Company’s option. The Company also issued three year immediately exercisable warrants to purchase 204,082 shares of the Company’s Common Stock exercisable at $4.90 per share. In addition, the Preferred Stock has a beneficial conversion feature which allows the holders to acquire Common Stock of the Company at an effective conversion price of approximately $1.00 below fair value at the date of issuance. In accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the Company has determined the intrinsic value of this in-the-money conversion feature accounted for it and the warrants as a discount to the Preferred Stock. The fair market value of the warrants and the intrinsic value of the beneficial conversion feature was determined to be approximately $2.2 million. As the Preferred Stock is immediately convertible, the full value of both the conversion feature and the warrants are deemed a dividend upon issuance and as such have been recorded directly to retained earnings.

5% Note Due 2005 & 2006 - Former shareholder

As part of the purchase for SWT Shares on May 20, 2004, the Company entered into a contingent earnout with the former shareholder of Small World Toys. The Company agreed to a two year promissory note, payable in quarterly installments commencing April 2005 with a minimum payment of $700,000 and a maximum payment of $1,500,000, if certain sales targets are achieved in 2005 and 2006. In 2005, the seller earned $675,000 based on the Company obtaining $33.7 million in net sales of which $350,000 was paid in quarterly installments in 2005 and the balance due in 2006 to be paid on a $60,000 per month payment schedule commencing on April 2006. The 2006 earnout is based on 2% of 2006 net sales up to a maximum of $800,000. Of the 2006 earnout, a minimum quarterly payment of $87,500 will be paid with the balance earned due January 2007.

10% Note Due 2006 - Related Party

Effective August 11, 2005, the Company completed the issuance of an aggregate of $500,000 in Notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing. The Notes mature one year from the date of execution with interest payable monthly in arrears at a rate of 10% per annum. The Notes are secured by certain Company assets including Receivables, Inventory, Equipment and other assets. The Notes also provide piggyback registration rights in the event the Company files a qualified Registration Statement with the SEC. In consideration for the loans, the Company agreed to issue an aggregate of 16,250 shares of the Company’s Common Stock and four year immediately exercisable warrants to purchase an aggregate of 8,750 shares of the Company’s Common Stock. The Warrants are exercisable at an exercise price per share equal to the lowest of (a) $4.00 per share, or (b) the per share price (or conversion price if a derivative security) of the next financing of the Company with gross proceeds of at least $5 million. At inception the fair value of these warrants was determined to be $100,000 using the Black-Scholes option pricing model and applied to the principal as a discount to be accreted as a non-cash interest cost over the life of the loan.

NOTE 6:                        WARRANT LIABILITY

The warrants issued to Gamma Opportunity Capital Partners LP and Bushido Capital Master Fund LP in consideration for the issuance of the Debentures are subject to registration rights requiring the Company to register the underlying shares with the SEC within 120 days of the issuance of the Debentures. In accordance with EITF 00-19, the value of the warrants of $1,077,000 has been recorded as a liability subject to market-to-market revaluation at each period end. Any change in fair value from the date of issuance to the date the underlying shares are registered will be included in other (expense) income. The change in fair value from the date of issuance to December 31, 2005 of $388,000 has been included in other income.

NOTE 7:                        PUT AGREEMENT

As a result of the conversion of the July 20, 2005 amended agreement with St. Cloud, the issuance of $500,000 in Notes on August 11, 2005 and the $5 million Bridge Note discussed above, the stock purchase agreement (“Put Agreements”) entered into by the Company in 2004 with each of Wire Mill Partners III LLC, LLC and Pewter Hill Partners LLC (“Purchasers”) that obligated each of them to purchase, upon the Company’s election, up to 1,010,000 shares of the Company’s Common Stock for an aggregate purchase price of $6.3 million (representing a total commitment of $12.6 million) have been automatically terminated.

NOTE 8:                        COMMITMENTS AND CONTINGENCIES

As part of the purchase for SWT Shares on May 20, 2004, the Company entered into a contingent earnout with the former shareholder of Small World Toys. The Company agreed to a two year promissory note, payable in quarterly installments commencing April 2005 with a minimum payment of $700,000 and a maximum payment of $1,500,000, if certain sales targets are achieved in 2005 and 2006. In 2005, the seller earned $673,000 based on the Company obtaining $33.7 million in net sales of which $350,000 was paid in quarterly installments in 2005 and the balance due in 2006 to be paid on a $60,000 per month payment schedule commencing on April 2006. The 2006 earnout is based on 2% of 2006 net sales up to a maximum of $800,000. Of the 2006 earnout, a minimum quarterly payment of $87,500 will be paid with the balance earned due January 2007.

On May 20, 2004, the Company entered into a $72,000 per annum three-year consulting agreement with David Marshall, Inc., a related party. On each anniversary date, the fee shall be increased by the increase in the consumer index for the Los Angeles metropolitan statistical area. During the term, David Marshall, Inc. will provide consulting services relating to business plan development, strategic planning, public relations, investor relations, acquisitions and financing activities.

On September 7, 2005, Small Play, Inc. (“Small Play”) filed an action in the United States District Court for the Southern District of New York against Small World Toys alleging $3 million in damages in connection with a supposed breach of an alleged oral licensing agreement. As the contemplated license stipulated a $12,000 per year guaranteed royalty payment, the alleged damages are believed to be excessive. The Company disputes Small Play’s claims and intends to defend strenuously against these claims. We filed a motion to dismiss that was briefed as of February 13, 2006. The motion has not yet been decided, and no trial date has yet been set for the case.

On August 5, 2005, Gemini Partners, Inc. (“Gemini”) filed an action in the Superior Court of the State of California for the County of Los Angeles against Small World Toys, Debra Fine, and Fineline Services, LLC. Gemini’s complaint arises out of a written consulting agreement dated as of November 10, 2003 entered into by and between Gemini and Fineline Services. The complaint alleges causes of action for: (1) breach of written contract; (2) breach of implied covenant of good faith and fair dealing; (3) fraud; (4) negligent misrepresentation; (5) promissory estoppel; (6) quantum merit; and (7) unfair competition. The Company disputes Gemini’s claims and intends to defend strenuously against these claims. The Company filed an answer to the complaint on October 11, 2005. No trial date has yet been set. The case is in the early stages of discovery.

Additionally, the Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, such matters are without merit and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Company’s consolidated financial position or results of operations or liquidity.

Our corporate headquarters are located at 5711 Buckingham Parkway, Culver City, California 90230, where we lease approximately 28,000 square feet and sublease approximately 17,000. This lease expires on June 30, 2006. We also lease approximately 62,000 square feet of warehouse space in Carson, California. This lease expires on June 30, 2006. We are currently in negotiations with both landlords to extend the leases. We also lease 1,200 square feet of office space in China in the town of ChangAn, in the GuangDong Province. This one year lease expires November 1, 2006. The aggregate future rental rates are:

Year Ending December 31, 2006	$346,000

The Company is party to several license agreements for the acquisition and development of certain toys and related manufacturing, licensing and distribution rights. Royalties range from 3% to 10% of various categories of sales. The agreements remain in effect for as long as the Company manufactures and sells the toys.

NOTE 9:                        EARNINGS (LOSS) PER SHARE

Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed based on the weighted average number of shares outstanding during the period increased by the effect of the potential dilution that could occur if securities or other contracts, such as stock options and stock purchase contracts that were exercised or converted into common stock using the treasury stock method. Earnings per share have been computed as follows:

The Company had no dilutive securities for the years ended December 31, 2005 and 2004 due to the Company having a net loss for each year and therefore none of the outstanding stock options and warrants aggregating 9,222,809 and 8,264,000 for 2005 and 2004, respectively, potential common shares were included in the calculations of earnings per share. For the year ended December 31, 2003, the predecessor had no dilutive securities since there were no outstanding options or warrants.

NOTE 10:                 PROFIT SHARING PLAN

The Company has a qualified 401(k) profit sharing plan in effect for eligible employees. The plan provides for pre-tax employee contributions. A portion of the pre-tax employee contributions will be matched by the Company on a discretionary basis. The plan also provides for annual contributions at the discretion of the Company. Total contributions are not to exceed annual amounts deductible under Internal Revenue Service regulations. No contributions were made for the years ended December 31, 2005 and December 31, 2004.

NOTE 11:                 SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Quarters Ended
	Mar. 31, 2005	Jun. 30, 2005	Sep. 30, 2005	Dec. 31, 2005
	(In thousands, except per share data)
Net sales	$7,152	$6,164	$9,532	$10,907
Gross profit	$3,248	$2,310	$3,358	$4,221
Net Income (loss)	$(1,992)	$(1,805)	$(1,206)	$(1,768)
Net Income (loss) attributed to common stock	$(1,992)	$(1,805)	$(3,374)	$(1,768)
Income (loss) per share (basic and diluted)(1)	$(0.38)	$(0.34)	$(0.62)	$(0.33)

	Quarters Ended
	Mar. 31, 2004	Jun. 30, 2004	Sep. 30, 2004	Dec. 31, 2004
	(In thousands, except per share data)
Net sales	$6,597	$5,400	$7,678	$9,819
Gross profit	$2,945	$2,377	$3,088	$3,692
Net Income (loss)	$43	$(795)	$(25)	$(434)
Net Income (loss) attributed to common stock	$43	$(795)	$(25)	$(434)
Income (loss) per share (basic and diluted)(1)	$4.31	$(0.33)	$(0.00)	$(0.08)

(1)             Per share amounts are reflective of the Reverse Split for all periods reported.

NOTE 12:                 VALUATION

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Write-offs	Balance at end of Period
Allowance for doubtful accounts:

Year ended December 31, 2003	$434,164	$152,904	$(412,068)	$175,000
Year ended December 31, 2004	$128,180	$271,154	$(147,122)	$252,212
Year ended December 31, 2005(1)	$252,212	$3,055	$94,733	$350,000

Reserve for shrinkage, obsolescence, and scrap

Year ended December 31, 2003	$0	$0	$(0)	$0
Year ended December 31, 2004	$0	$0	$(0)	$0
Year ended December 31, 2005	$0	$315,000	$(0)	$315,000

(1)             Includes recovery of $141,000 that was written off in 2003.

NOTE 13:                 SUBSEQUENT EVENTS

On October 14, 2005, The Company and its newly-formed acquisition subsidiary, Fashion Angels Enterprises, Inc., a Wisconsin corporation (“Fashion Angels”), entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) with M&G Partners, LLP, a Wisconsin limited liability partnership, d/b/a The Bead Shop (“Seller”), and Mark Miller, Goldi Miller and Myra Mouloudji, the partners of Seller. The Purchase Agreement was amended on January 5, 2006 to extend the closing date to January 16, 2006. Seller designs and manufactures “tween” girl products, including arts and crafts, accessories, dolls and back to school products (the “Business”). Pursuant to the terms of the Purchase Agreement, Fashion Angels was to purchase all of the assets utilized in connection with the Business and was to assume certain of Seller’s liabilities associated with the Business. On February 17, 2006, M&G Partners, LLP sent notification to the Company that the Purchase Agreement is terminated as the closing did not occur on or before January 16, 2006.

On April 28, 2005 the Company entered into Term Credit Agreements (“Credit Agreements”) with Hong Kong League Central Credit Union and PCCW Credit Union (collectively the “Lenders”) for unsecured loans totaling $750,000 due on or before August 31, 2005. Interest is charged at a rate of 2% per month and is payable monthly in arrears. On June 10, 2005 the Company entered into additional Credit Agreements with Hong Kong League Central Credit Union and HIT Credit Union for unsecured loans totaling $250,000 due on or before September 30, 2005. Effective August 31, 2005 the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or March 1, 2006. Effective February 28, 2006 the maturity dates of all outstanding unsecured loans with the Lenders were extended to the earlier of the closing of a financing transaction with net proceeds of at least $20 million or August 11, 2006.

On February 28, 2006, Small World Kids, Inc. issued a Secured Non-Convertible Revolving Note (the “Revolving Note”) with Laurus Master Fund, Ltd. (“Laurus”). The term of the Revolving Note is two years and provides that we may borrow up to $16,500,000 subject to certain conditions. Interest is payable monthly, in arrears at a rate per annun equal to the Prime Rate (as published in The Wall Street Journal) plus two percent (2.0%). The Revolving Note has no financial covenants and is collateralized by a security interest in substantially all of the assets of the Company and its subsidiaries, including its operating subsidiary, Small World Toys. Proceeds from the Revolving Note were used to repay funds borrowed under the secured asset-based revolving credit facility with PNC Bank (“PNC”) and the PNC facility was terminated.

On February 28, 2006, Small World Kids, Inc., also issued pursuant to a security agreement (the Laurus “Security Agreement”) a $2.0 million, two year Secured Non-Convertible Term Note (the “Term Note “) with Laurus. Commencing April 1, 2006 and each succeeding month after, the Company will make principal payments of $33,333 with all the balance of the unpaid principal amount due upon the maturity date of February 28, 2008. Interest is payable monthly, in arrears at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) plus three percent (3.0%). The Term Note has no financial covenants and is collateralized by the Laurus Security Agreement.

In consideration for the Revolving Note and the Term Note, the Company issued to Laurus a warrant (“Warrant”) to purchase

1,036,000 shares of common stock at a $0.001 per share exercise price.

On March 20, 2006, the Company entered into a Purchase Order Revolving Credit Line (“PO Credit Line”) of Five Million Dollars ($5,000,000) with Horizon Financial Services Group USA to finance purchase orders. The term of the PO Credit Line is eighteen (18) months and provides that we may borrow up to $5,000,000 subject to certain conditions including Horizon’s approval of the applicable vendors. A financing fee equal to Four and One Half Percent (4.50%) of the gross amount or face value of each Horizon financing instrument will be charged for the first forty-five (45) day period or part thereof that the financing instrument remains outstanding. An additional fee of fifty basis points (.50%) for each additional period of 15 days, or part thereof, during which the Horizon financing instrument remains outstanding will be charged. The PO Credit Line has no financial covenants and is collateralized by a security interest, junior in position to that of our senior lender, Laurus Master Funds, Ltd, to the assets related to the PO Credit Line transactions.

On March 23, 2006, the Company appointed John Matise as Chief Operating Officer. Mr. Matise has been on the board of directors of the Company since 2004. The Company’s prior Chief Operating Officer, John Nelson, will continue to assist the company in a consulting capacity.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article 16 of our Articles of Incorporation limit the liability of our directors. As permitted by Section 75.7502 of the Nevada Revised Statues, our directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of our company or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to our company or our shareholders, or that show a reckless disregard for duty to our company or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to our company or our shareholders, or (iii) based on transactions between our company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Small World Kids pursuant to these provisions, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$2,866
Accounting fees and expenses	$10,000
Legal fees and expenses	$20,000
Miscellaneous	$5,000
Total	37,866

All amounts in the above table are estimated. None of the expenses will be paid by selling stockholders.

Item 26. Recent Sales of Unregistered Securities.

On February 28, 2006, The Company entered into a security agreement (the Laurus “Security Agreement”) with Laurus Master Fund, Ltd. (“Laurus”). Included in the Security Agreement is an asset-based Secured Non-Convertible Revolving Note (the “Revolving Note”). The term of the Revolving Note is two years and provides that we may borrow up to $16,500,000 subject to certain conditions. The Company also has a $2.0 million, two year Secured Non-Convertible Term Note (the “Term Note “) with Laurus. In consideration for the Revolving Note and the Term Note, the Company issued to Laurus a warrant to purchase 1,036,000 shares of common stock at a $0.001 per share exercise price.

On June 9, 2006, we sold an aggregate of 2,277,273 shares in Class A-1 Preferred Stock at $1.10 per share for $2,505,000 and binding commitments for an additional $.2 million which the Company expects to close within thirty days. As a condition of this sale, we converted $3 million of debt into 2,763,635 shares of the Class A-1 Convertible Preferred as follows: the 24% Notes Due 2006 in principal amount of $1,000,000 with Hong Kong League Central Credit Union, PCCW Credit Union and HIT Credit Union, the $1.5 million in principal amount of the 10% Convertible Debentures due in 2008 along with accrued interest and penalties, and the 10% Note Due 2006 - Related Party in principal amount of $500,000 in notes to various investors which included Debra Fine, the Company’s President and Chief Executive Officer who provided $175,000 of the total borrowing. We also converted the Series A Convertible Preferred Stock we issued on August 11, 2005, when we converted a $5,000,000 Bridge Note dated May 2004 held by SWT, LLC., along with accrued but unpaid dividends into 4,908,157 shares of the Class A-1 Preferred Stock. In connection with the sale, the Company issued to C.E. Unterberg, Towbin warrants to purchase 100,000 shares of the Company’s Common Stock at $2.00 per share.

Pursuant to the Third Amendment to the Note Purchase Agreement (the “Third Amendment”) dated as of June 9, 2006 with St. Cloud Capital Partners L.P. (“St. Cloud”), the Company issued to St. Cloud a convertible note in the principal amount of $2,250,000 which is convertible into shares of Common Stock at $4.00 per share.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

Item 27. Exhibits.

Exhibit No.	Exhibit Description

3.1	Articles of Incorporation incorporated by reference from the Form SB-2 filed with the SEC on August 28, 2001. File No. 333-68532.
3.2	Bylaws incorporated by reference from the Form SB-2 filed with the SEC on August 28, 2001. File No. 333-68532.
4.1	Pledge Agreement, dated as of May 20, 2004 incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.
4.2	Stock Pledge Agreement, dated as of May 20, 2004 incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.
4.3	Registration Rights Agreement, dated as of May 20, 2004 incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.
4.4	Exchange Agreement, dated as of May 20, 2004 incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.
4.5	Stock Purchase Agreement, dated as of May 20, 2004 incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.
4.6	2004 Stock Compensation Plan incorporated by reference from the Form 8-K filed with the SEC on February 4, 2005. File No. 333-68532.
4.7	Common Stock Purchase Warrant incorporated by reference from the Form 8-K filed with the SEC on October 4, 2005. File No. 333-68532.
4.8	Common Stock Purchase Warrant incorporated by reference from the Form 8-K filed with the SEC on October 11, 2005. File No. 333-68532.
4.9	Certificate of Designation of Class A-1 Convertible Preferred Stock dated as of June 9, 2006 incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
5.1	Legal Opinion of Troy & Gould and consent.
10.1	$700,000 Promissory Note incorporated by reference from the Form 8-K filed with the SEC on June 4, 2004. File No. 333-68532.

10.2	Employment Agreement (Fine) incorporated by reference from the Form 10KSB filed with the SEC on March 28, 2005. File No. 333-68532.
10.3	Employment Agreement (Rankin) incorporated by reference from the Form 10KSB filed with the SEC on March 28, 2005. File No. 333-68532.
10.4	Lock-up Agreement incorporated by reference from the Form 8-K filed with the SEC on November 18, 2005. File No. 333-68532.
10.5	Secured Non-Convertible Revolving Note dated February 28, 2006 (Laurus Master Fund, LTD) incorporated by reference from the Form 8-K filed with the SEC on March 3, 2006. File No. 333-68532.
10.6	Secured Non-Convertible Term Note dated February 28, 2006 (Laurus Master Fund, LTD) incorporated by reference from the Form 8-K filed with the SEC on March 3, 2006. File No. 333-68532.
10.7	Security Agreement dated February 28, 2006 (Laurus Master Fund, LTD) incorporated by reference from the Form 8-K filed with the SEC on March 3, 2006. File No. 333-68532.
10.8	Common Stock Purchase Warrant dated February 28, 2006 (Laurus Master Fund, LTD) incorporated by reference from the Form 8-K filed with the SEC on March 3, 2006. File No. 333-68532.
10.9	Financing Agreement, dated as of March 20, 2006 Horizon Financial Services Group USA) incorporated by reference from the Form 8-K filed with the SEC on March 23, 2006. File No. 333-68532.
10.10	Employment Agreement (Matise) dated March 27, 2006 incorporated by reference from the Form 8-K filed with the SEC on March 30, 2006. File No. 333-68532.
10.11

Securities Purchase Agreement dated as of June 9, 2006 by and between Small World Kids, Inc. and Purchasers of the Company’s Class A-1 Convertible Preferred Stock incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.

10.12

Registration Rights Agreement dated as of June 9, 2006 by and between Small World Kids, Inc. and Purchasers of the Company’s Class A-1 Convertible Preferred Stock incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.

10.13

Third Amendment to the Note Purchase Agreement dated June 9, 2006 by and between Small World Kids, Inc. and St. Cloud Capital Partners L.P. incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.

10.14	Conversion Agreement dated as of May 26, 2006 between the Company and HIT Credit Union incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
10.15	Conversion Agreement dated as of May 26, 2006 between the Company and PCCW Credit Union incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
10.16

Conversion Agreement dated as of May 26, 2006 between the Company and Hong Kong League Central Credit Union incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.

10.17	Conversion Agreement dated as of May 26, 2006 between the Company and certain lenders ($500,000) incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
10.18	Conversion Agreement dated as of May 26, 2006 between the Company and SWT, LLC incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
10.19	Conversion Agreement dated as of May 26, 2006 between Company and certain lenders ($1,500,000) incorporated by reference from the Form 8-K filed with the SEC on June 14, 2006. File No. 333-68532.
16.1	Letter regarding change of certifying accountant incorporated by reference from the Form 8-K filed with the SEC on July 23, 2004. File No. 333-68532.
21.1	Subsidiaries of the Company
23.1	Consent of Stonefield Josephson, Inc.
23.2	Consent of Troy & Gould (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature pages of the Registration Statement

Item 28. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, State of California on June 15, 2006.

SMALL WORLD KIDS, INC.

By:	/s/ Debra Fine
Name: Debra Fine
Title: Chief Executive Officer

Each person whose signature appears below, constitutes and appoints Debra Fine with full power to act without the other, such person’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Debra Fine	Chairman, Chief Executive Officer and Director	June 15, 2006
Debra Fine	(Principal Executive Officer)

/s/ Robert Rankin	Chief Financial Officer (Principal Financial and	June 15, 2006
Robert Rankin	Accounting Officer)

/s/ Gary Adelson	Director	June 15, 2006
Gary Adelson

/s/ Alex Gerstenzang	Director	June 15, 2006
Alex Gerstenzang

/s/ Bob Lautz	Director	June 15, 2006
Bob Lautz

/s/ John Matise	Director	June 15, 2006
John Matise

/s/ Lane Nemeth	Director	June 15, 2006
Lane Nemeth

/s/ Shelly Singhal	Director	June 15, 2006
Shelly Singhal

/s/ David Swartz	Director	June 15, 2006
David Swartz